Exhibit 10.15
Execution Version
SECOND AMENDED AND RESTATED REVOLVING CREDIT AND TERM LOAN
AGREEMENT

Dated as of March 5, 2010
by and among
CENTERLINE HOLDING COMPANY and
CENTERLINE CAPITAL GROUP INC.,
as the Borrowers,

CENTERLINE INVESTOR LP LLC, CENTERLINE INVESTOR LP II LLC,
CENTERLINE INVESTOR LP III LLC, CENTERLINE CAPITAL COMPANY LLC,
CENTERLINE AFFORDABLE HOUSING ADVISORS LLC, CENTERLINE HOLDING
TRUST, CENTERLINE HOLDING TRUST II, CM INVESTOR LLC, CENTERLINE
FINANCE CORPORATION,
CENTERLINE MANAGER LLC
and other named entities party hereto as of the date hereof and from time to time, as Guarantors,

BANK OF AMERICA, N.A. and other named
entities party hereto as of the date hereof and from time to time, as Lenders,
and
BANK OF AMERICA, N.A.,
as Issuing Bank, and as Administrative Agent on behalf of the Lenders
* * * * *
BANC OF AMERICA SECURITIES LLC and CITICORP USA, INC.,
as Co- Lead Arrangers
and
BANC OF AMERICA SECURITIES LLC, as Book Manager

i

SECOND AMENDED AND RESTATED
REVOLVING CREDIT AND TERM LOAN AGREEMENT
SECOND AMENDED AND RESTATED REVOLVING CREDIT AND TERM LOAN AGREEMENT (this “Credit Agreement”) dated as of March 5, 2010 is by and among CENTERLINE HOLDING COMPANY, a Delaware statutory trust (“CHC”), and CENTERLINE CAPITAL GROUP INC., a Delaware corporation (“CCG”) (each a “Borrower” and collectively, the “Borrowers”); those Persons (as defined below) listed as Guarantors on Schedule 1 as of the date hereof and any other Person who may from time to time be listed on such Schedule in accordance with this Credit Agreement (each a “Guarantor” and collectively, the “Guarantors”); BANK OF AMERICA, N.A. and the other lenders party hereto as listed on Schedule 2 from time to time in accordance with this Credit Agreement (each a “Lender” and collectively, the “Lenders”); and BANK OF AMERICA, N.A., as Administrative Agent (as defined below), and as Issuing Bank (in such capacity, the “Issuing Bank”).
This Credit Agreement amends and restates in its entirety that certain Amended and Restated Revolving Credit and Term Loan Agreement, dated as of December 19, 2008, by and among the parties hereto (as previously amended from time to time, the “Original Agreement”), and is intended as a continuation of the transactions contemplated by the Original Agreement, and is not intended as a novation thereof. All references to the Original Agreement in any of the Loan Documents (as defined below) shall constitute references to this Credit Agreement.
The parties hereto agree as follows:
1. DEFINITIONS AND RULES OF INTERPRETATION.
1.1 Definitions.
1.1.1 Definitions of Borrowers, Guarantors and Affiliates. For purposes of this Credit Agreement the Borrowers, Guarantors and certain of their Affiliates are defined as set forth below:
Borrower and Borrowers. See the introductory paragraph to this Credit Agreement.
CAHA. Centerline Affordable Housing Advisors LLC, a Delaware limited liability company (formerly known as Related Capital Company LLC and as CharterMac Capital LLC).
CCC. Centerline Capital Company, LLC, a Delaware limited liability company.
CCG. See the introductory paragraph to this Credit Agreement.
Centerline Investor LP. Centerline Investor LP LLC, a Delaware limited liability company.
Centerline Investor LP II. Centerline Investor LP II LLC, a Delaware limited liability company.
Centerline LIHTC Sub. Centerline Investor LP III, a Delaware limited liability company.

Centerline Manager LLC. Centerline Manager LLC, a Delaware limited liability company.
Centerline Manager Transfer. The transfer, prior to or after the date hereof, by Centerline Manager LLC, to Guaranteed Manager or to Guaranteed Manager II, of its interests as managing member of general partners of certain Guaranteed Funds.
CFin. Centerline Financial LLC, a Delaware limited liability company through which CHC indirectly engages in the business of providing credit intermediation.
CFin Enhanced Projects. See Section 8.25.
CFin Holdings. Centerline Financial Holdings LLC, a Delaware limited liability company.
CHC. See the introductory paragraph to this Credit Agreement.
CMC. Centerline Mortgage Capital Inc., a Delaware corporation.
CMP. Centerline Mortgage Partners Inc., a Delaware corporation.
CSL. Centerline Servicing LLC, a Delaware limited liability company.
Dissolving Subsidiaries. Those Subsidiaries whose assets are being sold to Newco in connection with the Island Recapitalization or that CHC anticipates dissolving following the consummation of the Island Recapitalization, consisting of Centerline A/C Investors, LLC, ARCap 2004 RR3 Resecuritization Inc., ARCap 2005 RR5 Resecuritization Inc., Centerline Investors I LLC, Centerline REIT Inc. and Centerline Credit Management LLC; provided, however, that, upon written notice to the Administrative Agent, the Borrowers shall have the unilateral right to delete any Subsidiary from the definition of “Dissolving Subsidiaries” (and, following any such notice, such Subsidiary shall, to the extent applicable, continue as a Guarantor or Pledged Entity).
EIT. Centerline Equity Issuer Trust, a Delaware statutory trust.
EIT Notes. Those certain three subordinated notes associated with LIHTC Properties known as Lakepointe, Orchard Mill and Shannon Lake, held by EIT on the Closing Date.
EIT II. Centerline Equity Issuer Trust II, a Delaware statutory trust.
EIT II Transfer. The transfer after the Closing Date by EIT of all of its rights and title to and interest in the EIT Notes to EIT II.
Excluded Entities. CFin, CFin Holdings, Centerline Guarantor LLC, a Delaware limited liability company, Guaranteed Manager, Guaranteed Manager II, and Guaranteed Holdings. In addition, from and after such time as EIT has completed, and certified in writing to the Administrative Agent that it has completed, the EIT II Transfer, EIT shall be an Excluded Entity.

Excluded Entity Distributions. Any Distribution by an Excluded Entity to CHC or one of CHC’s Subsidiaries which is not an Excluded Entity. By way of example, any Distribution to CFin Holdings from CFin shall not constitute an Excluded Entity Distribution.
Guaranteed Holdings. Centerline Guaranteed Holdings LLC, a Delaware limited liability company, formed as a special purpose entity as contemplated by the terms of the Merrill Agreements in connection with the Island Recapitalization.
Guaranteed Manager. Centerline Guaranteed Manager LLC, a Delaware limited liability company.
Guaranteed Manager II. Centerline Guaranteed Manager II LLC, a Delaware limited liability company or an entity to be formed as a Delaware limited liability company in connection with the transactions contemplated by the Merrill Agreements.
Guarantor and Guarantors. See the introductory paragraph to this Credit Agreement.
Holding Trust. Centerline Holding Trust, a Delaware statutory trust.
Holding Trust II. Centerline Holding Trust II, a Delaware statutory trust.
Newco. C-III Capital Partners LLC, a Delaware limited liability company.
Pledged Entities. (a) Those Persons who are not Guarantors, but whose Capital Stock (or a portion thereof) is pledged to secure the Loans as part of the Equity Collateral, and (b) CMC and CMP; provided, however, that “Pledged Entities” shall not include the Excluded Entities notwithstanding the fact that Capital Stock of an Excluded Entity may be pledged to the Administrative Agent to secure the Obligations for the benefit of the Lenders.
SPV I. Centerline Sponsor 2007-1 Securitization, LLC, a Delaware limited liability company.
SPV II. Centerline Stabilization 2007-1 Securitization, LLC, a Delaware limited liability company.
1.1.2 General Definitions. The following terms shall have the meanings set forth in this Section or elsewhere in the provisions of this Credit Agreement referred to below:
Act. See Section 26.
Administrative Agent. Bank of America, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.
Administrative Agent’s Office. The Administrative Agent’s address and, as appropriate, account as set forth on Schedule 3, or at such other location as the Administrative Agent may designate to the Borrowers and the Lenders from time to time.

Advisory Agreement. The Consulting and Advisory Agreement, dated as of the date hereof, by and between CCG and TRCLP Affordable Acquisitions LLC, a Delaware limited liability company, as the same may be amended, modified, restated or supplemented from time to time.
Affiliate. As to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) as applied to any Person, means directly or indirectly possessing the power (i) to vote 10% or more of the Capital Stock having ordinary voting power for the election of directors of such Person, or (ii) to direct or cause the direction of the management or policies of that Person, whether through the ownership of voting securities, by agreement, or otherwise.
Applicable Law. All applicable provisions of constitutions, statutes, rules, regulations and orders of all governmental bodies and all orders and decrees of all courts, tribunals and arbitrators.
Applicable Margin. The Applicable Margin applicable to the Loans shall be as set forth on Exhibit 1.1.A.
Approved Fund. Any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
ARCap Transaction. The sale by CHC, CCG and certain of their Subsidiaries of certain assets, including equity interests in certain of CHC’s or CCG’s Subsidiaries, by which CHC, CCG and their Subsidiaries sell their servicing and special servicing business and platform to Newco, as part of the Island Recapitalization.
Assignment and Acceptance. See Section 17.2.2.
Balloon. The principal balance of the Term Loan anticipated to become due and payable on the Term Loan Maturity Date. As of the date hereof, the Balloon equals $65,000,000.00, and such amount shall be reduced on a dollar for dollar basis for prepayments of the Term Loan to be applied to the Balloon pursuant to the terms of Section 4.2.
Bank of America. Bank of America, N.A., and its successors.
Bankruptcy Code. 11 USC Sections 101 et. seq.
Base Rate. For any day, a fluctuating rate per annum equal to the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

Base Rate Loans. All or any portion of the Revolving Loans or the Term Loan bearing interest calculated by reference to the Base Rate.
BBA LIBOR. See the definition of LIBOR Rate.
B Bonds. Those certain series B certificates held initially by SPV I in connection with the Bond Transaction.
Bond Transaction. The exchange of a portfolio of bonds from Centerline 2007-1 EIT Securitization, LLC, Centerline 2007-1 SU Securitization, LLC and Centerline 2007-1 T Securitization, LLC to Freddie Mac, pursuant to which Freddie Mac issued series A certificates that were sold by a placement agent and series B certificates that were held initially by SPV I for purposes of a securitization of such portfolio that is credit enhanced by Freddie Mac pursuant to a Bond Exchange and Sale Agreement dated as of December 1, 2007 among Freddie Mac, Centerline 2007-1 EIT Securitization, LLC, Centerline 2007-1 SU Securitization, LLC, Centerline 2007-1 T Securitization, LLC, SPV I and SPV II, and the documents contemplated thereby.
Borrower Materials. See Section 25.4.
Business Day. Any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any LIBOR Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.
Capitalized Lease Obligation. That portion of the obligations under a capital lease that is required to be capitalized in accordance with GAAP.
Capital Stock. Any and all shares, interests, participations or other equivalents, preferred or common (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing (including convertible debt instruments).
Cash Collateral. See Section 5.2.
Cash Equivalents. (a) Securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition (“Government Obligations”), (b) obligations of any state of the United States or any political subdivision thereof for the payment of the principal and redemption price of and interest on which there shall have been irrevocably deposited Government Obligations maturing as to principal and interest at times and in amounts sufficient to provide such payment, (c) Dollar denominated time and demand deposit accounts or money market accounts with domestic banks (i) that are “adequately capitalized” (as defined in the regulations of its primary federal banking regulator) and (ii) have “Tier 1 capital” (as defined in such regulations) of not less than $250,000,000, where such accounts are insured by the FDIC.
Casualty Event. With respect to any property (including any interest in property) of either Borrower, any Guarantor or any of their respective Subsidiaries, any loss of, damage to, or condemnation or other taking of, such property for which such Person receives insurance proceeds, proceeds of a condemnation award or other compensation.
Centerline Group. Consists of CHC and each of its direct and indirect Subsidiaries.
Centerline-Sponsored Funds. All low income housing tax credit funds sponsored and managed by any Affiliate of CHC, or a predecessor in interest thereof.
Change in Control. The occurrence of any of the following:
(a) the occurrence of any events or circumstances such that any of CCG, or, except solely as the result of a transaction expressly permitted by Section 10.5.3, any of the Guarantors or any of the Pledged Entities, either directly or indirectly, shall no longer be controlled by CHC;
(b) as to CHC: (i) any merger or consolidation of CHC with or into any Person or any sale, transfer or other conveyance, whether direct or indirect, of all or substantially all of the assets of CHC, on a consolidated basis, in one transaction or a series of related transactions, if, immediately after giving effect to such transaction, any Person or group of Persons (within the meaning of Section 13 or 14 of the Securities Exchange Act) is or becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated by the SEC under the Securities Exchange Act) of the common shares representing a majority of the total voting power on a fully diluted basis of the aggregate outstanding securities of the transferee or surviving entity normally entitled to vote in the election of directors, managers, or trustees, as applicable, of the transferee or surviving entity; (ii) any Person or group of Persons (within the meaning of Section 13 or 14 of the Securities Exchange Act) , other than Island or its Affiliates, is or becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated by the SEC under the Securities Exchange Act) of the common shares representing a majority of total voting power of the aggregate outstanding common shares of CHC normally entitled to vote in the election of directors of CHC; (iii) during any period of 12 consecutive calendar months, individuals who were directors or trustees of CHC on the first day of such period (together with any new directors or trustees whose election by the board of directors or board of trustees of CHC or whose nomination for election by the stockholders of CHC was approved by a vote of a majority of the directors or trustees then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors of CHC; or (iv) any Person becomes entitled to either force a change in the individuals serving on CHC’s board of directors, or name one or more individuals to serve on CHC’s board of directors, as a result of such Person’s rights as a holder of any preferred Capital Stock of CHC; or
(c) in the event that CCG issues preferred Capital Stock creating rights to force any change in CCG’s board of directors, if any, or management, similar to such rights arising under the EIT Preferred Shares, the exercise of any such rights resulting in any such forced changes.

CHC/CCG Guaranty. CHC’s and CCG’s joint and several guarantee of the payment of all amounts payable by CMC to CSL pursuant to Sections 7.01 and 4.01 of the Amended and Restated Subservicing Agreement, dated as of the date hereof, by and among CMC, CSL, and solely with respect to Section 8.14 thereof, CHC and CCG, as amended, restated supplemented or otherwise modified from time to time.
CHC’s Filings. Forms 10-Q and 10-K filed from time to time by CHC with the SEC.
Closing Date. The first date on which the conditions set forth in Section 7 have been satisfied, or waived in accordance with Section 23.
Code. The Internal Revenue Code of 1986, as amended.
Collateral. Collectively, the Equity Collateral, the Cash Collateral, and the Other Collateral.
Commitment. With respect to each Lender, (a) the aggregate Dollar amount set forth on Schedule 2 equal to the sum of (i) such Lender’s Revolving Loan Commitment (including such Lender’s commitment to participate in the issuance, extension, renewal and honoring of Existing Letters of Credit or New Letters of Credit), plus (ii) such Lender’s Term Loan Commitment; or (b) if such Lender’s Revolving Loan Commitment and Term Loan Commitment are terminated pursuant to the provisions hereof, zero.
Commitment Percentage. With respect to each Lender, the percentage set forth on Schedule 2 obtained by dividing (i) the sum of such Lender’s Revolving Loan Commitment and Term Loan Commitment, by (ii) the aggregate Commitments of all Lenders.
Compliance Certificate. See Section 9.5.1(c).
Consolidated or consolidated. With reference to any term defined herein, shall mean that term as applied to the accounts of the named Person and its Subsidiaries, consolidated in accordance with GAAP.
Consolidated EBITDA. With respect to any Person for any period; the sum (without duplication) of:
(a) Consolidated Net Income;
plus:
(b) in each case to the extent deducted, or not included in net income, in determining Consolidated Net Income,
(i) consolidated interest expense on Total Debt,
(ii) the Unused Facility Fee and any other unused facility fees on Total Debt,

(iii) Distributions paid, accrued or allocated to any class of preferred Capital Stock (if actually paid, solely if and to the extent permitted to be paid by the terms of this Credit Agreement; and other than Distributions permitted and contemplated by Section 10.7),
(iv) all federal, state, local and foreign income tax expense,
(v) depreciation, depletion, and amortization expense (including mortgage servicing rights) and other similar non-cash items,
(vi) non-cash losses related to mortgage servicing rights,
(vii) income allocated to minority interests related to SCU’s,
(viii) non-cash compensation, including all non-cash payments or accrued amounts for bonuses,
(ix) non-cash impairments of non-working capital assets, including intangibles and Supplemental Loans,
(x) non-recurring net losses from the sale or other disposition of assets outside the ordinary course of business permitted under this Credit Agreement,
(xi) non-cash losses associated with the change in fair market value of rights and obligations under Derivative Agreements,
(xii) any cash revenue received but not recognized as income in determining Consolidated Net Income;
(xiii) any other non-cash losses or expenses,
(xiv) the principal amount of any Supplemental Loans collected,
(xv) all cash payments received or cash collateral released under any Derivative Agreements,
(xvi) all non-cash reserves taken, directly or indirectly, on account of any risk-sharing arrangements with Fannie Mae, Freddie Mac or any similar or successor governmental or quasi-governmental body or any similar risk-sharing arrangement with any other Person,
(xvii) severance and transaction costs in an amount not greater than $8,500,000 during 2010 and relating to the Island Recapitalization, and
(xviii) amounts payable for third party costs and expenses out of the escrow account established under the Escrow Agreement;

(xix) all non-cash losses arising out of the deconsolidation process with respect to the Excluded Entities, minus:
(c) in each case to the extent added, or not included as a net loss, in determining Consolidated Net Income,
(i) all federal, state, local and foreign income tax benefits,
(ii) all federal, state, local and foreign taxes actually paid in cash,
(iii) non-cash gains related to sales of mortgage loans,
(iv) losses allocated to minority interests related to SCU’s,
(v) non-cash recoveries of non-working capital assets, including intangibles,
(vi) non-recurring net gains from the sale or other disposition of assets outside the ordinary course of business permitted under this Credit Agreement,
(vii) non-cash gains associated with the change in fair market value of rights and obligations under Derivative Agreements,
(viii) other non-recurring gains (including, without limitation, gains related to mortgage servicing rights),
(ix) cash that is not generally available due to a restriction created by operation of the terms of its Governing Documents or any agreement, instrument or Applicable Law, or is otherwise designated as restricted by any Person, to the extent of any such restriction; provided that any minimum capital or cash collateral postings required by Freddie Mac, Fannie Mae or their successors shall not constitute such a restriction,
(x) the principal amount of any Supplemental Loans, or cash reserves created in the nature of Supplemental Loans or other protective advances, directly or indirectly made to or for the benefit of any LIHTC Property or Centerline-Sponsored Fund,
(xi) all amounts paid, advanced or otherwise made available to Island or any of its Affiliates, including, without limitation, pursuant to the Management Agreement,
(xii) all cash payments made or cash collateral provided under any Derivative Agreements,

(xiii) all cash payments actually made, directly or indirectly, on account of any risk-sharing arrangements with Fannie Mae, Freddie Mac or any similar or successor governmental or quasi-governmental body or any similar risk-sharing arrangement with any other Person,
(xiv) all amounts due and payable to third parties under the Timex Contribution Agreement to the extent such amounts are included in CHC’s Consolidated Net Income,
(xv) any cash compensation actually paid, and
(xvi) any other non-cash revenues
(xvii) any non-cash reserves reversed,
(xviii) any non-cash gains arising out of the deconsolidation process with respect to the Excluded Entities.
Consolidated Net Income. With respect to any Person for any period of calculation, after adjusting for (y) the impact of FIN 46(R) from consolidation of partnerships and entities required by FASB and (z) the deconsolidation of the Excluded Entities, the net income (or loss) of the Person with respect to which Consolidated Net Income is being calculated (the “Target Person”) and its Subsidiaries on a consolidated basis; provided that Consolidated Net Income shall exclude:
(a) the undistributed earnings of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such amounts are not permitted by operation of the terms of its organizational documents or any agreement, instrument or Applicable Law applicable to such Subsidiary,
(b) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary or prior to the date any such Person is merged into or consolidated with the Target Person or any of its Subsidiaries or that Person’s assets are acquired by the Target Person or any of its Subsidiaries, and
(c) any income (or loss) for such Period of any Person if such Person is not a Subsidiary, except that the Target Person’s equity in the net income of any such Person shall be included in Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such Period to the Target Person or a Subsidiary as a Distribution (and in the case of a Distribution to a Subsidiary, such Subsidiary is not precluded from further distributing such amount to the Target Person as described in clause (a) of this proviso).
Contingent Liabilities. Any guaranties or other indirect contingent Indebtedness (excluding any such guaranties or other indirect contingent Indebtedness incurred by the Excluded Entities), and with the aggregate amount thereof with respect to such Contingent Liabilities to be equal to the stated or determinable amount of the primary obligation in respect of which such guaranty or other contingent obligation is made or (x) if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith or (y) if the amount of the Contingent Liability is less than the determinable amount of the primary obligation (e.g. because of limited recourse to the guarantor), the maximum amount of potential liability on account of such guaranty or other contingent obligation. For the avoidance of doubt, any such guaranties or other indirect contingent Indebtedness incurred by a Person other than an Excluded Entity, by which such Person guaranties or otherwise becomes liable for Indebtedness of an Excluded Entity, shall constitute Contingent Liabilities.
Continue, Continuation and Continued. Refers to the continuation of a Base Rate Loan or a LIBOR Rate Loan from one Interest Period to another Interest Period pursuant to Section 2.3.2.
Contractual Obligations. For any Person, any provision of any security issued by that Person or of any material indenture, mortgage, deed of trust, contract, undertaking, agreement, or other instrument to which such Person is a party or by which it or any of its assets or properties is bound or to which it or any of its assets or properties is subject.
Conversion Request. A notice given by the Borrowers to the Administrative Agent of the Borrower’s election to Convert or Continue a Base Rate Loan to a LIBOR Rate Loan, or vice versa, in accordance with Sections 2.3.1 and 2.3.2.
Convert, Conversion and Converted. Refers to the conversion of either a Base Rate Loan into a LIBOR Rate Loan or a LIBOR Rate Loan into a Base Rate Loan pursuant to Sections 2.3.1 and 2.3.2.
Covered Taxes. See Section 6.2.1.
Credit Agreement. See the introductory paragraph to this Credit Agreement.
Creditor Parties. The Lenders, the Administrative Agent and the Issuing Bank, or such group of such Persons as a context may suggest or require.
Daily Unused Amount. See Section 2.1.2(c).
Default. Any event or circumstance which is either an Event of Default, or, with the giving of notice or the passage of time or both, will become an Event of Default.
Default Rate. An interest rate equal to (a) the Base Rate plus (b) 5% per annum, in all cases to the fullest extent permitted by applicable laws.
Delinquent Lender. See Section 13.5.3.
Derivative Agreement. Any forward contract, futures contract, swap, option or other similar agreement or arrangement (including, without limitation, caps, floors, collars and similar agreements).

Distribution. The declaration or payment of any dividend on or in respect of any shares of any class of Capital Stock of CHC or any Subsidiary of CHC, including, without limitation, on account of and pursuant to SCU’s, other than dividends payable solely in shares of common stock of CHC or such Subsidiary; the payment or prepayment of principal of, premium, if any, or interest on, or purchase, redemption, defeasance, retirement or other acquisition of or with respect to any shares of any class of Capital Stock of CHC or any Subsidiary of CHC, directly or indirectly through a Subsidiary of such Person or otherwise (including the setting apart of assets for a sinking or other analogous fund to be used for such purpose); the return of capital by CHC or any Subsidiary of CHC to its shareholders as such; or any other distribution on or in respect of any shares of any class of Capital Stock of CHC or any Subsidiary of CHC.
Distribution Default. Any Default, other than a Financial Covenant Default.
Dollars or $. Dollars in lawful currency of the United States.
Domestic Lending Office. Initially, the office of each Lender designated as such by notice to the Borrowers; thereafter, such other office of such Lender, if any, that shall be making or maintaining Base Rate Loans.
Drawdown Date. The date on which any Revolving Loan is made or is to be made, and the date on which any Revolving Loan, in accordance with Section 2.3, is Converted or Continued.
EIT Agreement. The Second Amended and Restated Trust Agreement dated as of December 27, 2007, as amended from time to time, by and among the managing trustees party thereto, CHC, Wilmington Trust Company, as registered trustee, Holding Trust and CAHA, as manager relating to EIT.
EIT Common Shares. The common shares of EIT, and any securities into or for which such common shares hereafter may be converted or exchanged, constituting all Capital Stock of EIT other than the EIT Preferred Shares.
EIT Preferred Shares. The preferred shares issued by EIT as of the date of the EIT Agreement.
Eligible Assignee. Any Person that meets the requirements to be an assignee under Sections 17.2.6, 17.2.7 and 17.2.8 (subject to such consents, if any, as may be required under Section 17.2.6).
Employee Benefit Plan. Any employee benefit plan within the meaning of Section 3(3) of ERISA established, maintained or contributed to (including any plan to which an obligation to contribute exists) by the Borrower, any Guarantor or any ERISA Affiliate, other than a Guaranteed Pension Plan or a Multiemployer Plan.
Employee-Owned Entity. The Management-Owned Entities and any other Person as to which one or more employees of the Centerline Group own, directly or indirectly, any equity interest.
Equal or Higher Order Loan Party. Each Borrower shall be an Equal or Higher Order Loan Party of the other Borrower, any Guarantor and any Pledged Entity. Each Guarantor shall be an Equal or Higher Order Loan Party of any other Guarantor and any Pledged Entity. Each Pledged Entity shall be an Equal or Higher Order Loan Party of any other Pledged Entity.
Equity Collateral. All of the Capital Stock of CFin Holdings held by CCG (consisting of 90% of CFin Holdings’ issued and outstanding Capital Stock); and all of the Capital Stock in CCG, each of the Guarantors (other than CCC), Guaranteed Holdings, EIT (other than the EIT Preferred Shares), EIT II, SPV I, SPV II, and any other Persons listed on Schedule 1 under paragraph C thereof.
ERISA. The Employee Retirement Income Security Act of 1974 as amended, and regulations promulgated thereunder.
ERISA Affiliate. Any Person which is treated as a single employer with CHC or any Subsidiary of CHC under Section 414 of the Code.
ERISA Event. (i) A “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Guaranteed Pension Plan; (ii) the failure to meet the minimum funding standard of Code Section 412 with respect to any Guaranteed Pension Plan (whether or not waived in accordance with Section 412(d) of the Code) or the failure to make by its due date a required installment under Code Section 412(m) with respect to any Guaranteed Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Guaranteed Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by any Borrower, Guarantor, Pledged Entity or ERISA Affiliate from any Guaranteed Pension Plan with two or more contributing sponsors or the termination of any such plan resulting in liability pursuant to Sections 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Guaranteed Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Guaranteed Pension Plan; (vi) the imposition of liability on any Borrower, Guarantor, Pledged Entity or ERISA Affiliate pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal by any Borrower, Guarantor, Pledged Entity or any ERISA Affiliate in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by any Borrower, Guarantor, Pledged Entity or any ERISA Affiliate of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the occurrence of an act or omission that could give rise to the imposition on any Borrower, Guarantor, Pledged Entity or any ERISA Affiliate of material fines, penalties, taxes or related charges under the Code in respect of any Employee Benefit Plan including without limitation, the occurrence of a prohibited transaction within the meaning of Code Section 4975, that would have a Material Adverse Effect; (ix) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan or the assets thereof, or against any Borrower, Guarantor, Pledged Entity or any ERISA Affiliate in connection with any such Employee Benefit Plan that would have a Material Adverse Effect; (x) receipt from the Internal Revenue Service of notice of the failure of any Guaranteed Pension Plan (or any other Employee Benefit Plan intended to be qualified under Code Section 401(a)) to qualify under Code Section 401(a), or the failure of any trust forming part of any Employee Benefit Plan that is an employee pension benefit plan within the meaning of Section 3(2) of ERISA to qualify for exemption from taxation under Code Section 501(a); or (xi) the imposition of a Lien pursuant to Code Section 401(a)(29) or 412(n) or pursuant to ERISA with respect to any Employee Benefit Plan that is an employee pension benefit plan within the meaning of Section 3(2) of ERISA.
Escrow Agreement. That certain Escrow Agreement, dated as of March 5, 2010, by and among, CHC, CCG, the Administrative Agent, and Bank of America, as escrow agent, as amended and/or restated from time to time.
Event of Default. See Section 11.1.
Excess Sale Proceeds. Proceeds in excess of $15,000,000 in the aggregate (plus $1.00 for each $3.00 by which the Balloon is reduced following the Closing Date) realized from any one transaction or series of transactions in which CHC or any of its Subsidiaries conveys, sells, transfers, securitizes, monetizes or otherwise disposes of any of their respective assets (generically, a “Sale of Assets”). Excess Sale Proceeds expressly exclude:
(a) to the extent constituting proceeds of a Sale of Assets, any proceeds of Casualty Events which are applied in accordance with the provisions of Section 4.2.2(b);
(b) to the extent constituting proceeds of a Sale of Assets, the proceeds from (i) any sale or transfer of office equipment not used in the business of CHC or its Subsidiaries permitted pursuant to Section 10.5.3(b), or (ii) any other sale or transfer permitted pursuant to Section 10.5.3(c) and (e);
(c) any Sale of Assets by any Excluded Entity; provided, however, such exclusions from the definition of Excess Sale Proceeds shall not in any way diminish or alter the Obligation to apply any Excluded Entity Distributions in accordance with the provisions of Sections 4.2.2(c); and
(d) any Sale of Assets by a Centerline-Sponsored Fund.
Excess Sale Proceeds shall be net of (w) reasonable costs and expenses of effecting such sale (including, without limitation, reasonable legal and brokerage fees) pursuant to one or more arm’s length transactions; (x) repayment of Indebtedness secured solely by, and incurred in connection with the acquisition of, the asset disposed of; (y) any income or gains tax due and payable arising out of such sale; and (z) reasonable purchase price reserves (until such time as any portion of such reserves are released to CHC or such Subsidiary).
Excluded Taxes. With respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any Obligation of the Borrowers hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located, and (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which either Borrower is located.
Existing Letters of Credit. Those Letters of Credit issued under the Original Agreement that continue to be outstanding as of the date hereof and that are listed on Schedule 5, and any renewals or extensions thereof.
Expense Reimbursements. All amounts received, or to be received, by any member of the Centerline Group, any employee of the Centerline Group or by any Employee-Owned Entity from any Centerline-Sponsored Fund as repayment of any liabilities owed by the Centerline-Sponsored Fund to such Person, other than amounts representing (a) Supplemental Loans and (b) any incidental reimbursements (such as travel expenses) to employees of the Centerline Group in the ordinary course of business.
FASB. Financial Accounting Standards Board.
Fannie Mae. Federal National Mortgage Association, a shareholder-owned government-sponsored enterprise organized and existing under the laws of the United States.
FDIC. The Federal Deposit Insurance Corporation.
Fee Letter. The fee letter, of even date herewith, among the Borrowers and the Administrative Agent.
Fees. Collectively, the Letter of Credit Fees and the Unused Facility Fee.
FHA. The United States Federal Housing Authority.
Financial Covenant Default. Any Default arising out of a failure to satisfy any of the terms of Sections 10.13 and 10.14.
Fiscal Quarter(s). The approximately thirteen (13) or fourteen (14) week periods, the first of which shall commence on the first day of each Fiscal Year, and the second, third and fourth of which shall commence on the first day of April, July and October, respectively.
Fiscal Year. The period commencing on January 1 and ending on December 31 of each calendar year.
Fixed Charges. The amount measured as of the last day of the applicable period derived from:
(a) interest expense on Total Debt that is due and payable during such applicable period, plus
(b) the Unused Facility Fee and any other unused facility fees on any Indebtedness included in Total Debt, plus

(c) scheduled principal payments on any Indebtedness included in Total Debt, plus
(d) any payments actually made on account of Contingent Liabilities if, and to the extent, not deducted from Consolidated Net Income in calculating Consolidated EBITDA, plus
(e) mandatory Distributions paid to any class of preferred Capital Stock.
Freddie Mac. Federal Home Loan Mortgage Corporation, a shareholder-owned government-sponsored enterprise organized and existing under the laws of the United States.
Fund. Any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.
Fund Deferred Fees. Those certain Asset Management Fees and Disposition Fees (as such terms are defined in the Fund Documents) or such other fees payable to the Fund GPs of the Centerline-Sponsored Funds, or their assignees, to the extent any of such fees are intended under the Fund Documents to be paid (i) from the operations of the Centerline-Sponsored Funds (including, without limitation, from Sale or Refinancing Proceeds (as defined in the Fund Documents)) and not from the proceeds of the capital contributions of the limited partners or members of such Centerline-Sponsored Funds, or (ii) upon liquidation of the Centerline-Sponsored Fund.
Fund Documents. With respect to each Fund GP, the partnership agreement or limited liability company agreement of the Centerline-Sponsored Fund for which such Fund GP serves as general partner or managing member.
Fund GPs. The general partners and managing members of the Centerline-Sponsored Funds.
GAAP. Principles that are (i) consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors and successors, as in effect from time to time, and (ii) consistently applied with past financial statements of each Borrower, each Guarantor and their respective Subsidiaries adopting the same principles, provided that in each case referred to in this definition of “GAAP” a certified public accountant would, insofar as the use of such accounting principles is pertinent, be in a position to deliver an unqualified opinion (other than qualifications regarding changes in GAAP and as to normal year-end adjustments) as to financial statements in which such principles have been properly applied.
Governing Documents. With respect to any Person, its certificate or articles of incorporation, certificate of formation, certificate of trust, or, as the case may be, certificate of limited partnership, its by-laws, operating agreement, trust agreement or, as the case may be, partnership agreement or other constitutive documents and all shareholder agreements, voting trusts and similar arrangements applicable to any of its Capital Stock.
Governmental Authority. Any foreign, federal, state, provincial, regional, local municipal or other government, or any department, commission, board, bureau, agency, public authority or instrumentality thereof, or any court or arbitrator; provided that, notwithstanding the foregoing, the term “Governmental Authority” shall be deemed not to include Freddie Mac, Fannie Mae, FHA or any other similar agency.
Government Obligations. See the definition of Cash Equivalents.
Guaranteed Funds. See Section 9.5.1(a)(iii).
Guaranteed Pension Plan. Any employee pension benefit plan within the meaning of Section 3(2) of ERISA established, maintained, or contributed to (including any plan to which an obligation to contribute exists) by either Borrower, any Guarantor, any Pledged Entity or any ERISA Affiliate, the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a Multiemployer Plan.
Guaranties. Collectively: (a) the guaranties described on Schedule 1; and (b) each guaranty executed and delivered after the date hereof (each of which shall be in form and substance reasonably satisfactory to the Administrative Agent) by a Person that becomes a Guarantor hereunder in accordance with Section 9.20; pursuant to which, among other things, each Guarantor jointly, severally and unconditionally guaranties the payment and performance in full of the Obligations, in each case, as amended and/or restated from time to time.
Indebtedness. As to any Person, all of the following, whether or not included as a liability or indebtedness in accordance with GAAP, but without duplication:
(a) every obligation of such Person for money borrowed;
(b) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses;
(c) every reimbursement obligation of such Person with respect to letters of credit (which are drawn but not reimbursed or which are not yet drawn), bankers’ acceptances, or similar facilities issued for the account of such Person;
(d) every obligation of such Person issued or assumed as the deferred purchase price of property or services (including securities repurchase agreements, but excluding trade accounts payable arising in the ordinary course of business);
(e) every obligation of such Person under any capitalized lease representing the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP;
(f) every obligation of such Person under any synthetic lease representing the capitalized or principal amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement were accounted for as a capital lease;

(g) all sales by such Person of (i) accounts or general intangibles for money due or to become due, (ii) chattel paper, instruments or documents creating or evidencing a right to payment of money or (iii) other receivables (collectively “receivables”), whether pursuant to a purchase facility or otherwise (other than in connection with the disposition of the business operations of such Person relating thereto, a disposition of defaulted receivables for collection and not as a financing arrangement or a true sale without recourse to such Person), and together with any obligation of such Person to pay any discount, interest, fees, indemnities, penalties, recourse, expenses or other amounts in connection therewith;
(h) every obligation of such Person to purchase, redeem, retire or otherwise acquire for value any shares of Capital Stock issued by such Person or any rights measured by the value of such Capital Stock, other than any such obligation which may be satisfied solely through the conversion to common stock or other delivery of equity securities and not through delivery of cash or any other assets;
(i) every net obligation of such Person under any Derivative Agreement;
(j) every obligation in respect of Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent that such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor and such terms are enforceable under applicable law; and
(k) every obligation, contingent or otherwise, of such Person guaranteeing, or having the economic effect of guaranteeing or otherwise acting as surety for, any obligation of a type described in any of clauses (a) through (j) above (the “primary obligation”) of another Person (the “primary obligor”), in any manner, whether directly or indirectly, and including, without limitation, any obligation of such Person (i) to purchase or pay (or advance or supply funds for the purchase of) any security for the payment of such primary obligation, (ii) to purchase property, securities or services for the purpose of assuring the payment of such primary obligation, or (iii) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such primary obligation.
The “amount” or “principal amount” of any Indebtedness at any time of determination represented by (1) any Indebtedness, issued at a price that is less than the principal amount at maturity thereof, shall be the amount of the liability in respect thereof determined in accordance with GAAP, (2) any Capitalized Lease Obligation shall be the present value of the aggregate of the rentals obligation under such capitalized lease payable over the term thereof that is not subject to termination by the lessee, (3) any sale of receivables shall be the amount of unrecovered capital or principal investment of the purchaser (other than CHC or any of its wholly-owned Subsidiaries) thereof, excluding amounts representative of yield or interest earned on such investment, which the seller is obligated to repay (4) any synthetic lease shall be the stipulated loss value, termination value or other equivalent amounts, (5) any Derivative Agreement shall be the net maximum amount of any termination or loss payment required to be paid by such Person if such derivative contract were, at the time of determination, to be terminated by reason of any event of default or early termination event thereunder, whether or not such event of default or early termination event has in fact occurred, (6) any equity related purchase obligation shall be the maximum fixed redemption or purchase price thereof inclusive of any accrued and unpaid dividends to be comprised in such redemption or purchase price, (7) any guaranty or other contingent liability referred to in clause (k) above shall be an amount equal to the stated or determinable amount of the primary obligation in respect of which such guaranty or other contingent obligation is made or, (x) if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith or (y) if the amount of the guaranty or other contingent liability is less than the determinable amount of the primary obligation (e.g., because of limited recourse to the guarantor), the maximum amount of potential liability on account of such guaranty or other contingent obligation, and (8) the amount of any Indebtedness for borrowed money pursuant to any revolving credit facility or other credit accommodation permitting future advances shall be the amount actually borrowed at the time of determination. Notwithstanding the foregoing, Indebtedness of any Centerline-Sponsored Fund or any limited partnership owning a LIHTC Property, that constitutes the sole Indebtedness of a CHC Subsidiary because such Subsidiary is a single purpose entity holding no assets other than its partnership interest held in connection with its serving as the general partner of such Centerline-Sponsored Fund or limited partnership, shall not constitute Indebtedness under this Credit Agreement.
Information. See Section 25.2.
Intercompany Subordination Agreement. That certain Subordination Agreement, dated as of December 27, 2007, and ratified as of the date hereof, among the Borrowers, the Guarantors, the Pledged Entities, the subordinating creditors and the Administrative Agent, which provides, inter alia, that all Indebtedness owing to another Borrower, Guarantor or Pledged Entity shall be subordinated to the full and final payment of the Obligations.
Interest Payment Date. The first Business Day of each calendar month.
Interest Period. With respect to all or any relevant portion of each Revolving Loan or the Term Loan, (a) initially, the period commencing on the Drawdown Date of such Loan and ending on the last day of one of the periods set forth below, as selected by the Borrowers in a Revolving Loan Request or as otherwise required by the terms of this Credit Agreement (i) for any Base Rate Loan, each Business Day, and (ii) for any LIBOR Rate Loan 1, 2, 3, 6 or (if available from all Lenders) 12 months, and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Loan or portion thereof and ending on the last day of one of the periods set forth above, as selected by the Borrowers in a Conversion Request; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:
(a) if any Interest Period with respect to a LIBOR Rate Loan would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

(b) if the Borrowers fail to give notice as provided in Section 2.3.4, the Borrowers shall be deemed to have requested a conversion of the affected LIBOR Rate Loan to a Base Rate Loan and the continuance of all Base Rate Loans as Base Rate Loans on the last day of the then current Interest Period with respect thereto;
(c) any Interest Period relating to any LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and
(d) any Interest Period relating to any LIBOR Rate Loan that would otherwise extend beyond the applicable Maturity Date shall end on such Maturity Date.
Island. Island Capital Group LLC, a Delaware limited liability company.
Island Recapitalization. The transactions being consummated, the actions being taken and the conditions being satisfied by Island, Newco, the Borrowers, the Guarantors, the Pledged Entities and other Persons prior to or contemporaneously with the closing of this Credit Agreement, which shall include, without limitation, (a) the restructuring of the Indebtedness evidenced by the Original Agreement, (b) the ARCap Transaction, and (c) the Related Loan, which shall include the execution and delivery of the agreements, instruments and writings, the performance of all actions and the satisfaction of all conditions, referred to or contemplated by (y) the Closing Checklist attached to this Credit Agreement as Exhibit 7.1, and (z) the Closing Checklist attached to the Newco Loan Agreement as Exhibit 6.1.
Issuing Bank. See the introductory paragraph to this Credit Agreement.
LC Guaranty. See Section 5.1.2.
Lender or Lenders. See the introductory paragraph to this Credit Agreement. Such term shall also include any Person that becomes a Lender by way of assignment or transfer pursuant to this Credit Agreement.
Letter of Credit. Each of the Existing Letters of Credit and each New Letter of Credit.
Letter of Credit Application. See Section 5.1.2.
Letter of Credit Fees. See Section 5.6.
Letter of Credit Participation. See Section 5.1.5.
LIBOR Business Day. Any day on which commercial banks are open for international business (including dealings in Dollar deposits) in London.
LIBOR Lending Office. Initially, the office of each Lender designated as such by notice to the Borrower; thereafter, such other office of such Lender, if any, that shall be making or maintaining LIBOR Rate Loans.

LIBOR Rate. For any Interest Period with respect to a LIBOR Rate Loan, the rate per annum as determined on the basis of the offered rates for deposits in Dollars, for a period of time comparable to such LIBOR Rate Loan which is equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) as of 11:00 a.m. London time on the day that is two (2) LIBOR Business Days preceding the first day of the Interest Period applicable to such LIBOR Rate Loan. If such rate is not available at such time for any reason, then the “LIBOR Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in U.S. dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the LIBOR Rate Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by the Administrative Agent’s London branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two LIBOR Business Days prior to the commencement of such Interest Period. If the Administrative Agent’s London branch is not offering such rate, then the LIBOR Rate shall be deemed to be unavailable.
In the event that the Board of Governors of the Federal Reserve System shall impose a Reserve Percentage with respect to LIBOR Rate deposits of any Lender, then for any period during which such Reserve Percentage shall apply, the LIBOR Rate shall be equal to the amount determined above divided by an amount equal to 1 minus the Reserve Percentage.
LIBOR Rate Loans. All or any portion of the Revolving Loans or the Term Loan bearing interest calculated by reference to the LIBOR Rate.
Liens. Any encumbrance, mortgage, deed of trust, assignment, attachment, deposit arrangement, lien (statutory, judgment or otherwise), pledge, hypothecation, charge, restriction or other security interest, security agreement, or any interest of any kind securing any obligation of any entity or person, whether such interest is based on common law, civil law, statute or contract.
LIHTC Advance Amount. The total amount borrowed hereunder with respect to a particular LIHTC Investment.
LIHTC Investments. See Section 3.1(b).
LIHTC Property. A multi-family affordable housing real estate property located in the United States that provides low income housing tax credits to investors under the Code.
Line of Business or Lines of Business. See Section 10.6.2.
Loan Documents. This Credit Agreement, any Notes, the Letters of Credit, the Guaranties, the Pledge Agreements, the Other Security Documents, the Fee Letter, the Intercompany Subordination Agreement, the Omnibus Ratification and Amendment Agreement, any Derivative Agreement between a Borrower or Guarantor and a Lender or an Affiliate of a Lender relating to any portion of the Loans, and any other agreement between or among a Borrower and/or any Guarantor or Pledged Entity, and the Administrative Agent and/or any Lender relating to fee arrangements, or any other agreement, instrument or writing between or among such parties pursuant to, ancillary to or contemplated by this Credit Agreement, in each case as amended or restated from time to time.
Loan Party. Any of the Borrowers, the Guarantors or the Pledged Entities.
Loans. Collectively, the Revolving Loans and the Term Loan.
Management Agreement. The Management Agreement, dated on or about the Closing Date, by and among Island Centerline Manager LLC, a Delaware limited liability company, CHC and CCG, as the same may be amended, modified, restated or supplemented from time to time.
Management-Owned Entities. Collectively, Centerline GP Holdings LLC, Centerline GP Dispositions LLC, CCL Dispositions II LLC and CCL Acquisitions II LLC.
Material Adverse Effect. A material adverse effect on (i) the properties, assets, financial condition, operations or business of each of the Borrowers and Guarantors, and their Subsidiaries, taken as a whole, (ii) the ability of either Borrower or any Guarantor to fully and timely pay or perform its obligations under the Loan Documents, (iii) the legality, validity, binding effect or enforceability against either Borrower or any Guarantor of a Loan Document to which it is a party, or (iv) the rights, remedies and benefits available to, or conferred upon, the Administrative Agent or any other Creditor Party under any Loan Document.
Maturity Dates. Collectively, the Revolver Maturity Date and the Term Loan Maturity Date.
Maximum Drawing Amount. The maximum aggregate amount that the beneficiaries may at any time draw under outstanding Letters of Credit issued for the account of a Borrower, as such aggregate amount may be reduced from time to time by draws under such Letters of Credit or otherwise pursuant to the terms of such Letters of Credit.
Measurement Date. See the definition of Total Debt/Consolidated EBITDA Ratio.
Merrill. Merrill Lynch Capital Services Inc., a Delaware corporation.
Merrill Agreements. The Master Assignment, Stabilization, Assignment Allocation, Services and Asset Management Agreement, dated on or about the Closing Date, among CHC, CCG, CAHA, Guaranteed Manager, Guaranteed Holdings, CMC, and Guaranteed Manager II and each of the agreements executed in connection therewith, including, but not limited to (a) the Receivables Assignment and Assumption Agreement, by and among CHC, CCG Guaranteed Manager II and Guaranteed Holdings (the “Merrill Receivables Assignment and Assumption Agreement”), (b) the Transaction Assignment Agreement, among CCG, CHC, Guaranteed Holdings and Merrill, (c) the ISDA 1992 form (Multicurrency - Cross Border) Master Agreement, among Guaranteed Holdings and Merrill and the Schedule, Credit Support Annexes and Confirmations thereto and (d) the Reaffirmation of Guarantee by CHC in favor of Merrill (the “Reaffirmation of Guarantee”), as such agreements may be amended, modified, restated or supplemented from time to time.

Merrill Receivables Assignment and Assumption Agreement. See the definition of Merrill Agreements.
Moody’s. Moody’s Investors Service, Inc. and its successors.
Multiemployer Plan. Any multiemployer plan within the meaning of Section 3(37) of ERISA maintained or contributed to by either Borrower, any Guarantor or any ERISA Affiliate.
Natixis. Natixis Financial Products Inc., a Delaware corporation.
Natixis Agreements. The Master Novation, Stabilization, Assignment, Servicing and Asset Management Agreement, dated on or about the Closing Date, by and among CHC, CCG, CAHA, Guaranteed Manager, CFin Holdings, CMC and Natixis, and each of the other agreements executed in connection therewith, including, but not limited to (a) the Receivables Assignment and Assumption Agreement by and among CHC, CCG, CAHA, Guaranteed Manager, CFin Holdings and each of the Credit Enhanced Funds, Credit Enhanced Partnership General Partners and Special Limited Partners listed on Exhibit A thereto (the “Natixis Receivables Assignment and Assumption Agreement”), (b) the Senior Secured Credit Agreement between CFin Holdings and Natixis, (c) the Novation Agreement, dated on or about the Closing Date, among CCG, CFin Holdings and Natixis, and (d) the ISDA 1992 form (Multicurrency — Cross Border) Master Agreement between CFin Holdings and Natixis and the Schedule, Credit Support Annexes and Confirmations thereto, as such agreements may be amended, modified, restated or supplemented from time to time.
Natixis Receivables Assignment and Assumption Agreement. See the definition of Natixis Agreements.
Negative Covenants and Financial Covenants. The covenants of the Borrowers and the Guarantors set forth in Section 10.
Newco Loan Agreement. That certain Term Loan Agreement, dated as of the date hereof, among Newco, the guarantors named therein, the Administrative Agent and the Lenders, as amended or restated from time to time.
New Lending Office. See Section 6.2.4.
New Letters of Credit. Letters of Credit issued by the Issuing Bank pursuant to the terms of Section 5 from and after the Closing Date.
Non-Compete Agreement. Sections 6.10 and 6.11 of that certain Purchase and Sale Agreement, of even date herewith, entered into among CHC, certain of its Subsidiaries and Newco, in connection with the Island Recapitalization.
Non-U.S. Lender. See Section 6.2.4.

Notes. Any Revolving Notes and any Term Notes as a Lender may request from time to time pursuant to Section 2.1.3 or Section 2.2.2, as the case may be.
Obligations. All indebtedness, obligations and liabilities of the Borrowers, any of the Guarantors and their respective Subsidiaries to any of the Lenders, the Issuing Bank, the Administrative Agent or any of their Affiliates, individually or collectively, existing on the date of this Credit Agreement or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Credit Agreement or any of the other Loan Documents, including, without limitation, under any Derivative Agreement between a Borrower or Guarantor and any Lender or Lender’s Affiliate relating to any portion of the Loans, or Reimbursement Obligations incurred or any of the Letters of Credit or other instruments at any time evidencing any thereof.
Omnibus Ratification and Amendment Agreement. That certain Omnibus Ratification and Amendment Agreement, of even date herewith, among CHC, CCG, those Persons listed as Guarantors on Schedule A attached thereto, those Person listed as pledgors on Schedule A attached thereto, those Persons listed as subordinating creditors on Schedule A attached thereto, those Persons listed as Lenders on Schedule A attached thereto and the Administrative Agent.
Omnibus Release and Termination Agreement. That certain Omnibus Release and Termination Agreement, of even date herewith, among the Persons listed as terminating parties on Schedule A attached thereto, the Administrative Agent and those Persons listed as Lenders on Schedule A attached thereto.
Original Agreement. See the second paragraph of this Credit Agreement.
Other Collateral. All of the collateral described in the Other Security Documents.
Other Security Documents. Collectively: (a) the security agreements, pledge agreements and other documents and agreements described on Schedule 1; and (b) each security agreement executed and delivered after the date hereof (each of which shall be in form and substance reasonably satisfactory to the Administrative Agent) by a Subsidiary in accordance with Section 9.20; pursuant to which, among other things, Liens on the Other Collateral are granted, in each case, as amended or restated from time to time.
Other Taxes. See Section 6.2.2.
Outstanding or outstanding. With respect to the Loans, the aggregate unpaid principal thereof as of any date of determination.
Participant. See Section 17.4.
PBGC. The Pension Benefit Guaranty Corporation created by Section 4002 of ERISA and any successor entity or entities having similar responsibilities.

Permitted Indebtedness. See Section 10.3.
Permitted Liens. See Section 10.1.
Permitted Refinancing. With respect to any Person, any modification, refinancing, refunding, renewal or extension of any Permitted Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Permitted Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium thereon plus any other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder or as otherwise permitted pursuant to Section 10.3, (b) such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the maturity date of the Permitted Indebtedness being modified, refinanced, refunded, renewed or extended, (c) if the Permitted Indebtedness being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders, in the Administrative Agent’s reasonable judgment, as those contained in the documentation governing the Permitted Indebtedness being modified, refinanced, refunded, renewed or extended, taken as a whole, (d) the terms and conditions (including, if applicable, as to collateral) of any such modified, refinanced, refunded, renewed or extended Permitted Indebtedness are not materially less favorable to the Borrower and the Guarantors or the Lenders than the terms and conditions of the Permitted Indebtedness being modified, refinanced, refunded, renewed or extended, and (e) such modification, refinancing, refunding, renewal or extension is incurred by the Person or Persons who are the obligors on the Permitted Indebtedness being modified, refinanced, refunded, renewed or extended.
Person. Any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
Platform. See Section 25.4.
Pledge Agreements. Collectively: (a) the pledge agreements and other documents and agreements described on Schedule 1; and (b) each pledge agreement executed and delivered after the date hereof (each of which shall be in form and substance reasonably satisfactory to the Administrative Agent) by the holder(s) of the Capital Stock of a Subsidiary in accordance with Section 9.20; pursuant to which, among other things, Liens on the Equity Collateral are granted, in each case, as amended or restated from time to time.
Prior Fiscal Quarter. See the definition of Total Debt/Consolidated EBITDA Ratio.
Pro Forma Leverage Test. In order to determine
(a) whether certain Indebtedness constitutes Permitted Indebtedness pursuant to Section 10.3,

(b) whether certain mergers or consolidations are permitted pursuant to Section 10.5.1, or
(c) whether certain acquisitions are permitted pursuant to Section 10.6.3, the Total Debt/Consolidated EBITDA Ratio for CHC as of the Measurement Date, after giving pro forma effect to such Indebtedness, merger, consolidation or acquisition, shall not exceed 5.0 to 1.0.
Projected Consolidated EBITDA. The amount set forth on Schedule 4.2.3 with respect to each Fiscal Year ending during the term of this Credit Agreement, commencing with the Fiscal Year ending on December 31, 2011.
Public Lender. See Section 25.4.
Reaffirmation of Guarantee. See definition of Merrill Agreements.
Register. See Section 17.3.
Regulation D. Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.
Reimbursement Obligation. See Section 5.2.
Related Loan. The loan by the Lenders of $5,000,000 to TRCLP Affordable Acquisitions LLC, a wholly-owned Subsidiary of The Related Companies, in connection with, and as contemplated by, the Island Recapitalization.
Related Parties. With respect to any specified Person, such Person’s Affiliates and the respective equityholders, directors, trustees, officers, employees, agents, attorneys, representatives and advisors of such Person and such Person’s Affiliates.
Required Lenders. Any Lender or combination of two or more Lenders holding at least 66.67% of the Total Commitment (as the Commitment for each Lender is reflected on Schedule 2).
Reserve Percentage. The maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed on member banks of the Federal Reserve System against “Eurocurrency Liabilities” as defined in Regulation D.
Revolver. The credit facility pursuant to which Revolving Loans are made and Letters of Credit are issued as contemplated by the terms of this Credit Agreement.
Revolver Maturity Date. March 4, 2015, subject to acceleration under Section 11.2.1.
Revolving Credit Lender. Each Lender whose Revolving Loan Commitment and Revolving Loan Commitment Percentage is greater than zero.

Revolving Credit Limit. The aggregate of all Revolving Loan Commitments from time to time under this Credit Agreement, as may be reduced from time to time pursuant to the terms of this Credit Agreement. As of the date hereof, the Revolving Credit Limit equals $36,981,200. In addition, in the event that any Existing Letter of Credit is terminated or expires, or the amount remaining available to be drawn under any Existing Letter of Credit is reduced, the outstanding principal balance of the Revolving Credit Limit shall be reduced dollar for dollar. Promptly in the event of any reduction in the Revolving Credit Limit, the Administrative Agent will provide written notice to the Borrowers, the Guarantors and the Lenders of the decrease in the Revolving Credit Limit and the Total Credit Amount then occurring. From time to time as the Administrative Agent provides notice of any such decrease, the Administrative Agent will also provide a revised Schedule 2 pursuant to Section 17.3 reflecting the updated Revolving Loan Commitments and the then applicable Revolving Credit Limit.
Revolving Exposure. At any time, the sum of the outstanding amount of all Revolving Loans, plus the Maximum Drawing Amount, plus, without duplication, all Unpaid Reimbursement Obligations.
Revolving Loan Account. See Section 17.3.
Revolving Loan Commitment. Each Revolving Credit Lender’s share of the obligation of such Lender to make Revolving Loans and participate in Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading Revolving Loan Commitment opposite such Lender’s name on Schedule 2 or in the Assignment and Acceptance pursuant to which such Lender became a party hereto, as the same may be (a) reduced from time to time pursuant to Section 2.4;or (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 17.2.
Revolving Loan Commitment Percentage. With respect to each Revolving Credit Lender, the percentage set forth opposite its name on Schedule 2.
Revolving Loan Request. See Section 2.1.5(a).
Revolving Loans. The revolving credit loans made by the Revolving Credit Lenders to the Borrowers pursuant to Section 2.1.
Revolving Note. See Section 2.1.3.
S&P. Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc.
SCUs. Special Common Units issued by CCC entitling the holders thereof to a Preferred Return (as defined in CCC’s Amended and Restated Operating Agreement dated November 17, 2003, as amended).
SEC. The United States Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of the United States Securities and Exchange Commission.

Servicing Agreements. Those certain Servicing Agreements, each between CSL and CAHA, on the one hand, and either CMC, CMP or other Loan Parties, each dated on or about the date hereof, pursuant to which CSL and CAHA performs servicing or sub-servicing for such Loan Party.
Solvent. A Person is Solvent if the present fair saleable value of such Person’s assets is greater than the amount that will be required to pay such Person’s probable liability on its existing debts as they become absolute and matured.
Subordinated Debt. Any of the Borrowers’ Indebtedness for borrowed money subordinated to the payment and performance of the Obligations upon terms and conditions reasonably acceptable to the Administrative Agent. Such Indebtedness will be acceptable to the Administrative Agent, and therefore will constitute Subordinated Debt, if such Indebtedness is not secured by any interest in the Collateral and provides in writing that (a) that payments with respect to such Indebtedness are prohibited during the existence of either or both of (i) a Default in any Obligation requiring the payment of money or (ii) any Event of Default, and (b) that the holder of such Indebtedness shall have agreed, for the benefit of the Lenders, to refrain from pursuing any rights or remedies with respect to such Indebtedness or with respect to any collateral or security therefor (other than the filing of any appropriate proof of claim) until such time as the Obligations have been fully and indefeasibly paid and performed.
Subsidiary. Any corporation, association, trust, partnership, limited liability company or other business entity of which the designated parent shall at any time own directly or indirectly through a Subsidiary or Subsidiaries at least a majority (by number of votes) of the outstanding Voting Stock.
Supplemental Loans. Loans made to the LIHTC Properties or to the Centerline-Sponsored Funds which are made in connection with making operating or capital protective advances in the form of documented or undocumented so-called “supplemental loans” or “voluntary loans” in the ordinary course of business consistent with past practices.
Target Person. See definition of Consolidated Net Income.
Tax Distribution. Any Distribution made to any holder of any Capital Stock in CHC in an amount equal to the product of (a) CHC’s taxable income, if any, allocated to such holder, times (b) the then applicable highest federal and New York State, and New York City income tax rates.
Taxes. All present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
Term Loan. The term loan advanced by the Term Loan Lenders to the Borrowers pursuant to Section 2.2.
Term Loan Account. See Section 17.3.

Term Loan Commitment. As to each Term Loan Lender, the portion of the Term Loan advanced by such Term Loan Lender as set forth on Schedule 2, or in the Assignment and Acceptance pursuant to which such Lender assumed its Term Loan Commitment, as applicable, as the same may be reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 17.2.
Term Loan Commitment Percentage. With respect to each Term Loan Lender, the percentage set forth opposite its name on Schedule 2.
Term Loan Lender. Each Lender whose Term Loan Commitment and Term Loan Commitment Percentage is greater than zero.
Term Loan Limit. The aggregate of all Term Loan Commitments from time to time under this Credit Agreement, as may be reduced from time to time pursuant to Section 4.2. As of the date hereof, the Term Loan Limit equals $137,500,000.00.
Term Loan Maturity Date. March 3, 2017, subject to acceleration under Section 11.2.1.
Term Note. See Section 2.2.2.
The Related Companies. The Related Companies, L.P., a New York limited partnership.
The Related Companies Group. Consists of The Related Companies and all of its Affiliates other than the Centerline Group.
Timex Contribution Agreement. Contribution Agreement, dated as of December 17, 2002, by and among certain of the Loan Parties and The Related Companies, among others, pursuant to which CHC acquired its platform for the syndication of LIHTC Investments.
Total Commitment. The sum of the Commitments of the Lenders, as in effect from time to time.
Total Credit Amount. The aggregate of the Revolving Credit Limit and the Term Loan Limit, from time to time. As of the date hereof, the Total Credit Limit equals $174,481,200. The Total Credit Amount is subject to decrease pursuant to the definition of Revolving Credit Limit, Section 2.4 and Section 4.2.
Total Debt. The sum (without duplication) of the outstanding principal of
(a) Revolving Loans, plus
(b) the Term Loan, plus
(c) Subordinated Debt of the Borrowers, the Guarantors or any of the Pledged Entities (other than Indebtedness of EIT, to the extent that such Indebtedness is otherwise permitted hereunder), plus

(d) all other Indebtedness described in the following clauses of the definition of Indebtedness: (a) through (h), (i) (to the extent not constituting Permitted Indebtedness) and (j), plus
(e) Indebtedness of the Excluded Entities to the extent that such Indebtedness does not constitute Permitted Indebtedness, plus
(f) without duplication, any Contingent Liabilities incurred in connection with or relating to any of the foregoing.
Notwithstanding anything to the contrary contained herein, (i) Indebtedness associated with any general partnership interests held by special purpose entities that are Subsidiaries of CHC shall be included in the calculation of “Total Debt” only to the extent of any recourse to any of the Loan Parties; and (ii) the following Indebtedness shall be excluded from the definition of Total Debt: (1) any Indebtedness constituting Permitted Indebtedness pursuant to clauses (e), (g), (h), (k) through (o) and (r) of Section 10.3.1 and Section 10.3.2, (2) that certain promissory note made by CHC, in principal face amount of $20,000,000, made by CHC payable to the order of Centerline Guarantor LLC, (3) CHC’s $75,000,000 DUS risk-share guaranty for the benefit of Fannie Mae, (4) accrued loss share reserve(s) for the benefit of Fannie Mae and Freddie Mac, (5) any put obligations related to the preferred Capital Stock of CHC set forth on item 2 of Schedule 8.5.4, (6) the CHC/CCG Guaranty, and (7) CHC’s guarantee and indemnification obligations arising under the Reaffirmation of Guarantee.
Total Debt/Consolidated EBITDA Ratio. The ratio calculated by dividing Total Debt by Consolidated EBITDA. In connection with calculating such ratio for purposes of determining (a) whether certain Indebtedness constitutes Permitted Indebtedness pursuant to Section 10.3, (b) whether certain mergers or consolidations are permitted pursuant to Section 10.5.1, or (c) whether certain acquisitions are permitted pursuant to Section 10.6.3;
(y) Total Debt shall be measured as of the date such Indebtedness is to be incurred or such merger, consolidation or investment is to be consummated (the “Measurement Date”), and
(z) CHC’s Consolidated EBITDA shall be measured for the twelve month period ending on the last day of the Fiscal Quarter for which CHC is obligated to have provided financial statements pursuant to Section 9.5.1(a) or (b) immediately preceding such Measurement Date (the “Prior Fiscal Quarter”).
Type. As to all or any portion of any Revolving Loan or the Term Loan, its nature as a Base Rate Loan or LIBOR Rate Loan.
Uniform Customs. See Section 5.1.4.
United States. United States of America.

Unpaid Reimbursement Obligation. The Reimbursement Obligations for which the Borrowers do not reimburse the Administrative Agent and the Lenders on the date specified in, and in accordance with, Section 5.2.
Unused Facility Fee. See Section 2.1.2.
Valid Business Impediment. The existence of any (a) valid legal prohibition or regulatory condition, (b) contractual impediment required for the ongoing profitable operation of such Person, or (c) circumstance in which a consent cannot be obtained after reasonable effort, that would (in any such event) prevent to any extent such Person from providing a Guaranty, an all asset Lien, a Lien on a specific asset or a pledge of Capital Stock, as applicable. In addition, a Valid Business Impediment shall also exist, solely for purposes of determining, under Sections 3.1(b) and 9.19, whether Centerline Investor LP or Centerline Investor LP II is permitted to make a LIHTC Investment instead of Centerline LIHTC Sub, if (x) the LIHTC Project which is the subject of the LIHTC Investment is to be funded with exempt bond financing which would not be a qualified bond under Section 147(a)(1) of the Code, or any successor provision thereto, by virtue of Centerline LIHTC Sub being deemed to be a “substantial user” of the Project (as such term is used in regulations promulgated under the Code) or (y) if the LIHTC Project which is the subject of the LIHTC Investment is not treated as having an eligible basis greater than zero under Section 42(d)(A)(i) of the Code solely by virtue of the LIHTC Project being purchased from a person who would be deemed to be a related person for purposes of Section 42(d)(2)(B)(iii) of the Code by reason of Centerline LIHTC Sub being a partner of the purchaser.
Voting Stock. Capital Stock of any class or classes (however designated), the holders of which are at the time entitled, as such holders, to vote for the election of the directors (or persons performing similar functions) of the corporation, association, trust, partnership, limited liability company or other business entity involved, whether or not the right so to vote exists by reason of the happening of a contingency.
1.2 Rules of Interpretation.
(a) Unless otherwise expressly indicated, a reference to any document or agreement shall include such document or agreement as amended, modified, restated, ratified or supplemented from time to time in accordance with its terms and the terms of this Credit Agreement.
(b) The singular includes the plural and the plural includes the singular.
(c) Unless otherwise expressly indicated, a reference to any law or regulation includes any amendment or modification to, or replacement of, such law or regulation.
(d) A reference to any Person includes its permitted successors and permitted assigns.
(e) Accounting terms not otherwise defined herein have the meanings assigned to them by GAAP applied on a consistent basis by the accounting entity to which they refer.

(f) The words “include,” “includes” and “including” are not limiting.
(g) All terms not specifically defined herein or by GAAP, which terms are defined in the Uniform Commercial Code as in effect in the State of New York, have the meanings assigned to them therein, with the term “instrument” being that term as defined under Article 9 of the Uniform Commercial Code.
(h) Reference to a particular “Section” refers to that section of this Credit Agreement unless otherwise indicated. Reference to a particular “Exhibit” or “Schedule” refers to that Exhibit or Schedule, as applicable, to this Credit Agreement.
(i) The words “herein,” “hereof,” “hereunder” and words of like import shall refer to this Credit Agreement as a whole and not to any particular section or subdivision of this Credit Agreement.
(j) Unless otherwise expressly indicated, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding,” and the word “through” means “to and including.”
(k) This Credit Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are, however, cumulative and are to be performed in accordance with the terms thereof.
(l) This Credit Agreement and the other Loan Documents are the result of negotiation among, and have been reviewed by counsel to, among others, the Administrative Agent, the Lenders, the Guarantors and the Borrowers and are the product of discussions and negotiations among all parties. Accordingly, this Credit Agreement and the other Loan Documents are not intended to be construed against any party merely on account of such party’s involvement in the preparation of such documents.
(m) If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrowers or the Required Lenders shall so request, the Administrative Agent, the Lenders, the Borrowers and the Guarantors shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrowers shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Credit Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
2. REVOLVING LOANS AND TERM LOAN.
2.1 Revolving Loans.

2.1.1 Commitments to Make Revolving Loans. Subject to the terms and conditions of this Credit Agreement, each Revolving Credit Lender agrees, severally and not jointly, to make Revolving Loans to the Borrowers from time to time during the period commencing on the Closing Date and ending on the Revolver Maturity Date, during which period the Borrowers may borrow, repay and re-borrow in accordance with the terms of this Credit Agreement, an amount equal to the then applicable Revolving Loan Commitment of each Revolving Credit Lender; provided, however, that the Borrowers shall not be permitted to borrow Revolving Loans hereunder to the extent that (a) such borrowing would cause the total Revolving Exposure to exceed the Revolving Credit Limit, or (b) a Default has occurred and is continuing or would otherwise be caused by such borrowing. In the event that such borrowing would cause the total Revolving Exposure to exceed the Revolving Credit Limit, the Borrowers agree that such event shall be an Event of Default unless the Borrowers shall, within two (2) Business Days after notice of such excess from the Administrative Agent, pay cash to the Administrative Agent in such amount as shall be necessary to eliminate such excess.
2.1.2 Unused Facility Fee. The Borrowers agree to pay to the Administrative Agent for the pro rata benefit of the Lenders in accordance with their respective Revolving Loan Commitment Percentages a fee (the “Unused Facility Fee”) calculated as follows:
(a) The Unused Facility Fee will accrue at the rate of 0.25% per annum (based on a 360 day year and actual number of days elapsed) times the Daily Unused Amount (as defined below).
(b) The Unused Facility Fee as calculated under this Section for each day of such Fiscal Quarter shall be payable quarterly in arrears on the first day of each Fiscal Quarter for the immediately preceding Fiscal Quarter commencing on the first such date following the date hereof, with a final payment on the Revolver Maturity Date or any earlier date on which the Revolving Loan Commitments shall terminate.
(c) For purposes of the forgoing, the “Daily Unused Amount” shall mean (i) the Revolving Credit Limit, minus (ii) the actual principal outstanding balance of Revolving Loans determined on a daily basis, minus (iii) the applicable Maximum Drawing Amount determined on a daily basis.
2.1.3 Revolving Notes. At the request from time to time of any Revolving Credit Lender, such Lender’s portion of the Revolving Loan Commitment shall be evidenced by a separate promissory note made by the Borrowers payable to the order of such Lender in substantially the form of Exhibit 2.1.3 (each a “Revolving Note”), dated as of the date hereof (or such other date on which such Lender may become a Revolving Credit Lender in accordance with Section 17) and completed with appropriate insertions. Any such Revolving Note shall be payable to the order of such Lender in a principal face amount equal to such Lender’s Revolving Loan Commitment and representing the joint and several obligations of the Borrowers to pay to such Lender such principal amount or, if less, the outstanding amount of all Revolving Loans actually made by such Lender as reflected from time to time in the Revolving Loan Account, plus interest accrued thereon, as set forth below.

2.1.4 Interest on Revolving Loans. Except as otherwise provided in Section 6.12:
(a) Each Revolving Loan which is a Base Rate Loan shall bear interest for each day such Revolving Loan is outstanding at the rate per annum equal to the Base Rate plus the Applicable Margin as in effect from time to time applicable to Revolving Loans that are Base Rate Loans.
(b) Each Revolving Loan which is a LIBOR Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of the Interest Period with respect thereto at the rate per annum equal to the LIBOR Rate determined for such Interest Period plus the Applicable Margin as in effect from time to time applicable to Revolving Loans that are LIBOR Rate Loans.
(c) The Borrowers promise to pay interest on each Revolving Loan in arrears on each Interest Payment Date with respect thereto.
2.1.5 Requests for Revolving Loans.
(a) The Borrowers shall give to the Administrative Agent written notice in the form of Exhibit 2.1.5 of each Revolving Loan requested hereunder (a “Revolving Loan Request”) by no later than 1:00 p.m. Boston time no less than (a) one (1) Business Day prior to the proposed Drawdown Date of any Base Rate Loan and (b) three (3) Business Days prior to the proposed Drawdown Date of any LIBOR Rate Loan. Each such notice shall specify (i) the principal amount of the Revolving Loan requested, (ii) the proposed Drawdown Date of such Revolving Loan, (iii) the Type of such Revolving Loan and (iv) the Interest Period for such Revolving Loan that is to be a LIBOR Rate Loan. In addition, any Revolving Loan Request delivered in connection with a LIHTC Investment pursuant to Section 3.1(b)(i) shall be accompanied by a certificate of an officer of CHC certifying that the applicable LIHTC Property’s satisfaction of the investment criteria set forth on Schedule 9.19. Promptly upon receipt of any Revolving Loan Request, the Administrative Agent shall notify each of the Lenders thereof. Each Revolving Loan Request shall be irrevocable and binding on the Borrowers and shall obligate the Borrowers to accept the Revolving Loan requested from such Lenders on the proposed Drawdown Date. Each Revolving Loan Request with respect to a Base Rate Loan shall be in a minimum aggregate amount of $500,000 and integral multiples of $100,000 in excess thereof and each Revolving Loan Request with respect to a LIBOR Rate Loan shall be in a minimum aggregate amount of $1,000,000 and integral multiples of $100,000 in excess thereof.
(b) Each Revolving Loan that is advanced under this Credit Agreement shall be made by all of the Revolving Credit Lenders simultaneously and proportionately to their respective Revolving Loan Commitment Percentages, it being understood that no Revolving Credit Lender shall be responsible for any default by any other Revolving Credit Lender in such Delinquent Lender’s obligation to make a Revolving Loan requested hereunder nor shall the Revolving Loan Commitment of any Lender to make any Revolving Loan be increased or decreased as a result of a default by a Delinquent Lender in the Delinquent Lender’s obligation to make a Revolving Loan requested hereunder. No later than

4:00 p.m. Boston time on the date that the Administrative Agent receives a Revolving Loan Request, the Administrative Agent shall notify each Revolving Credit Lender of such Revolving Loan request. Each Revolving Credit Lender shall make the amount of its Revolving Loan available to the Administrative Agent, in same day funds, at the office of the Administrative Agent located at 225 Franklin Street, Boston, Massachusetts, not later than 1:00 p.m. Boston time on the date on which the Revolving Loan is to be made.
(c) Except as provided in Section 5.3 with respect to Revolving Loans to be used to reimburse the Administrative Agent or Issuing Bank for the amount of any drawing under a Letter of Credit, upon satisfaction or waiver of the conditions precedent specified in Section 7, the Administrative Agent shall make the proceeds of such Revolving Loan available to the Borrowers by causing an amount of same day funds equal to the proceeds of such Revolving Loan received by the Administrative Agent from the Revolving Credit Lenders to be credited to the account of the Borrowers at the Administrative Agent.
(d) Unless the Administrative Agent shall have been notified by any Revolving Credit Lender prior to the date on which a Revolving Loan is to be advanced that such Revolving Credit Lender does not intend to make available to the Administrative Agent the amount of such Revolving Credit Lender’s Revolving Loan requested on such date, the Administrative Agent may assume that such Revolving Credit Lender will make such amount available to the Administrative Agent on such date and that the Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to the Borrowers a corresponding amount on the date of such advance. If such corresponding amount is not in fact made available to the Administrative Agent by such Revolving Credit Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Delinquent Lender together with (i) interest thereon, for each day from the advance of such Revolving Loan until the date such amount is paid to the Administrative Agent, at the greater of the rate of interest accruing on such Revolving Loan or a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus (ii) any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing. If such Delinquent Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrowers and the Borrowers shall immediately pay such corresponding amount to the Administrative Agent together with interest thereon, for each day such Revolving Loan is outstanding, at the rate payable under this Credit Agreement with respect to such Revolving Loan (provided that, except to the extent otherwise prohibited in this Agreement, the Borrower may instead immediately borrow additional Revolving Loans such that, after giving effect to an additional failure by such Delinquent Lender to fund, the Borrower has borrowed the full amount set forth in the applicable Revolving Loan Request, and, if applicable, the Administrative Agent is reimbursed for any amounts advanced by it on behalf of such Delinquent Lender).
(e) Nothing in this Section shall be deemed to relieve any Delinquent Lender from its obligation to fulfill its Revolving Loan Commitment hereunder, to prejudice any rights that the Borrowers may have against any Delinquent Lender as a result of any default by such Delinquent Lender hereunder, or to require the Borrowers to pay more than the rate of interest otherwise applicable to the principal amounts outstanding.

2.2 Term Loan.
2.2.1 Commitments to Make Term Loan. Subject to the terms and conditions set forth in the Original Agreement, each Lender has loaned to the Borrowers the amount of its Term Loan Commitment Percentage of the Term Loan outstanding as of the Closing Date. On the Closing Date the total outstanding principal amount of the Term Loan shall be $137,500,000.00. Any principal of the Term Loan repaid may not be reborrowed.
2.2.2 Term Notes. At the request from time to time of any Term Loan Lender, such Lender’s portion of the Term Loan shall be evidenced by a separate promissory note made by the Borrowers payable to the order of such Lender in substantially the form of Exhibit 2.2.2 (each a “Term Note”), dated the Closing Date (or such other date on which such Lender may become a Term Loan Lender in accordance with Section 17) and completed with appropriate insertions. Any such Term Note shall be payable to the order of such Lender in a principal face amount equal to such Lender’s Term Loan Commitment and representing the joint and several obligations of the Borrowers to pay to such Lender such principal amount or, if less, the outstanding amount of the Term Loan actually made by such Lender as reflected from time to time in the Term Loan Account, plus interest accrued thereon, as set forth below.
2.2.3 Interest on Term Loan. Except as otherwise provided in Section 6.12:
(a) To the extent that all or any portion of the Term Loan bears interest at the Base Rate, the Term Loan or such portion shall bear interest at the rate per annum equal to the Base Rate plus the Applicable Margin as in effect from time to time applicable to all or any portion of the Term Loan bearing interest at the Base Rate.
(b) To the extent that all or any portion of the Term Loan bears interest at the LIBOR Rate, the Term Loan or such portion shall bear interest during the applicable Interest Period at the rate per annum equal to the LIBOR Rate determined for such Interest Period plus the Applicable Margin as in effect from time to time applicable to all or any portion of the Term Loan bearing interest at the LIBOR Rate.
(c) The Borrowers promise to pay interest on the Term Loan or any portion thereof in arrears on each Interest Payment Date with respect thereto.
2.3 Types of Loans: Conversion and Continuation Options.
2.3.1 Conversion to Different Type of Loan. The Borrowers may elect from time to time, by giving the Administrative Agent written notice in the form of Exhibit 2.3.1 by 1:00 p.m. Boston time, to convert any portion of the outstanding Loans to a Loan of another Type, provided that (a) with respect to any such conversion of a LIBOR Rate Loan to a Base Rate Loan, the Borrowers shall give the Administrative Agent at least one (1) Business Day’s prior written notice of such election; (b) with respect to any such conversion of a Base Rate Loan to a LIBOR Rate Loan, the Borrowers shall give the Administrative Agent at least three (3) Business Days’ prior written notice of such election; (c) with respect to any such conversion of a LIBOR Rate Loan into a Base Rate Loan, such conversion shall only be made on the last day of the Interest Period with respect thereto unless the Borrowers pay breakage fees to the extent required pursuant to Section 6.11, and (d) no outstanding portion of the Loans may be converted into, or continued as, a LIBOR Rate Loan when any Default has occurred and is continuing. Promptly upon the receipt of any such election, the Administrative Agent shall notify the Lenders thereof. On the date on which such conversion is being made, each Lender shall take such action as is necessary to transfer its Commitment Percentage of such portion of the outstanding Loans to its Domestic Lending Office or its LIBOR Lending Office, as the case may be. All or any part of outstanding Loans of any Type may be converted into another Type as provided herein, provided that any partial conversion with respect to an outstanding portion of the Loans shall be in an aggregate principal amount of $1,000,000 or whole multiples of $100,000 in excess thereof. Each Conversion Request by the Borrowers relating to the conversion of any portion of the Loans to a LIBOR Rate Loan shall be irrevocable.
2.3.2 Continuation of Type of Loan. Any portion of the Loans of any Type may be continued as the same Type upon the expiration of an Interest Period with respect thereto by the Borrowers giving to the Administrative Agent written notice in the form of Exhibit 2.3.1 by 1:00 p.m. Boston time, to continue any portion of the outstanding Loans as such Type; provided that no LIBOR Rate Loan may be continued as such when any Default has occurred and is continuing, but shall be automatically converted to a Base Rate Loan on the last day of the first Interest Period relating thereto ending during the continuance of any Default of which officers of the Administrative Agent active upon the Borrowers’ account have actual knowledge. In the event that the Borrowers fail to provide any notice with respect to the continuation of any LIBOR Rate Loan, then such LIBOR Rate Loan shall be automatically converted to a Base Rate Loan on the last day of the Interest Period relating thereto. The Administrative Agent shall notify the Lenders thereof promptly when any such automatic conversion contemplated by this Section is scheduled to occur.
2.3.3 LIBOR Rate Loans. Any conversion to or from LIBOR Rate Loans shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of all LIBOR Rate Loans having the same Interest Period shall not be less than $1,000,000 or whole multiples of $100,000 in excess thereof. No more than eight (8) LIBOR Rate Loans having different Interest Periods may be outstanding at any time.
2.3.4 Notification by Borrowers. The Borrowers shall notify the Administrative Agent, such notice to be irrevocable, at least three (3) Business Days prior to the Drawdown Date of any portion of the Loans if all or any portion of the Loans is to bear interest at the LIBOR Rate. After any portion of the Loans has initially been made, the provisions of Sections 2.3.1 and 2.3.2 shall apply mutatis mutandis with respect to such portion of the Loans so that the Borrowers may have the same interest rate options with respect to such portion of the Loans outstanding from time to time.
2.3.5 Amounts, Etc. Any portion of the Loan bearing interest at the LIBOR Rate relating to any Interest Period shall be in the amount of $1,000,000 or an integral multiple of $100,000 in excess thereof. No Interest Period relating to the Term Loan or any portion thereof bearing interest at the LIBOR Rate shall extend beyond the date on which a regularly scheduled installment payment of the principal of the Term Loan is to be made unless a portion of the Term Loan at least equal to such installment payment has an Interest Period ending on such date or is then bearing interest at the Base Rate.

2.4 Reduction of Commitments.
2.4.1 Elective Reduction of Commitments. The Borrowers shall have the right, without premium or penalty (except as otherwise set forth herein), at any time and from time to time upon at least three (3) Business Days prior written notice to the Administrative Agent to reduce by $3,000,000, or integral multiples of $1,000,000 in excess thereof, or to terminate entirely the Revolving Credit Limit in excess of the then outstanding Revolving Exposure; provided, however, that the Revolving Credit Limit may not be reduced below $10,000,000 unless all Revolving Loans and all other Obligations relating thereto are paid and performed in full, all Letters of Credit are terminated, replaced or secured by Cash Collateral in accordance with Section 5.2, and the Revolving Credit Limit is reduced to zero.
2.4.2 Pro Rata Reductions in Commitments. In the event of any reduction pursuant to Section 2.4.1, the Revolving Loan Commitments of the Lenders shall be either (i) reduced pro rata in accordance with their respective Revolving Loan Commitment Percentages of the amount so reduced, or (ii) as the case may be, terminated. Promptly after receiving any notice from the Borrowers delivered pursuant to Section 2.4.1, the Administrative Agent will notify the Lenders of the substance thereof. Upon the effective date of any such reduction or termination, the Borrowers shall pay to the Administrative Agent for the respective pro rata accounts of such Lenders the full amount of any Unused Facility Fee then accrued on the amount of the reduction. No reduction or termination of the Revolving Loan Commitments may be reinstated. Upon any reduction or termination of the aggregate Revolving Loan Commitments pursuant to this Section, the Administrative Agent will unilaterally revise, and will circulate to the Borrowers and each of the Lenders, a revised Schedule 2 reflecting such reduction or termination.
3. USE OF PROCEEDS
3.1 Use of Proceeds. The proceeds of the Revolving Loans and the Term Loan shall be used solely and exclusively for the following purposes:
(a) Use of Term Loan. The proceeds of the Term Loan that are fully advanced as of the Closing Date shall be repaid in full in accordance with the terms of this Credit Agreement, and may not be reborrowed. The proceeds of the Term Loan shall be used solely to pay in full or in part, or to refinance, the credit facilities outstanding under the Original Agreement.
(b) Use of Revolving Loans. From the Closing Date through the Revolver Maturity Date, the proceeds of Revolving Loans equal to an aggregate outstanding balance of up to $25,000,000 may be borrowed, repaid and reborrowed from time to time and may be used entirely (i) for investments by Centerline LIHTC Sub or, in the event of a Valid Business Impediment to Centerline LIHTC Sub making such investment, Centerline Investor LP or Centerline Investor LP II (“LIHTC Investments”) and (ii) for the Borrowers’, Guarantors’ and Pledged Entities’ general corporate purposes.
4. REPAYMENT OF REVOLVING LOANS AND TERM LOAN.
4.1 Revolving Loans.

4.1.1 Maturity. The Borrowers promise to pay on the Revolver Maturity Date, and there shall become absolutely due and payable on the Revolver Maturity Date, all of the Revolving Loans outstanding on such date, together with any and all accrued and unpaid interest thereon and all other fees and other amounts and Obligations then accrued and outstanding with respect thereto.
4.1.2 Repayments of Revolving Loans for LIHTC Investments. With respect to any LIHTC Advance Amount advanced in order to fund any LIHTC Investments in a particular LIHTC Property, the Borrowers shall repay such LIHTC Advance Amount on the earlier to occur of (a) such date as the LIHTC Investments in such LIHTC Property (or such LIHTC Property itself ) are sold, transferred or otherwise disposed of, and (b) 180 days after the first Revolving Loan was made with respect to such LIHTC Property.
4.1.3 Optional Repayments of Revolving Loans. The Borrowers shall have the right, at their election, to repay all or any portion of the outstanding Revolving Loans, at any time without penalty or premium; provided that any full or partial prepayment of the outstanding amount of any portions of the Revolving Loans that are LIBOR Rate Loans may be made only on the last day of the Interest Period relating thereto (unless breakage costs are paid by the Borrowers pursuant to Section 6.11). The Borrowers shall provide to the Administrative Agent, no later than 12:00 p.m. Boston time, at least three (3) Business Days prior written notice of any proposed prepayment of any LIBOR Rate Loans pursuant to this Section, specifying the proposed date of prepayment and the principal amount to be prepaid. Any prepayment of a portion of the then outstanding Revolving Loans shall be applied, in the absence of instruction by the Borrowers, (a) first, to prepay all outstanding fees and interest accrued to the date or prepayment on the amount being prepaid, (b) second, to the principal of such Revolving Loans which are Base Rate Loans, and (c) third, to the principal of such Revolving Loans which are LIBOR Rate Loans. Each partial prepayment shall be allocated among the Lenders, in proportion to their respective Revolving Loan Commitment Percentages, to the respective unpaid principal amount of each such Lender’s outstanding portion of the Revolving Loans as reflected in the Revolving Loan Account.
4.2 Amortization of Term Loan. The entire outstanding principal balance of the Term Loan, along with all interest thereon and any other Obligations relating thereto, shall be absolutely due and payable in full on the Term Loan Maturity Date.
4.2.1 Mandatory Quarterly Amortization. Commencing with the first such payment to be due and payable on December 30, 2011, and ending with the last such payment to be due and payable on December 30, 2016, a portion of the then outstanding principal balance of the Term Loan equal to $2,976,190 shall be due and payable on the last Business Day of each Fiscal Quarter following the date hereof.
4.2.2 Mandatory Prepayments from Excess Sale Proceeds, Casualty Events and Distributions from Excluded Entities. Concurrently with the receipt by CHC or any of its Subsidiaries of:
(a) any Excess Sale Proceeds during the term of this Credit Agreement;

(b) net cash proceeds from Casualty Events which have not been utilized by CHC or such Subsidiary to repair or replace the property so damaged, destroyed or taken within one hundred eighty (180) days of receipt of such proceeds (or within 365 days of such receipt if a contract for such utilization is executed and delivered within 180 days of such Casualty Event);
(c) any Excluded Entity Distributions;
(d) any amounts released to a Loan Party or the Administrative Agent from the escrow account established under the Escrow Agreement;
the Borrowers shall pay to the Administrative Agent for the respective accounts of the Lenders an amount equal to 100% of such proceeds or Distributions, to be applied in the manner set forth in Section 4.2.4; provided, however, the terms of this Section 4.2.2 may be waived by the Required Lenders.
4.2.3 Additional Mandatory Prepayments from Consolidated EBITDA. Commencing with the Fiscal Year ending on December 31, 2011 and with respect to each Fiscal Year ending thereafter until the Term Loan Maturity Date, the Borrowers shall prepay the then outstanding principal balance of the Term Loan in an amount equal to 75% of the excess, if any, of (a) Consolidated EBITDA for such Fiscal Year, over (b) 130% of the Projected Consolidated EBITDA for such Fiscal Year; provided, that, in order to avoid double-counting, receipts which are applied to prepay the Loans pursuant to Section 4.2.2 that are included in Consolidated EBITDA for the relevant Fiscal Year shall be excluded from Consolidated EBITDA for purpose of calculating any mandatory prepayment required pursuant to this Section 4.2.3. The amount to be paid pursuant to this Section shall be due and payable one Business Day following the earlier to occur of (y) the day on which the audited financial statements of CHC with respect to the Fiscal Year for which Consolidated EBITDA is determined are delivered to the Administrative Agent pursuant to Section 9.5.1(a), and (z) the date on which such audited financial statements are required to be so delivered to the Administrative Agent pursuant to Section 9.5.1(a).
4.2.4 Application of Mandatory Repayments. Provided there is not then outstanding any Event of Default, all payments made pursuant to Section 4.2.2 and Section 4.2.3 shall be applied (a) first, to prepay or pay all outstanding fees and interest accrued to the date of prepayment on the amount being prepaid, (b) second, to the outstanding principal amount of the Balloon which are Base Rate Loans, (c) third, to the outstanding principal amount of the Balloon which are LIBOR Rate Loans, and (d) fourth, after such time as the amount of the Balloon and all other Obligations relating thereto have been paid in their entirety, to prepay quarterly amortization payments due pursuant to Section 4.2.1 in inverse order of maturity. Such payments shall be made pro rata among the Lenders in accordance with their respective Term Loan Commitment Percentages. Any such payments shall permanently reduce the Term Loan Limit and the related Term Loan Commitments.
4.2.5 Optional Prepayments of Term Loan. The Borrowers shall have the right at any time to prepay the Term Loan on or before the Term Loan Maturity Date, as a whole or in part, without premium or penalty; provided that the minimum optional prepayment amount shall equal or exceed $1,000,000, upon not less than one (1) Business Day with respect to Base

Rate Loans and three (3) Business Days with respect to LIBOR Rate Loans prior written notice to the Administrative Agent; provided further that (a) no portion of the Term Loan bearing interest at the LIBOR Rate may be prepaid pursuant to this Section except on the last day of the Interest Period relating thereto (unless breakage costs are paid by the Borrowers pursuant to Section 6.11) and (b) each partial prepayment shall be allocated among the Lenders, in proportion to their respective Term Loan Commitment Percentages, to the respective unpaid principal amount of each such Lender’s outstanding portion of the Term Loan as reflected in the Term Loan Account. Any optional prepayment of principal of the Term Loan pursuant to this Section shall be accompanied by payment in full of all interest accrued to the date of prepayment on the amount being prepaid and, during such time as there is no Default outstanding, shall be applied to the remaining scheduled installments of the Term Loan or to the Balloon as the Borrowers may direct, on a pro rata basis among the Lenders. No amount prepaid with respect to the Term Loan may be reborrowed.
5. LETTERS OF CREDIT.
5.1 Letter of Credit Commitments.
5.1.1 Existing Letters of Credit. Listed on Schedule 5 are all the Existing Letters of Credit.
5.1.2 Commitment to Issue Letters of Credit. Subject to the terms and conditions hereof and the execution and delivery by the Borrowers of a letter of credit application on the Issuing Bank’s customary form (a “Letter of Credit Application”), the Issuing Bank on behalf of the Revolving Credit Lenders and in reliance upon the agreement of such Lenders set forth in Section 5.1.5 and upon the representations and warranties of the Borrowers contained herein, agrees to issue, extend and renew for the account of the Borrowers one or more New Letters of Credit, in such form as may be requested from time to time by one of the Borrowers and agreed to by the Issuing Bank; and the Administrative Agent (if different than the Issuing Bank) shall, on behalf of the Revolving Credit Lenders and in reliance upon the agreement of such Lenders set forth in Section 5.1.5 and upon the representations and warranties of the Borrowers contained herein, agrees to enter into an LC Guaranty to support the Reimbursement Obligations of the Borrowers with respect to all Letters of Credit outstanding from time to time (an “LC Guaranty”); provided, however, that after giving effect to such request, (i) the sum of the aggregate Maximum Drawing Amount on all New Letters of Credit and all Unpaid Reimbursement Obligations with respect to New Letters of Credit shall not exceed $10,000,000 at any one time, and (ii) the Revolving Exposure shall not exceed the Revolving Credit Limit at such time.
5.1.3 Letter of Credit Applications. Each Letter of Credit Application shall be completed to the reasonable satisfaction of the Administrative Agent and the Issuing Bank. In the event that any provision of any Letter of Credit Application shall be inconsistent with any provision of this Credit Agreement, then the provisions of this Credit Agreement shall, to the extent of any such inconsistency, govern.
5.1.4 Terms of Letters of Credit. Each Letter of Credit shall, among other things, (a) provide for the payment of sight drafts for honor thereunder when presented in accordance with the terms thereof and when accompanied by the documents described therein, and (b) have an expiration date no later than the date which is thirty (30) days (or, if the Letter of Credit is confirmed by a confirmer or otherwise provides for one or more nominated persons, sixty (60) days) prior to the Revolver Maturity Date. Subject to clause (b) above, each Letter of Credit shall expire (without giving effect to any extension thereof by reason of an interruption of business) at or prior to the close of business 365 days, in the case of standby Letters of Credit, or 180 days, in the case of documentary Letters of Credit, after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, 365 days or 180 days, as applicable, after such renewal or extension); provided that the Issuing Bank shall, upon request of the Borrowers, agree to extend, renew or issue any such standby Letter of Credit providing for automatic extensions thereof to a date not later than 365 days beyond its current expiration date (or such longer period as may be agreed to by the Issuing Bank) (provided that in no event shall such period up to or longer than 365 days extend beyond the date referred to in clause (b) above); and provided further that any such automatic extension of a Letter of Credit must permit the Issuing Bank to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day in each such twelve-month period to be agreed (but not less than 30 days prior to the then-current expiration date) upon at the time such Letter of Credit is extended, renewed or issued. Each Letter of Credit so issued, extended or renewed shall be subject to the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500 or any successor version thereto adopted by the Issuing Bank in the ordinary course of its business as a letter of credit issuer and in effect at the time of issuance of such Letter of Credit (the “Uniform Customs”) or, in the case of a standby Letter of Credit, either the Uniform Customs or the International Standby Practices (ISP98), International Chamber of Commerce Publication No. 590, or any successor code of standby letter of credit practices among banks adopted by the Issuing Bank in the ordinary course of its business as a standby letter of credit issuer and in effect at the time of issuance of such Letter of Credit. No Letter of Credit shall be for less than $500,000.00 (unless otherwise agreed to by the Issuing Bank) and there shall be no more than ten (10) Letters of Credit outstanding at any one time.
5.1.5 Letter of Credit Participation of Lenders. Each Revolving Credit Lender severally, but not jointly, agrees that it shall be absolutely liable, without regard to the occurrence of any Default or any other condition precedent whatsoever, to the extent of such Lender’s Revolving Loan Commitment Percentage, to reimburse the Administrative Agent on demand for the amount of each draft paid by the Issuing Bank under each Letter of Credit and, if applicable, each payment made by the Administrative Agent to the Issuing Bank under any LC Guaranty relating to any Letter of Credit issued for the account of either of the Borrowers to the extent that such amount is not reimbursed by the Borrowers pursuant to Section 5.2 (such agreement by a Lender being called herein the “Letter of Credit Participation” of such Lender).
5.1.6 Participations of Lenders. Each such payment made by a Revolving Credit Lender shall, unless the applicable Reimbursement Obligation has been otherwise funded as a Revolving Loan bearing interest at the Base Rate pursuant to Section 5.2, be treated as the purchase by such Revolving Credit Lender of a participating interest in the Borrowers’ Reimbursement Obligation under Section 5.2 in an amount equal to such payment. To that extent, each Revolving Credit Lender shall share in accordance with its respective Revolving Loan Commitment Percentage, in any interest which accrues pursuant to Section 5.2.
5.2 Reimbursement Obligation of the Borrowers. In order to induce the Administrative Agent to cause the Issuing Bank to issue, extend and renew each Letter of Credit, the Borrowers agree to reimburse or pay to the Administrative Agent for the account of the Administrative Agent and/or the Issuing Bank or (as the case may be) the Lenders, with respect to each Letter of Credit issued, extended or renewed for either of the Borrowers’ account, within two (2) Business Days after notice from the Administrative Agent or the Issuing Bank that any draft presented under such Letter of Credit is honored by the Issuing Bank, or the Issuing Bank or the Administrative Agent otherwise makes a payment with respect thereto or the Administrative Agent makes any payment under any LC Guaranty, (a) the amount paid by the Issuing Bank or the Administrative Agent under or with respect to such Letter of Credit, and (b) the amount of any taxes, fees, charges or other costs and expenses whatsoever reasonably incurred by the Issuing Bank or Administrative Agent or any Lender (without duplication of any amounts paid by the Borrowers pursuant to Section 6.2, and other than Excluded Taxes) in connection with any payment made by the Issuing Bank, Administrative Agent or any Lender under, or with respect to, such Letter of Credit (collectively, the “Reimbursement Obligations”); provided that, regardless of whether the conditions to borrowing set forth herein are then satisfied, payment of each Reimbursement Obligation by the Borrowers under this Section shall be made through the automatic funding of a Revolving Loan bearing interest at the Base Rate applicable to Revolving Loans in an amount equal to the amount of such Reimbursement Obligation, and the Borrowers hereby irrevocably authorize and direct the Administrative Agent and Issuing Bank to take such actions as may be necessary to effectuate such automatic funding of any such Base Rate Loans. Notwithstanding the foregoing, upon the reduction (but not termination) of the Revolving Credit Limit to an amount less than the then outstanding Revolving Exposure at such time as the then applicable Maximum Drawing Amount is greater than zero, the Borrowers shall within two (2) Business Days provide cash or Cash Equivalents to the Administrative Agent in an amount equal to the lesser of (i) the excess of the Revolving Exposure over the Revolving Credit Limit, and (ii) such Maximum Drawing Amount, which amount shall be held by the Administrative Agent for the benefit of the Lenders and the Administrative Agent as cash collateral for all Reimbursement Obligations, and upon the reduction of the Revolving Credit Limit to zero, or the acceleration of the Reimbursement Obligations with respect to all Letters of Credit issued for the account of the Borrowers in accordance with Section 11.2.1, the Borrowers shall immediately provide cash or Cash Equivalents to the Administrative Agent in an amount equal to the then Maximum Drawing Amount on all Letters of Credit, which amount shall be held by the Administrative Agent, for the benefit of the Lenders and the Administrative Agent, as cash collateral for all Reimbursement Obligations (all such cash collateral to be provided pursuant to this sentence, collectively, the “Cash Collateral”).
Each such payment shall be made to the Administrative Agent at the Administrative Agent’s Office in immediately available funds. Interest on any and all amounts remaining unpaid by the Borrowers under this Section at any time from the date such amounts become due and payable (whether as stated in this Section, by acceleration or otherwise) until payment in full (whether before or after judgment) shall be payable to the Administrative Agent on demand and shall accrue interest at the Default Rate.

5.3 Letter of Credit Payments. If any draft shall be presented or other demand for payment shall be made under any Letter of Credit, the Administrative Agent shall notify the Borrowers of the date and amount of the draft presented or demand for payment and of the date and time when it expects to pay such draft or honor such demand for payment. If the Borrowers fail to reimburse the Administrative Agent as provided in Section 5.2 on or before the date that such draft is paid or other payment is made by the Issuing Bank or the Administrative Agent or, as a result of the applicable borrowing limits described therein being exceeded such Reimbursement Obligations are not satisfied by the making of a Revolving Loan bearing interest at the Base Rate applicable to Revolving Loans, the Administrative Agent may at any time thereafter notify the Revolving Credit Lenders of the amount of any such Unpaid Reimbursement Obligation. No later than 2:00 p.m. Boston time on the Business Day next following the receipt of such notice, each such Revolving Credit Lender shall make available to the Administrative Agent, at the Administrative Agent’s Office, in immediately available funds, such Revolving Credit Lender’s Revolving Loan Commitment Percentage of such Unpaid Reimbursement Obligation, together with an amount equal to the product of (a) the average, computed for the period referred to in clause (c) below, of the weighted average interest rate paid by the Administrative Agent for federal funds acquired by the Administrative Agent during each day included in such period, times (b) the amount equal to such Lender’s Revolving Loan Commitment Percentage of such Unpaid Reimbursement Obligation, times (c) a fraction, the numerator of which is the number of days that elapse from and including the date the Issuing Bank or the Administrative Agent paid the draft presented for honor or otherwise made payment to the date on which such Lender’s Revolving Loan Commitment Percentage of such Unpaid Reimbursement Obligation shall become immediately available to the Administrative Agent, and the denominator of which is 360. The responsibility of the Issuing Bank and the Administrative Agent to the Borrowers and the Lenders shall be only to determine that the documents (including each draft) delivered under each Letter of Credit in connection with such presentment shall be in conformity in all material respects with such Letter of Credit.
5.4 Obligations Absolute. The Borrowers’ obligations under this Section shall be joint, several, absolute and unconditional under any and all circumstances and irrespective of the occurrence of any Default or any condition precedent whatsoever or any setoff, counterclaim or defense to payment which either Borrower may have or have had against the Issuing Bank or the Administrative Agent, any Lender or any beneficiary of a Letter of Credit. The Borrowers further agree with the Administrative Agent and the Lenders that none of the Issuing Bank, the Administrative Agent and the Lenders shall be responsible for, and the Borrowers’ Reimbursement Obligations under Section 5.2 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among the Borrowers, the beneficiary of any Letter of Credit or any financing institution or other party to which any Letter of Credit may be transferred or any claims or defenses whatsoever of either Borrower against the beneficiary of any Letter of Credit or any such transferee. None of the Issuing Bank, the Administrative Agent and the Lenders shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit. The Borrowers agree that any action taken or omitted by the Issuing Bank, the Administrative Agent or any Lender under or in connection with each Letter of Credit and the related drafts and documents, if done in good faith and in the absence of gross negligence or willful misconduct, shall be binding upon the Borrowers and the Guarantors and shall not result in any liability on the part of the Issuing Bank, the Administrative Agent or any Lender to the Borrowers or Guarantors.
5.5 Reliance by Issuer. To the extent not inconsistent with Section 5.4, the Issuing Bank and the Administrative Agent shall be entitled to rely, and shall be fully protected in relying upon, any Letter of Credit, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document reasonably believed by such Person to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel, independent accountants and other experts selected by the Issuing Bank or the Administrative Agent.
5.6 Letter of Credit Fees. The Borrowers shall pay the following fees in respect of each Letter of Credit (the “Letter of Credit Fees”): (a) to the Administrative Agent, a per annum fee in an amount equal to (i) during such time as there is outstanding no Event of Default, 3.00% times the Maximum Drawing Amount of each such Letter of Credit, and (ii) during such time as there exists an Event of Default, the rate provided in Section 6.12 (to the fullest extent permitted by applicable law), which Letter of Credit Fees shall be for the accounts of the Lenders in accordance with their respective Revolving Loan Commitment Percentages; and (b) to the Issuing Bank, for the account of the Issuing Bank as a fronting fee, a per annum fee in an amount equal to 0.125% times the Maximum Drawing Amount of each Letter of Credit. The Letter of Credit Fees shall be paid quarterly in arrears on the first Business Day of each Fiscal Quarter for the immediately preceding Fiscal Quarter. In respect of each Letter of Credit issued for the account of either Borrower, the Borrowers shall also pay to the Issuing Bank for the Issuing Bank’s own account, at such other time or times as such charges are customarily made by the Issuing Bank, the Issuing Bank’s customary issuance, amendment, negotiation, payment or document examination and other administrative fees as in effect and applicable from time to time.
6. CERTAIN GENERAL PROVISIONS.
6.1 Payments to Administrative Agent. All payments of principal and interest on any outstanding portion of the Loans and all Reimbursement Obligations, Fees and any other amounts due hereunder or under any of the other Loan Documents (unless the provisions of this Credit Agreement or another Loan Document require otherwise) shall be made on the due date thereof to the Administrative Agent in Dollars for the respective accounts of the Creditor Parties, by wire transfer of immediately available funds, at the Administrative Agent’s Office or at such other place as the Administrative Agent may from time to time designate, in each case no later than 12:00 p.m. Boston time.
6.2 No Offsets, Taxes Etc.
6.2.1 No Offsets. Any and all payments by the Borrowers or Guarantors hereunder or under any of the other Loan Documents shall be made free and clear of and without deduction or withholding for any and all present or future Taxes, unless such Taxes are required by law or the administration thereof to be deducted or withheld (all such Taxes, excluding the Excluded Taxes and Other Taxes, being referred to herein as “Covered Taxes”). If the

Borrowers or Guarantors shall be required by law or the administration thereof to deduct or withhold any Covered Taxes from or in respect of any sum payable hereunder or under any other Loan Document, (a) the sum payable shall be increased as may be necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to additional amounts paid under this paragraph), the applicable Creditor Parties receive an amount equal to the sum they would have received if no such deduction or withholding had been made; (b) the Borrowers and Guarantors shall make such deductions or withholdings; and (c) the Borrowers and Guarantors shall pay the full amount deducted or withheld to the relevant taxation or other authority in accordance with applicable law.
6.2.2 Other Taxes. The Borrowers and Guarantors agree to pay, in a timely manner and in accordance with all applicable law, any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies (all such taxes, charges and levies being herein referred to as “Other Taxes”) imposed by any jurisdiction (or any political subdivision or taxing authority thereof or therein) which arise from any payment made by the Borrowers or Guarantors hereunder or under any of the other Loan Documents or from the execution, delivery or registration of, or otherwise with respect to, this Credit Agreement or any of the other Loan Documents.
6.2.3 Indemnification. The Borrowers and Guarantors agree to indemnify each of the Creditor Parties for the full amount of Covered Taxes or Other Taxes not deducted, withheld and paid by the Borrowers or Guarantors in accordance with Sections 6.2.1 and 6.2.2 on amounts payable by the Borrowers and Guarantors under this Section which are paid by any of the Creditor Parties and any liability (including penalties and interest arising therefrom or with respect thereto, other than penalties and interest attributable solely to the gross negligence or willful misconduct of such Creditor Parties, as applicable) arising therefrom or with respect thereto, whether or not any such Covered Taxes or Other Taxes were correctly or legally asserted. Payment under this indemnification shall be made within fifteen (15) days from the date a Creditor Party makes written demand therefor. A certificate as to the amount of such Covered Taxes or Other Taxes and evidence of payment thereof submitted to the Borrowers and Guarantors shall be conclusive, absent manifest error, of the amount due from the Borrowers or Guarantors to such Creditor Party.
6.2.4 Non-U.S. Lenders. Each Creditor Party that is organized under the laws of a jurisdiction outside the United States (a “Non-U.S. Lender”) agrees that it shall, no later than the Closing Date (or, in the case of a Creditor Party which becomes a party hereto pursuant to this Credit Agreement after the Closing Date, on or prior to the date upon which such Creditor Party becomes a party hereto), and from time to time thereafter upon the reasonable request of the Borrowers (but only if such Non-U.S. Lender or beneficial owner is legally entitled to do so) deliver to the Borrowers and the Administrative Agent two properly completed and duly executed copies of either United States Internal Revenue Service Form W-8BEN, W-8ECI or W-8IMY or any subsequent versions thereof or successors thereto, or any other form prescribed by applicable law as a basis for claiming exemption from (or reduction in) United States federal withholding tax together with such supplementary documentation as may be prescribed by applicable law, in each case claiming complete exemption from, or reduced rate of, United States federal withholding tax and payments of interest hereunder. In addition, in the case of a Non-U.S. Lender claiming exemption from United States federal withholding tax under Section

871(h) or Section 881(c) of the Code, such Non-U.S. Lender (to the extent legally entitled to do so) shall deliver a certificate, in substantially the same form as Exhibit 6.2.4, to the Borrowers and the Administrative Agent, certifying that such Non-U.S. Lender or beneficial owner is not (A) a bank for purposes of Section 881(c)(3)(A) of the Code, (B) a 10-percent shareholder of any of the Borrowers within the meaning of Section 881(c)(3)(B) of the Code, and (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code. Each Non-U.S. Lender (i) agrees that it shall promptly notify the Borrowers and the Administrative Agent in the event any such representation provided pursuant to this Section is no longer accurate and (ii) agrees that it will deliver updated versions of the foregoing, as applicable, whenever any of the previous certifications provided herein has become inaccurate in any material respect, together with such other forms as may be required in order to confirm or establish the entitlement of such Creditor Party to a continued exemption from or reduction in United States withholding tax with respect to payments under this Credit Agreement. All forms provided in this Section shall be delivered by each Non-U.S. Lender to the Borrowers and the Administrative Agent on or before the date it becomes a party to this Credit Agreement and on or before the date, if any, such Non-U.S. Lender changes its applicable lending office by designating a different lending office (a “New Lending Office”).
6.2.5 U.S. Lenders. Any Creditor Party that is not a Non-U.S. Lender and that may not be treated as an exempt recipient based on the indicators described in Treasury Regulation Section 1.6049-4(c)(1)(ii) shall deliver to the Borrowers on or prior to the date on which such Creditor Party becomes a Creditor Party under this Credit Agreement (and from time to time thereafter as prescribed by applicable law or upon the reasonable request of the Borrowers), two duly executed and properly completed copies of United States Internal Revenue Service Form W-9, or any successor form that such Creditor Party is entitled to provide at such time in order to comply with United States back-up withholding requirements. Notwithstanding any other provision in this Section, no amount shall be required to be paid to a Creditor Party under this Section with respect to backup withholding if there has been a notified underreporting pursuant to Section 3406(a)(1)(C) of the Code (or similar provision or successor provision) with respect to such Creditor Party.
6.2.6 Pre-Existing Withholding Requirements. The Borrowers and Guarantors shall not be required to indemnify any Non-U.S. Lender, or pay any additional amounts to any Non-U.S. Lender, in respect of United States federal withholding tax pursuant to this Credit Agreement to the extent that the obligation to withhold amounts with respect to United States federal withholding tax existed on the date such Non-U.S. Lender became a party to this Credit Agreement or, with respect to payments to a New Lending Office, the date such Non-U.S. Lender designated such New Lending Office with respect to the Loans; provided, however, that this clause shall not apply to the extent (i) the indemnity payment or additional amounts any transferee or assignee of any Creditor Party, or any Creditor Party through a New Lending Office, would be entitled to receive (without regard to this clause (i)) do not exceed the indemnity payment or additional amounts that the Person making the assignment or transfer to such transferee or assignee, or Creditor Party making the designation of such New Lending Office, would have been entitled to receive in the absence of such assignment, transfer or designation, or (ii) the obligation to pay such additional amounts would not have arisen but for a failure by such Non-U.S. Lender to comply with the provisions of Section 6.2.4.

6.2.7 Mitigation. Any Creditor Party claiming any indemnity payment or additional payment amounts payable pursuant to this Section shall use reasonable efforts (consistent with legal and regulatory restrictions), at the Borrowers’ and Guarantors’ expense, (a) to file any certificate or document reasonably requested in writing by the Borrowers, or (b) to change the jurisdiction of its applicable lending office if the making of such a filing or change (i) would avoid the need for or reduce the amount of any such indemnity payment or additional amount which may thereafter accrue, (ii) would not require such Creditor Party to disclose any information such Creditor Party deems confidential and (iii) would not, in the sole determination of such Creditor Party, be otherwise disadvantageous to such Creditor Party.
6.2.8 Refunds. If any Creditor Party (including a transferee) determines in its sole discretion that it is entitled to claim a refund from a Governmental Authority in respect of Covered Taxes or Other Taxes with respect to which any of the Borrowers or Guarantors has paid additional amounts pursuant to this Section, it will promptly notify the applicable Borrower or Guarantor of the availability of such refund claim and shall, within twenty (20) days after receipt of a written request by such Borrower or Guarantor, make a claim to the Governmental Authority for such refund at such Borrower’s or Guarantor’s expense. If any Creditor Party receives a refund (including a refund made pursuant to the preceding sentence) in respect of any Covered Taxes or Other Taxes with respect to which a Borrower or Guarantor has paid additional amounts pursuant to this Section, such Creditor Party shall within ten (10) Business Days from the date of the receipt pay over such refund (solely to the extent of such Borrower’s or Guarantor’s payment, plus a pro rata portion of any interest paid by the relevant Governmental Authority with respect to such refund) to such Borrower or Guarantor, net of all out of pocket expenses of such Creditor Party incurred in connection with obtaining such refund, including reasonable attorneys fees; provided, however, that such Borrower or Guarantor, upon the request of such Creditor Party, agrees to repay the amount paid over to such Borrower or Guarantor (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the applicable Creditor Party in the event such Creditor Party is required to repay such refund to such Governmental Authority. This Section shall not be construed to require any Creditor Party to make available its tax returns (or any other information relating to its taxes that it deems confidential) to a Borrower, a Guarantor or any other Person. Notwithstanding anything to the contrary, in no event will any Creditor Party be required to pay any amount under this Section the payment of which would place such Creditor Party in a less favorable net after-tax position than such Creditor Party would have been in if the additional amounts giving rise to such refund of any Covered Taxes or Other Taxes had never been paid.
6.2.9 Evidence of Payment. The Borrowers and Guarantors shall furnish to the Administrative Agent and each of the Creditor Parties the original or a certified copy of a receipt evidencing any payment of Covered Taxes or Other Taxes made by the Borrowers or Guarantors as soon as such receipt becomes available.
6.2.10 Survival. The provisions of this Section shall survive the termination of this Credit Agreement and repayment of all Obligations for a period of one year.
6.3 Computations. All computations of interest on Loans, any Fees or any other amount due hereunder shall, unless otherwise expressly provided herein, be based on a 365/366-day year for all Base Rate Loans, and a 360-day year for all other purposes, and paid for the actual number of days elapsed. Except as otherwise provided in the definition of the term “Interest Period” with respect to LIBOR Rate Loans, whenever a payment hereunder or under any of the other Loan Documents becomes due on a day that is not a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and interest and fees shall accrue during such extension.
6.4 Interest Limitation. Notwithstanding any other term of this Credit Agreement or any other document referred to herein or therein, the maximum amount of interest which may be charged to or collected from any Person liable hereunder by the Lenders shall be absolutely limited to, and shall in no event exceed, the maximum amount of interest which could lawfully be charged or collected under applicable law (including, to the extent applicable, the provisions of Section 5197 of the Revised Statutes of the United States, as amended or 12 U.S.C. Section 85, as amended), so that the maximum of all amounts constituting interest under applicable law, howsoever computed, shall never exceed as to any Person liable therefor such lawful maximum, and any term of this Credit Agreement or any other document referred to herein or therein which could be construed as providing for interest in excess of such lawful maximum, shall be and hereby is made expressly subject to and modified by the provisions of this paragraph.
6.5 Inability to Determine LIBOR Rate. In the event, prior to the commencement of any Interest Period relating to any LIBOR Rate Loan, the Administrative Agent shall in good faith determine or be notified by the Required Lenders that (a) adequate and reasonable methods do not exist for ascertaining the LIBOR Rate that would otherwise determine the rate of interest to be applicable to any LIBOR Rate Loan during any Interest Period or (b) the LIBOR Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to the Lenders of making or maintaining their LIBOR Rate Loans during such period, the Administrative Agent shall forthwith give notice of such determination (which shall be conclusive and binding on the Borrowers and the Lenders) to the Borrowers and the Lenders. In such event (i) any Revolving Loan Request or Conversion Request with respect to LIBOR Rate Loans shall be automatically withdrawn and shall be deemed a request for Base Rate Loans, (ii) each LIBOR Rate Loan will automatically, on the last day of the then current Interest Period relating thereto, become a Base Rate Loan and (iii) the obligations of the Lenders to make LIBOR Rate Loans shall be suspended until the Administrative Agent or the Required Lenders determine that the circumstances giving rise to such suspension no longer exist, whereupon the Administrative Agent or, as the case may be, the Administrative Agent upon the instruction of the Required Lenders, shall so notify the Borrowers and the Lenders.
6.6 Illegality. Notwithstanding any other provisions herein, if any present or future law, regulation, treaty or directive or in the interpretation or application thereof shall make it unlawful for any Lender to (i) make or maintain LIBOR Rate Loans, or (ii) perform its obligations in respect of any LIBOR Rate Loan, such Lender shall forthwith give notice of such circumstances to the Borrowers, the Administrative Agent and the other Lenders and thereupon (a) the commitment of such Lender to make LIBOR Rate Loans or convert any outstanding portion of the Loans of another Type to LIBOR Rate Loans shall forthwith be suspended, and (b) such Lender’s Loans then outstanding as LIBOR Rate Loans if any such Loans exist, shall be converted automatically to Base Rate Loans on the last day of each Interest Period applicable to such LIBOR Rate Loans or within such earlier period as may be required by law. The Borrowers hereby agree promptly to pay to the Administrative Agent for the account of such Lender, upon demand by such Lender, any additional amounts necessary to compensate such Lender for any costs incurred by such Lender in making any conversion in accordance with this Section, including any interest or fees payable by such Lender to lenders of funds obtained by it in order to make or maintain its LIBOR Rate Loans hereunder.
6.7 Additional Costs, Etc. If any present or future applicable law, which expression, as used herein, includes statutes, rules and regulations thereunder and interpretations thereof by any Governmental Authority charged with the administration or the interpretation thereof and requests, directives, instructions and notices at any time or from time to time hereafter made upon or otherwise issued to any Creditor Party by any central bank or other fiscal, monetary or other authority (whether or not having the force of law), shall:
6.7.1 Taxes. subject any Creditor Party to any Tax or withholding of any nature with respect to this Credit Agreement, the other Loan Documents, any Letters of Credit, such Creditor Party’s Commitment or the LIBOR Rate Loans, or change in the basis of taxation of payments to such Creditor Party (other than Taxes, levies, imposts, charges, fees, deductions or withholdings covered by Section 6.2 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Creditor Party), or
6.7.2 Reserves. impose or increase or render applicable (other than to the extent specifically provided for elsewhere in this Credit Agreement) any special deposit, reserve, assessment, liquidity, capital adequacy or other similar requirements (whether or not having the force of law) against assets held by, or deposits in or for the account of, or loans by, or letters of credit issued by, or commitments of an office of any Creditor Party), or
6.7.3 Other Costs. impose on any Creditor Party any other conditions or requirements with respect to this Credit Agreement, the other Loan Documents, such Lender’s Commitment, any Letters of Credit or the LIBOR Rate Loans, and the result of any of the foregoing is:
(a) to increase the cost to any Creditor Party of making, funding, issuing, renewing, extending or maintaining any of the LIBOR Rate Loans, such Commitment, any Letter of Credit, or
(b) to reduce the amount of principal, interest, Reimbursement Obligation or other amount payable to such Creditor Party hereunder on account of such Commitment, any Letter of Credit or any outstanding portion of the Loans, or
(c) to require such Creditor Party to make any payment or to forego any interest or Reimbursement Obligation or other sum payable hereunder, the amount of which payment or foregone interest or Reimbursement Obligation or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by such Creditor Party from the Borrowers hereunder, then, and in each such case, the Borrowers will, upon demand made by such Creditor Party at any time and from time to time and as often as the occasion therefor may arise, pay to such Creditor Party such additional amounts as will be sufficient to compensate such Creditor Party for such additional cost, reduction, payment or foregone interest or Reimbursement Obligation or other sum upon presentation by such Creditor Party of a certificate in accordance with Section 6.9; provided that the Borrowers shall not be liable to any Creditor Party for costs incurred more than one hundred eighty (180) days prior to receipt by the Borrowers of such certificate from such Creditor Party, as applicable, unless such costs were incurred prior to such 180-day period solely as a result of such present or future applicable law being retroactive to a date which occurred prior to such 180-day period.
6.8 Capital Adequacy. If after the date hereof any Creditor Party determines that (i) the adoption of or change in any law, governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) regarding capital requirements for banks or bank holding companies or any change in the interpretation or application thereof by a court or Governmental Authority with appropriate jurisdiction, or (ii) compliance by such Creditor Party or any corporation controlling such Creditor Party with any law, governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) of any such entity regarding capital adequacy, has the effect of reducing the return on such Creditor Party’s Commitment with respect to any outstanding portion of the Loans to a level below that which such Creditor Party could have achieved but for such adoption, change or compliance (taking into consideration such Creditor Party’s then existing policies with respect to capital adequacy and assuming full utilization of such entity’s capital) by any amount deemed by such Creditor Party to be material, then such Creditor Party may notify the Borrowers of such fact upon presentation of a certificate in accordance with Section 6.9. To the extent that the amount of such reduction in the return on capital is not reflected in the Base Rate, the Borrowers and such Creditor Party shall thereafter attempt to negotiate in good faith, within thirty (30) days of the day on which the Borrowers receive such notice, an adjustment to the compensation payable hereunder which will adequately compensate such Creditor Party in light of these circumstances. If the Borrowers and such Creditor Party are unable to agree to such adjustment within thirty (30) days of the date on which the Borrowers receive such notice, then commencing on the date of such notice (but not earlier than the effective date of any such increased capital requirement), the fees payable hereunder shall increase by an amount that will, in such Creditor Party’s reasonable determination, provide adequate compensation; provided that the Borrowers shall not be liable to any Creditor Party for costs incurred more than one hundred eighty (180) days prior to receipt by the Borrowers of such notice. Each Creditor Party shall allocate such cost increases among its customers in good faith and on an equitable basis.
6.9 Certificate. A certificate setting forth any additional amounts payable pursuant to Section 6.7 or Section 6.8 and a reasonably detailed explanation of such amounts which are due, submitted by any Creditor Party to the Borrowers, shall be prima facie evidence in the absence of manifest error that such amounts are due and owing.
6.10 Mitigation Obligations; Replacement of Lenders.
6.10.1 Designation of a Different Lending Office. If any Lender requests compensation, or the Borrowers are required to pay any additional amounts to or for the benefit of such Lender, pursuant to Section 6.6, Section 6.7 or Section 6.8, or if any Lender gives a notice pursuant to Section 6.6, then such Lender shall use reasonable efforts to designate a different Domestic Lending Office or LIBOR Lending Office for funding or booking any portion of its outstanding Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (a) would eliminate or reduce amounts compensable or payable pursuant to Section 6.6, Section 6.7 or Section 6.8, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 6.6 as applicable, and (b) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
6.10.2 Survival. All of the Borrower’s Obligations under Section 6.7, Section 6.8, Section 6.9 and this Section shall survive termination of the Commitments and repayment of all other Obligations hereunder.
6.11 Indemnity. The Borrowers agree to indemnify the Administrative Agent and each Lender and to hold each of them harmless from and against any loss, cost or expense that such Person may sustain or incur as a consequence of (a) default by the Borrowers in payment of the principal amount of or any interest on any LIBOR Rate Loans as and when due and payable, including any such loss or expense arising from interest or fees payable by such Lender to lenders of funds obtained by it in order to maintain its LIBOR Rate Loans, (b) default by the Borrowers in making a borrowing or conversion after a Borrower has given (or is deemed to have given) a Revolving Loan Request or a notice (in the case of all or any portion of the Loans pursuant to Section 2.3.4) or a Conversion Request relating thereto in accordance with Section 2.3.1 or 2.3.2 or (c) the making of any payment of a LIBOR Rate Loan or the making of any conversion of any such outstanding portion of the Loans to a Base Rate Loan on a day that is not the last day of the applicable Interest Period with respect thereto, including interest or fees payable by such Lender to lenders of funds obtained by it in order to maintain any such LIBOR Rate Loans.
6.12 Interest and Fees After Event of Default. At the Administrative Agent’s discretion or upon written request of the Required Lenders, upon the occurrence and during the continuance of an Event of Default, the Borrowers shall pay interest on the principal amount of all outstanding Obligations (other than Letter of Credit Fees) at a fluctuating interest rate per annum at all times equal to the Default Rate, and Letter of Credit Fees at a rate equal to 2% above the otherwise applicable fee, to the fullest extent permitted by applicable laws.
6.13 Replacement of Lenders. (a) If any Lender requests compensation, or the Borrowers are required to pay any additional amount to or for the benefit of such Lender, pursuant to Section 6.6, Section 6.7 or Section 6.8, or if any Lender gives a notice pursuant to Section 6.7, (b) if any Lender is a Delinquent Lender; or (c) if any Lender refuses to consent, or unreasonably withholds, conditions or delays its consent, pursuant to Section 23.1.1 or Section 23.1.2; then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 17), all of its interests, rights and obligations under this Credit Agreement and the other Loan Documents to an Eligible Assignee that shall assume such obligations; provided that:
(i) the Borrowers shall have paid to the Administrative Agent the processing and recordation fee specified in Section 17.2.2;

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of all Loans made by it, accrued interest thereon, accrued fees and all other amounts payable hereunder and under the other Loan Documents (including any amounts under Section 6.6, Section 6.7 or Section 6.8) from the Eligible Assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);
(iii) such assignment does not conflict with any applicable laws; and
(iv) A Lender shall not be required to make any such assignment or delegation pursuant to this Section if, prior to the consummation of such assignment, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.
7. CONDITIONS PRECEDENT
The Lenders’ willingness to execute and deliver this Credit Agreement, and to make Revolving Loans and the Term Loan, and for the Issuing Bank to consider extending or renewing any of the Existing Letters of Credit or issuing any New Letters of Credit, are subject to the satisfaction or waiver (in each Lender’s unrestricted discretion) of the following conditions precedent; provided that the execution and delivery by a Lender of this Credit Agreement shall be deemed to constitute the agreement of such Lender that the conditions precedent to the initial borrowings hereunder have been satisfied:
7.1 Documents. The Creditor Parties shall have received each of the following, in form and substance reasonably satisfactory to such Creditor Parties and their respective counsel:
(a) Counterparts of this Credit Agreement, and the other Loan Documents required to be executed and delivered contemporaneously with this Credit Agreement, including, without limitation, those documents reflected on the Closing Checklist attached to this Credit Agreement as Exhibit 7.1, duly executed and delivered by each of the parties thereto;
(b) Such other documents, agreements and instruments and the completion of all actions as the Creditor Parties may reasonably request.
7.2 Other Conditions Precedent to advancing any portion of the Loans.
(a) No Default shall have occurred and be continuing as of the Closing Date or the date of the making of a portion of the Loans or would exist immediately after giving effect thereto.
(b) All warranties and representations made by or on behalf of either of the Borrowers or any of the Guarantors to any of the Creditor Parties pursuant to the Loan Documents shall be true and accurate in all material respects.

(c) The Creditor Parties reasonably shall be satisfied that the Pledge Agreements and Other Security Documents create or will create, as security for the Obligations, a valid and enforceable perfected first priority security interest in and Lien upon all of the Equity Collateral and Other Collateral described therein in favor of the Administrative Agent, on behalf of the Creditor Parties, subject to no other Liens, other than such Liens as are permitted pursuant to the terms of the Pledge Agreements or Other Security Documents and Permitted Liens.
(d) The Required Lenders shall, in their good faith judgment, be satisfied that, other than for those matters set forth on Schedule 8.2, no litigation, action, suit, investigation or other arbitral, administrative or judicial proceeding shall be pending or threatened which could reasonably be expected to result in a Material Adverse Effect.
(e) the Borrowers and the Guarantors shall have received all approvals, consents and waivers, and shall have made or given all necessary filings and notices as shall be required to consummate the transactions contemplated hereby without the occurrence of any default under, conflict with or violation of (1) any Applicable Law or (2) any agreement, document or instrument to which any such Person is a party or by which any of them or their respective properties is bound, except for such approvals, consents, waivers, filings and notices the receipt, making or giving of which would not reasonably be likely to have a Material Adverse Effect.
(f) The Borrowers shall have paid the Administrative Agent, for the ratable benefit of the Lenders, where applicable, such amounts as shall be due under the Fee Letter and shall have paid all other amounts required on or prior to such borrowing date to be paid hereunder.
8. REPRESENTATIONS AND WARRANTIES
In order to induce the Creditor Parties to enter into this Credit Agreement and to make the Loans, each of the Borrowers, and each of the Guarantors, jointly and severally, represent and warrant to the Administrative Agent, the Issuing Bank and the Lenders as follows:
8.1 Financial Information. Pro forma consolidated financial statements of each Borrower and a pro forma consolidating balance sheet and income statement for CHC, as of and for the fiscal quarter ended most recently prior to the date hereof, have been delivered to the Creditor Parties and, have been prepared in good faith based on assumptions believed by the Borrowers to be reasonable as of the date of delivery thereof, and fairly present in all material respects the financial condition of each Borrower, each Guarantor and each Pledged Entity as of such date, on a pro forma basis after giving effect to the transactions contemplated to occur on the Closing Date.
8.2 Litigation. Except as set forth on Schedule 8.2, there are no actions, suits, proceedings or investigations of any kind pending or, to the knowledge of either Borrower or any Guarantors, threatened, against any of them or their respective Subsidiaries, before any court, tribunal or administrative agency or board that, if adversely determined, would reasonably be expected to, either in any case or in the aggregate, have a Material Adverse Effect, or result in any substantial liability not adequately covered by insurance, or for which adequate reserves are not maintained on the balance sheet of such Person, or which question the validity of this Credit Agreement or any of the other Loan Documents, or any action taken or to be taken pursuant hereto or thereto.
8.3 Good Title and No Liens. The Borrowers, the Guarantors and the Pledged Entities are the lawful owners of their respective assets and are and will be the lawful owners of such assets, free and clear of all liens and encumbrances of any nature whatsoever other than (i) as permitted in conjunction with this Credit Agreement, (ii) liens and encumbrances securing other Indebtedness incurred in connection with the conduct of business by such Persons in the ordinary course of their respective businesses consistent with past practices and listed on Schedule 8.3, (iii) liens and encumbrances which are being released, terminated or discharged with the proceeds of the Term Loan or (iv) Permitted Liens.
8.4 Franchise, Patents, Copyrights, Etc. Each of the Borrowers and each of the Guarantors possess all franchises, patents, copyrights, trademarks, trade names, licenses and permits, and rights in respect of the foregoing, required for the conduct of its business substantially as now conducted, without known conflict with any rights of others, except to the extent the failure to own or have the same would not be reasonably expected to have a Material Adverse Effect.
8.5 Entity Matters.
8.5.1 Organization. Each of the Borrowers, each Guarantor and each of the Pledged Entities:
(a) is the type of business entity, formed in the jurisdiction, and qualified to do business in the jurisdictions, as set forth on Schedule 8.5.1.
(b) that purports to be a Delaware statutory trust, is a duly organized validly existing statutory trust in good standing under the laws of the State of Delaware and is duly qualified in each jurisdiction where the nature of its business is such that qualification is required, except where failure to be so qualified would not result in a Material Adverse Effect, and has all requisite power and authority to conduct its business and to own its property as now conducted or owned and as contemplated by this Credit Agreement.
(c) that purports to be a corporation, is a duly organized validly existing corporation in good standing under the laws of the jurisdiction set forth on Schedule 8.5.1 and is duly qualified in the jurisdiction where the nature of its business is such that qualification is required, except where failure to be so qualified would not result in a Material Adverse Effect, and has all requisite power and authority to conduct its business and to own its property as now conducted or owned and as contemplated by this Credit Agreement.
(d) that purports to be a limited liability company, is a duly organized validly existing limited liability company in good standing under the laws of the jurisdiction set forth on Schedule 8.5.1 and is duly qualified in the jurisdiction where the nature of its business is such that qualification is required, except where failure to be so qualified would not result in a Material Adverse Effect, and has all requisite power and authority to conduct its business and to own its property as now conducted or owned and as contemplated by this Credit Agreement.

8.5.2 Ownership. The ownership of the Capital Stock of CCG, each of the Guarantors and each of the Pledged Entities is set forth on Schedule 8.5.2. True and complete copies of each of the Governing Documents for each such Person is listed on Schedule 8.5.2 and have been furnished to the Administrative Agent by the Borrowers and the Guarantors. The Borrowers and the Guarantors further represent and warrant that Schedule 8.5.2 sets forth all of the information required to be set forth thereon with respect to all of their respective Subsidiaries that are either (i) a Borrower, a Guarantor or a Pledged Entity, or (ii) an entity that generates net income or holds net assets equal to or greater than 5% of CHC’s Consolidated Net Income or consolidated net assets.
8.5.3 Taxpayer Identification Numbers. The taxpayer identification numbers and state organizational numbers (if applicable) of each Borrower, each Guarantor and each Pledged Entity are accurately stated in Schedule 8.5.3.
8.5.4 Equity Interests. The Borrowers and the Guarantors are each the owner, free and clear of all liens and encumbrances (other than those created in favor of the Administrative Agent pursuant to the Loan Documents), of the Capital Stock which they purport to own of each of their respective Subsidiaries required to be listed on Schedule 8.5.2. All shares of such Capital Stock constituting corporate shares have been validly issued and are fully paid and nonassessable, all shares or units of such Capital Stock constituting equity in other forms of entities (e.g. statutory trusts, limited liability companies or partnerships) are not subject to any calls or assessments, no rights to subscribe to any additional Capital Stock of any such Person have been granted, and no options, warrants, or similar rights are outstanding, except as set forth on Schedule 8.5.4.
CHC may unilaterally, from time to time, revise the Schedules referenced in this Section 8.5 by providing such revised Schedule to the Administrative Agent, so as to reflect the addition or removal of Subsidiaries that meet or no longer meet the criteria set forth above or other changed circumstances; provided that the right to modify such Schedules shall in no event diminish or otherwise affect the Loan Parties’ obligations under the other provisions of this Credit Agreement (including, without limitation, under Sections 9 and 10 hereof).
8.6 Authorization. The execution and delivery of this Credit Agreement and the other Loan Documents to which each Borrower or any Guarantor is to become a party and the performance by such Persons of the transactions contemplated hereby and thereby; including, without limitation, the consummation of (a) the restructuring of the Indebtedness under the Original Agreement, (b) the ARCap Transaction, and (c) the other transactions contemplated by, and incidental to, the Island Recapitalization; (i) are within the authority of each Borrower and each Guarantor, as applicable, (ii) have been duly authorized by all necessary corporate, trust or limited liability company action, as applicable, (iii) do not conflict with, result in any breach or contravention of or require any consent, waiver, authorization or approval under any legal requirement to which any such Person is subject or any judgment, order, writ, injunction, license or permit applicable to any such Person, as applicable, and (iv) do not conflict with any provision of any such Person’s Governing Documents or any Contractual Obligation of any such Person, as applicable, except, in each case described in this Section 8.6, where such conflict would not have a Material Adverse Effect.

8.7 Valid and Binding. Each of the Loan Documents constitutes the legal, valid and binding obligation of each of the Borrowers and the Guarantors party thereto, enforceable against each such Person in accordance with the respective terms thereof, subject to bankruptcy, insolvency and similar laws of general application affecting the rights and remedies of creditors generally and, with respect to the availability of the remedies of specific enforcement and other equitable remedies, subject to the discretion of the court before which any proceeding therefor may be brought.
8.8 Deferred Compensation and ERISA. Except as could not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect, the Borrowers, the Guarantors, the Pledged Entities and each ERISA Affiliate are in material compliance with all applicable provisions and requirements of ERISA and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their material obligations under each Employee Benefit Plan. No ERISA Event has occurred or is reasonably expected to occur except ERISA Events that, individually or in the aggregate, could not reasonably be expected to result in a liability of any Borrower, Guarantor, Pledged Entity or ERISA Affiliate in excess of $1,000,000. Except to the extent required under Section 4980B of the Code, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employees of any Borrower, Guarantor, Pledged Entity or ERISA Affiliate. No Employee Benefit Plan that is a group health plan within the meaning of Part 6 of Title I of ERISA is self-insured or provides benefits by any means other the purchase of insurance. None of the Borrowers, Guarantors, Pledged Entities or any ERISA Affiliates has any Guaranteed Pension Plan except as may be designated to the Lender in writing by the Borrowers from time to time. As of the most recent valuation date for each Guaranteed Pension Plan, the amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate of all Guaranteed Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), does not exceed $1,000,000; and no “Reportable Event” within the meaning of Section 4043 of ERISA has occurred with respect to any Guaranteed Pension Plan. The granting of any portion of the Loans, the performance by the Borrowers and the Guarantors of their respective obligations under the Loan Documents and the Borrowers’, the Guarantors’ and the Pledged Entities’ conducting of their respective operations do not and will not violate any provisions of ERISA or any Employee Benefit Plan.
8.9 No Materially Adverse Contracts, Etc. Except as set forth on Schedule 8.9, neither Borrower nor any Guarantor or any Pledged Entity, and none of their respective Subsidiaries, is subject to, or in breach or default under, any charter, corporate or other legal restriction, or any judgment, decree, order, rule or regulation, that has or is expected in the future to have, or where such breach or default has or is expected to have, a Material Adverse Effect. Except as set forth on Schedule 8.9, neither Borrower nor any Guarantor or any Pledged Entity, and none of their respective Subsidiaries, is a party to, or in breach or default under, any contract or agreement that has or is expected to have, or where such breach or default has or is expected to have, any Material Adverse Effect.
8.10 Compliance With Other Instruments, Laws, Etc. Neither Borrower nor any Guarantor or any Pledged Entity, and none of their respective Subsidiaries, is in violation of any provision of its Governing Documents, or any Contractual Obligations or any legal requirements, including, without limitation, with respect to any leverage limitations, or any environmental, hazardous substance or regulatory matter, in any of the foregoing cases in a manner that could reasonably be expected to result in the imposition of substantial penalties or result in a Material Adverse Effect.
8.11 Tax Status. The Borrowers, the Guarantors, the Pledged Entities and their respective Subsidiaries (a) have filed all federal and state income and all other material tax returns, reports and declarations required by any jurisdiction to which such Person is subject, except for any inadvertent and immaterial failures to file, and (b) have paid all federal, state and other material Taxes shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and by appropriate proceedings for which appropriate reserves have been taken and are being maintained in accordance with GAAP. Except for Taxes being contested as provided in clause (b) above, there are no unpaid Taxes in any material amount claimed to be due in writing by the taxing authority of any jurisdiction, and such Persons know of no basis for any such claim.
8.12 Holding Company and Investment Company Acts. Neither Borrower nor any Guarantor or any Pledged Entity, and none of their respective Subsidiaries, is a “holding company,” or an “affiliate” of a “holding company,” as such terms are defined in the Public Utility Holding Company Act of 2005; nor are any such Persons an “investment company,” or an “affiliated company” or a “principal underwriter” of an “investment company,” as such terms are defined in the Investment Company Act of 1940.
8.13 Certain Transactions. Except as set forth on Schedule 8.13, as of the date of this Credit Agreement, none of the Related Parties of either Borrower, any Guarantor, any Pledged Entity or any of their respective Subsidiaries is presently a party to any transaction with any such Persons (other than (a) for services as employees, officers, trustees, agents, attorneys, representatives, advisors or directors; (b) transactions (i) with fund entities which are consolidated on the books of any such Person solely because of the application of FASB Accounting Standards Codification Topic 810 or other similar accounting pronouncements, and (ii) with public investment funds that would have been so consolidated under FASB Accounting Standards Codification Topic 810 or other similar accounting pronouncements, except for the rights of the investors in such funds to remove the general partners of such funds without cause; (c) such transactions between or among one or more members of The Related Companies Group, on the one hand, and the Centerline Group, on the other hand, or other transactions in which a member of the Related Companies Group purchases LIHTC Investments (or the LIHTC Property associated with the same) from a Centerline-Sponsored Fund, each upon terms and conditions no less advantageous to the Centerline Group than would be available on an arm’s length basis with a Person who is not an Affiliate; (d) such transactions with Island and its subsidiaries and controlled Affiliates which are not otherwise prohibited by this Agreement and are upon terms and conditions no less advantageous to the Centerline Group than would be available on an arm’s length basis with a Person who is not an Affiliate; or (e) such transactions with Newco and its subsidiaries and Affiliates which are not otherwise prohibited by this Agreement and are upon terms and conditions no less advantageous to the Centerline Group than would be available on an arm’s length basis with a Person who is not an Affiliate), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, trustee, director or such employee or any corporation, partnership, trust or other entity in which any officer, trustee, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.
8.14 Loan Documents. All of the representations and warranties of the Borrowers and the Guarantors made in the Loan Documents are true and correct in all material respects as of the date when made or deemed made thereunder or under this Credit Agreement.
8.15 Regulations U and X. No portion of the Loans is to be used for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 221 and 224.
8.16 Solvency. Taking into account the Obligations hereunder, the Borrowers, the Guarantors, the Pledged Entities and their respective Subsidiaries (excluding the Excluded Entities) are on a consolidated basis, taken as a whole, Solvent.
8.17 No Material Change; No Default. There has been no (i) events or circumstances that could reasonably be expected to have a Material Adverse Effect (except as set forth on Schedule 8.17), or (ii) Change in Control, in each case since the date of the Borrowers’ and Guarantors’ last financial statements most recently delivered to the Administrative Agent; and there is not currently outstanding any Default.
8.18 Insurance. Each of the Borrowers, each of the Guarantors and each of the Pledged Entities maintains in full force and effect such insurance with financially sound and reputable insurers with respect to such Person’s properties and business, against such casualties, liabilities and contingencies, as are in accordance with the general practices of reasonably prudent businesses engaged in similar activities in similar geographic areas and in amounts, containing such terms and in such forms as are reasonable and prudent in the ordinary course of such Persons’ business.
8.19 Use of Proceeds. The Borrowers will use the proceeds of the Loans and will request the issuance of Letters of Credit only for the purposes and uses specified in Section 3.
8.20 Labor Matters. Except as could not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect:
8.20.1 As of the date hereof, there are no strikes, lockouts or slow downs against either Borrower, any Guarantor or Pledged Entity or any of their respective Subsidiaries pending or, to the knowledge of the Borrowers and Guarantors, threatened;
8.20.2 The hours worked by and payments made to employees of any such Persons have not been in violation in any material respect with the federal Fair Labor Standards Act or any other applicable federal, state, local or foreign law dealing with such matters and all payments due from such Persons, or for which any claim may be made against any of such Persons, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of such Persons; and

8.20.3 The consummation of the transactions contemplated by this Credit Agreement, including, without limitation, in connection with the Island Recapitalization, will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which either Borrower, any Guarantor or Pledged Entity, or any of their respective Subsidiaries, is bound.
8.21 Exchange Listing. Intentionally deleted.
8.22 No Broker or Finder. Neither Borrower nor any Guarantor or any other Person acting on their behalf, has dealt with any broker, finder or other Person who or which may be entitled to a broker’s or finder’s fee, or other compensation, payable by the Creditor Parties or the Administrative Agent in connection with the Loans, the execution and delivery of the Loan Documents, the consummation of the transactions contemplated hereby, and the performance of the Obligations.
8.23 LIHTC Investments. All LIHTC Investments made with funds provided by any of the Persons included in the Centerline Group as of the Closing Date have been made by Centerline Investor LP or Centerline Investors LP II. All LIHTC Investments in which either Centerline Investor LP or Centerline LP II holds an interest as of the Closing Date are listed on Schedule 8.23. Schedule 8.23 will be revised from time to time in accordance with the terms of this Credit Agreement in order to list all LIHTC Investments in which Centerline LIHTC Sub, Centerline Investor LP or Centerline LP II holds an interest as of the date of such revision.
8.24 Non-Spinnaker Bonds. Neither CHC nor any of its Subsidiaries owns all or any portion of any mortgage revenue bond except as set forth on Schedule 8.24.
8.25 Supplemental Loans. As of the Closing Date, the aggregate principal balance of all Supplemental Loans outstanding does not exceed $26,150,000 (excluding any Supplemental Loans outstanding in connection with the Merrill Agreements and the Natixis Agreements) and there are outstanding no Supplemental Loans in connection with (a) any LIHTC Properties or Centerline-Sponsored Funds that has CFin as the provider of either a direct or back-to-back credit default swap; or (b) any debt with respect to which CFin is providing any credit enhancement (LIHTC Properties or Centerline-Sponsored Funds described in the foregoing clause (a) and any debt described in the foregoing clause (b), collectively, the “CFin Enhanced Projects”).
8.26 [Intentionally Omitted]
8.27 Island Recapitalization. The Island Recapitalization has been completed in all material respects (with it being understood that certain of the transactions to be consummated pursuant to the Natixis Agreements and the Merrill Agreements are contemplated to occur, pursuant to the express terms of the Natixis Agreements and the Merrill Agreements, respectively, after the Closing Date).
8.28 Information True, Complete and Not Misleading. All of the factual information provided by or on behalf of the Borrowers or the Guarantors that is contained or referred to in this Section 8 and in the Schedules to this Credit Agreement, and in the certificates and opinions furnished to the Administrative Agent or the Lenders by or on behalf of the Borrowers and the

Guarantors in connection with this Credit Agreement or any other Loan Document, is true, accurate and complete in all material respects, and omits no material fact necessary to make the same, in light of the circumstances when made, not misleading.
9. AFFIRMATIVE COVENANTS
For so long as this Credit Agreement is in effect, and until such time as all of the Obligations have been indefeasibly fully paid and performed, unless the Creditor Parties shall otherwise consent in the manner provided for in Section 23, the Borrowers and the Guarantors shall comply, jointly and severally, and shall cause all of their Subsidiaries to comply, with the following covenants:
9.1 Punctual Payment. The Borrowers will duly and punctually pay or cause to be paid the principal and interest on the Loans and all interest, fees and other Obligations provided for in this Credit Agreement or any other Loan Document, all in accordance with the terms of this Credit Agreement and the other Loan Documents.
9.2 Maintenance of Location and Office. Each Borrower and each Guarantor will maintain (i) its jurisdiction of formation in the jurisdiction indicated on Schedule 8.5.1, and its chief executive office in New York, New York, or at such other jurisdiction or place in the United States as such Borrower or Guarantor shall designate by not less than thirty (30) days prior written notice to the Administrative Agent.
9.3 Organizational Number. Neither Borrower, nor any Guarantor or Pledged Entity, will change its organizational number or taxpayer identification number, except upon thirty (30) days prior written notice to the Administrative Agent.
9.4 Records and Accounts. Each Borrower and each Guarantor will keep, and cause each of their respective Subsidiaries to keep, true and accurate records and books of account in which full, true and correct entries will be made in accordance with GAAP.
9.5 Delivery of Financial Statements and Notices.
9.5.1 Financial Statements, Reports, Etc. Each Borrower and Guarantor will furnish, or shall cause each of the Affiliates specifically enumerated hereafter to furnish, to the Administrative Agent (in form and substance reasonably acceptable to the Administrative Agent), either physically or through electronic delivery, and the Administrative Agent will promptly furnish to each Lender, the following:
(a) Within:
(i)	ninety (90) days after the end of each Fiscal Year with respect to CHC and CCG,

(ii)	one hundred five (105) days after the end of each Fiscal Year with respect to EIT, EIT II (if and to the extent that EIT II prepares such financial statements), CMC and CMP,

(iii)	one hundred twenty (120) days after the end of each Fiscal Year with respect to each guaranteed Centerline-Sponsored Fund (the “Guaranteed Funds”) but only to the extent that such financial statements of a Guaranteed Fund are delivered to any of the Centerline Group’s investors, and

(iv)	one hundred twenty (120) days after the end of each Fiscal Year with respect to CFin, CFin Holdings (but only to the extent such financial statements are delivered to Natixis), and Guaranteed Holdings (but only to the extent such financial statements are delivered to Merrill), its consolidated balance sheet, income statement, statement of equity and cash flow statement, and, with respect to CHC and CCG, consolidating balance sheet and related statement of income showing the financial condition of each such Person and its consolidated Subsidiaries as of the close of such Fiscal Year and the results of its operations and the operations of such Subsidiaries during such year, together with comparative figures for the immediately preceding Fiscal Year. The consolidating statements shall include separate figures for CAHA. Such balance sheets and related statements referred to above (other than with respect to CCG) shall be audited by Deloitte & Touche LLP or other independent public accountants of recognized national standing reasonably acceptable to the Administrative Agent (which consent shall not be unreasonably withheld or delayed), and shall be accompanied by an opinion of such accountants (which opinion shall not be qualified in any material respect), to the effect that such consolidated financial statements fairly present the financial condition and results of operations of such Person and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied. In addition, such audited statements shall be accompanied by unaudited equity statements and cash flow statements of CAHA, excluding the partnerships it controls and consolidates, certified as true and correct by CHC’s chief financial officer;
(b) within forty-five (45) days with respect to CHC, and within sixty (60) days with respect to CCG, EIT, EIT II (if and to the extent that EIT II prepares such financial statements), CMC, CMP, the Guaranteed Funds (but only to the extent such financial statements are delivered to any of the Centerline Group’s investors), CFin, CFin Holdings (but only to the extent such financial statements are delivered to Natixis) and Guaranteed Holdings (but only to the extent such financial statements are delivered to Merrill), after the end of each of the first three Fiscal Quarters of each Fiscal Year, each such Person’s consolidated balance sheet, income statement, statement of equity and cash flow statement, and, with respect to CCG and CHC, consolidating balance sheet and related statement of income showing the financial condition of such Person and its consolidated Subsidiaries as of the close of such Fiscal Quarter and the results of its operations and the operations of such Subsidiaries during such Fiscal Quarter and the then elapsed portion of the Fiscal Year, and comparative figures for the same periods in the immediately preceding Fiscal Year, all unaudited and certified by such Person’s chief financial officer as fairly presenting the financial condition and results of operations of such Person and its consolidated Subsidiaries on a consolidated (and, in the case of CCG and CHC, a consolidating) basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments. The consolidating statement shall include separate figures for CAHA. In addition, such statements shall be accompanied by unaudited equity statements and cash flow statements of CAHA, excluding the partnerships it controls and consolidates, certified as true and correct by CHC’s chief financial officer;

(c) concurrently with any delivery of financial statements with respect to CHC under clause (a) or (b) above, a certificate substantially in the form of Exhibit 9.5.1(c) (a “Compliance Certificate”) of CHC’s chief financial officer opining and certifying (i) that no Default has occurred or, if a Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (ii) setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with the covenants contained in Sections 10.13 and 10.14 and, (x) setting forth the Borrowers’ calculation of Consolidated EBITDA, Fixed Charges and Total Debt, (y) certifying that there has been no change in the business activities, assets or liabilities of any Person likely to result, in the good faith and reasonable judgment of CHC’s chief financial officer, in a Material Adverse Effect, or if there has been any such change, describing such change in reasonable detail, and (z) certifying that the Borrowers, the Guarantors and the Pledged Entities are in compliance with Section 10.11;
(d) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by such Persons with the SEC, or with any national securities exchange, or distributed to its shareholders, partners or members, as the case may be. In the event that CHC is no longer required to file periodic and other reports to the SEC, the Borrowers shall provide from time to time such statements and reports as CHC would have been required to file on a so-called Form 8-K if it were still required to file such statements and reports with the SEC;
(e) promptly after the receipt thereof by any such Person or any Subsidiary, a copy of any “management letter” received by any such Person from its certified public accountants, and the management’s response thereto;
(f) promptly, from time to time, such other information regarding the operations, business affairs and financial condition of such Persons or any of their Subsidiaries, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request; including, without limitation, if so requested, a reasonably detailed consolidated budget reflecting CHC and its Subsidiaries in the aggregate as well as reflecting each of the separate businesses included in such consolidated group;
(g) documents required to be delivered pursuant to Section 9.5.1(a), (b) or (d) (to the extent any such documents are included in materials otherwise filed with the SEC) which may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which such Person posts such documents, or provides a link thereto, on such Person’s website on the internet; or (ii) on which such documents are posted on such Person’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent);
(h) within fifteen (15) days after any sale of assets producing Excess Sale Proceeds (or amounts that, in the absence of the “basket” contained in the definition of such term, would constitute Excess Sale Proceeds), a report reflecting the sale price, detailed expenses and detailed accounting of Excess Sale Proceeds, if any, for such sale;

(i) within forty-five (45) days after the end of each Fiscal Quarter of CHC, commencing with the Fiscal Quarter ending March 31, 2010, a detailed report setting forth (i) the collection by any member of the Centerline Group, during such Fiscal Quarter, of any Fund Deferred Fees, Expense Reimbursements or Supplemental Loan repayments under voluntary loans, protective advances and accounts payable advances, together with a breakdown of how and to which third parties outside of the Centerline Group such collected funds were distributed, and (ii) the advance by any member of the Centerline Group during such Fiscal Quarter of any Supplemental Loans or amounts to cover expenses of Centerline-Sponsored Funds;
(j) a copy of Fannie Mae’s DUS watch list for mortgage loans serviced by CMC, including, without limitation, information on loans that have matured or are in default, and special servicing action plans related to the same, upon the earlier to occur of (i) promptly after the such reports are delivered to Fannie Mae, or (ii) such time as such reports are required to be delivered to Fannie Mae;
(k) a copy of Freddie Mac’s Risk Share watch list for mortgage loans serviced by CMP, including, without limitation, information on loans that have matured or are in default, upon the earlier to occur of (i) promptly after the such reports are delivered to Freddie Mac, or (ii) such time as such reports are required to be delivered to Freddie Mac;
(l) from time to time as the Administrative Agent may request in its discretion at reasonable intervals, reports of all revenue or other amounts of any kind received or accrued by any of the Management-Owned Entities during the time period specified in such request, including, without limitation, Management Proceeds, such reports to include the amount, source and disposition, if any, of such revenues and other amounts Funds; and
(m) On or before the fifteenth day following the end of each calendar month after the Closing Date, the Borrowers shall provide to the Administrative Agent a revised version of Schedule 8.23 which shall describe all LIHTC Investments currently in place as of the last day of the immediately preceding calendar month.
9.5.2 Notices. With reasonable promptness, but in all events within five (5) Business Days after the Person described below has actual knowledge thereof:
(a) Defaults. Each Borrower and each Guarantor will, and will cause each of their respective Subsidiaries to notify the Administrative Agent in writing of the occurrence of any act, event or condition which constitutes a Default under any of the Loan Documents, such notice to include a written statement of any remedial or curative actions which such Person proposes to undertake to cure or remedy any such Default before it becomes an Event of Default.
(b) Collateral. Each Borrower and each Guarantor will, and will cause each of their respective Subsidiaries to give notice to the Administrative Agent in writing of any events or circumstances relating to (i) the Equity Collateral that materially adversely affects the rights of the Administrative Agent or any other Creditor Parties with respect thereto; and (ii) any other Collateral that materially adversely affects the value of the Collateral, taken as a whole, or rights of the Administrative Agent or any other Creditor Parties to exercise remedies with respect thereto provided for under any of the Loan Documents, other than (in any such case described in this clause (ii)) conditions or events which are generally applicable to the industries in which the Loan Parties operate.
(c) Litigation. Each Borrower and each Guarantor will, and will cause each of their respective Subsidiaries to, give notice to the Administrative Agent in writing of any litigation or proceedings threatened or any pending litigation and proceedings affecting any such Person that, if adversely determined, could reasonably be expected to result in liabilities in excess of $2,000,000, or with respect to any of the foregoing Persons, that could reasonably be expected to have a Material Adverse Effect, and stating the nature and status of such litigation or proceedings. Each Borrower and each Guarantor will, and will cause each of their respective Subsidiaries to, give notice to the Administrative Agent in writing in form and detail reasonably satisfactory to the Administrative Agent of any judgment, final or otherwise, against such Persons in excess of $2,000,000. Notwithstanding the foregoing, the parties hereto agree that the litigation listed on Schedule 8.2 shall be excluded from the notice provisions of this Section.
(d) Change in Credit Rating. Each Borrower and each Guarantor will, and will cause each of their respective Subsidiaries to, give notice to the Administrative Agent in writing of (i) any change in any such Person’s credit rating, or the credit rating pertaining to any debt obligations of any such Person; or (ii) any change in the servicer rating of CSL, CAHA or any of their Affiliates party to the Servicing Agreements; in either case as determined by Moody’s, S&P or any other nationally recognized rating service from time to time.
(e) Management. The Borrowers and Guarantors will provide to the Administrative Agent prompt notice in the event that (a) the employment of (i) any of their respective officers or other members of senior management who is a reporting person for purposes of Section 16 of the United States Securities and Exchange Act of 1934, or (ii) any of Island’s officers or other members of senior management actively involved in performing services under the Management Agreement as the functional equivalent of such a reporting person, has been terminated or will be terminating.
(f) Material Adverse Change. Each Borrower and each Guarantor will, and will cause each of its Subsidiaries to, give notice to the Administrative Agent in writing of any events or circumstances that in the good faith judgment of the Borrowers is reasonably likely to cause a Material Adverse Effect, other than events or circumstances which are generally applicable to the industries in which the Loan Parties operate.
(g) Certain Agreements. The Borrower and Guarantors will provide to the Administrative Agent prompt notice in the event of any breach or default under the Management Agreement, the Servicing Agreements or the Non-Compete Agreement of which the Borrower or any Guarantor has knowledge.
(h) Regulatory Status with Agencies. The Borrowers and Guarantors will provide to the Administrative Agent prompt notice in the event such Borrower or

Guarantor has actual knowledge that Fannie Mae, Freddie Mac or FHA has, or is reasonably likely to, adversely change the regulatory or license status of CMC or CMP.
(i) Notice to Lenders. The Administrative Agent will promptly furnish to each Lender a copy of each notice received by the Administrative Agent under this Section 9.5.2.
(j) Sale of LIHTC Properties to The Related Companies Group. The Borrowers and the Guarantors shall furnish prompt notice to the Administrative Agent if and when any Centerline-Sponsored Fund or any Affiliate of the Borrowers enters into a purchase and sale agreement with The Related Companies Group or any of its Affiliates with respect to a LIHTC Investment, a LIHTC Property or an equity interest in a LIHTC Property.
9.5.3 True, Accurate and Complete Financial Statements. All financial statements furnished hereunder shall be true, accurate and complete in all material respects and shall fairly present in all material respects the financial condition of such Persons as of the date thereof.
9.5.4 Revisions to Schedule 8.5.2. The Borrowers and Guarantors shall provide from time to time all information as the Administrative Agent may reasonably request regarding any Subsidiaries listed on Schedule 8.5.2; provided, however, that, with respect to proprietary or confidential information that may be requested from time to time, the confidentiality of any such information shall be maintained in accordance with the terms of Section 25.
9.6 Existence; Conduct of Business.
9.6.1 Statutory Trusts. Each of the Borrowers, the Guarantors and the Pledged Entities, if any, that are organized as statutory trusts (see Schedule 8.5.1) will (a) do or cause to be done all things necessary to preserve and keep in full force and effect its existence as a Delaware statutory trust, (b) preserve and keep in full force all of its rights and franchises, except where such failure would not have a material adverse effect on the business, assets or condition, financial or otherwise, of such Person, and (c) only engage in the Lines of Business and as contemplated by its Governing Documents.
9.6.2 Corporations. Each of the Borrowers, the Guarantors and the Pledged Entities, if any, that are organized as corporations (see Schedule 8.5.1) will (a) do or cause to be done all things necessary to preserve and keep in full force and effect its existence as a Delaware corporation, (b) preserve and keep in full force all of its rights and franchises, except where such failure would not have a material adverse effect on the respective business, assets or condition, financial or otherwise, of such Person, and (c) only engage in the Lines of Business and as contemplated by its Governing Documents.
9.6.3 Limited Liability Companies. Each of the Borrowers, the Guarantors and the Pledged Entities, if any, that are organized as limited liability companies (see Schedule 8.5.1) will (a) do or cause to be done all things necessary to preserve and keep in full force and effect such Person’s existence as a Delaware limited liability company, (b) preserve and keep in full force all of such Person’s rights and franchises, except where such failure would not have a material adverse effect on the business, assets or condition, financial or otherwise, of such Person, and (c) only engage in the Lines of Business and as contemplated by such Person’s Governing Documents.
Notwithstanding anything to the contrary contained in this Section 9.6 and in Section 22, the Borrowers and their respective Subsidiaries may from time to time liquidate Subsidiaries, or merge or consolidate Subsidiaries into or with other Subsidiaries, so long as (in any such case) such liquidation, merger or consolidation is not prohibited by Section 10.5.
9.7 Insurance. Each of the Borrowers, each of the Guarantors, each of the Pledged Entities and their respective Subsidiaries shall maintain with respect to its business operations, and shall cause each of their respective Subsidiaries to maintain, with financially sound and reputable insurers, insurance with respect to such properties and its business against such casualties, liabilities and contingencies as shall be in accordance with the general practices of reasonably prudent businesses engaged in similar activities in similar geographic areas and in amounts, containing such terms, in such forms, covering such risks and for such periods as may be reasonably acceptable to the Administrative Agent. At the Administrative Agent’s request from time to time, the Borrowers and Guarantors shall provide a comprehensive or partial list (as requested) of all such policies and true, correct and complete copies of some or all such policies, as may be requested.
9.8 Taxes. The Borrowers and each Guarantor and Pledged Entity will, and will cause each of their Subsidiaries to, duly pay and discharge, or cause to be paid and discharged, before the same shall become overdue, all Taxes imposed upon it and its real properties, sales and activities, or any part thereof, or upon the income or profits therefrom, except for those Taxes which any such Person is contesting in good faith by appropriate proceedings and with respect to which appropriate reserves have been established and are being maintained in accordance with GAAP.
9.9 Compliance with Laws, Contracts, Licenses, and Permits. Each Borrower, each Guarantor and each Pledged Entity will, and will cause each of their respective Subsidiaries to, comply with (a) all applicable legal requirements now or hereafter in effect wherever its business is conducted, (b) the provisions of its Governing Documents, and (c) all of its Contractual Obligations (except during any period where such compliance is not permitted by the terms of this Credit Agreement), except to the extent the failure to comply with any of the foregoing would not be reasonably expected to result in a Material Adverse Effect. If at any time while any Obligation is outstanding, any authorization, consent, permit or license from any Governmental Authority, Freddie Mac, Fannie Mae, FHA or similar agencies or other third party consents, approvals, or notifications, shall become necessary or required in order that any such Person may fulfill any of its respective Obligations under any of the Loan Documents, such Person will promptly take or cause to be taken all reasonable steps within its respective power to obtain such authorization, consent, permit or license, or other third party consents, and to provide such notifications, and furnish the Administrative Agent with evidence thereof.
9.10 Indemnification Against Payment of Brokers’ Fees. Each Borrower and each Guarantor agrees to defend, indemnify and hold harmless the Administrative Agent and each other Creditor Party from and against any and all liabilities, damages, penalties, costs, and expenses, relating in any manner to any brokerage or finder’s fees in respect of any portion of the Loans (except as resulting from any arrangements or agreements made with any broker or finder by the Administrative Agent or another Creditor Party).
9.11 Fiscal Year. The fiscal year of each Borrower and each Guarantor (and each of their Subsidiaries) presently ends on December 31 of each year. If any of the Borrowers, the Guarantors or their Subsidiaries shall change their fiscal year end, such Person shall promptly furnish the Administrative Agent with thirty (30) days prior written notice thereof.
9.12 Place for Records; Inspection. The Borrowers, the Guarantors and the Pledged Entities shall maintain all of their business records at the address specified in Section 18. Upon reasonable notice and at reasonable times during normal business hours, the Administrative Agent and, during such time as there is outstanding any Default with respect to which notice, if any is required under Section 11.1.2, has been given, each Lender shall have the right to examine each Borrower’s, each of the Guarantor’s, and each Pledged Entity’s property and make copies of and abstracts from each such Person’s books of account, correspondence and other records and to discuss their respective financial and other affairs with any of their respective senior officers and any accountants hired by any such Person, it being agreed that the Administrative Agent and each Lender receiving any such information shall hold such information in confidence in accordance with the provisions of Section 25. Any transferee of any portion of the Loans or any holder of a participation interest in the Loans shall be entitled to deal with such information in the same manner and in connection with any subsequent transfer of its interest in the Loans or of further participation interests therein; provided, however, that the Administrative Agent, or any Lender, transferee, holder or participant shall be bound by the confidentiality provisions of Section 25. The Administrative Agent and Lenders shall give the Borrowers the opportunity to participate in any discussions with the Borrowers’ accountants; provided, however, that (a) providing any such opportunity shall not unreasonably hinder or delay such discussions, and (b) no such opportunity shall be required to be provided during such time as there is in existence an Event of Default.
9.13 Replacement Documentation. Upon receipt of an affidavit of an officer of the Administrative Agent or a Lender as to the loss, theft, destruction or mutilation of any Note, or as to any other Loan Document which is not of public record, and, in the case of any such loss, theft, destruction or mutilation, upon surrender and cancellation of such Note or other Loan Document, each Borrower and each Guarantor will promptly issue, in lieu thereof, a replacement Note or other Loan Document which shall be, as applicable, in the same principal amount thereof and otherwise of like tenor.
9.14 Further Assurances. Each Borrower and each Guarantor will cooperate with, and will cause each of its Subsidiaries to cooperate with, the Administrative Agent and execute such further instruments and documents as the Administrative Agent shall reasonably request to carry out to the Administrative Agent’s reasonable satisfaction the transactions contemplated by this Credit Agreement and the other Loan Documents.
9.15 Guaranties. Each of the Guarantors shall at all times comply with the terms and conditions of its respective Guaranty.

9.16 Additional Information. Without derogating the Borrowers’ obligations hereunder, and each Guarantor’s obligations pursuant hereto and to its respective Guaranties, each Borrower and each Guarantor will promptly supply the Administrative Agent with such additional information relating to this Credit Agreement and the other Loan Documents and the performance of the Obligations contemplated hereby and thereby as the Administrative Agent may hereafter reasonably request from time to time.
9.17 EIT Preferred Shares Covenants. EIT shall maintain, with no material modifications, all covenants applicable to and binding upon EIT Preferred Shares.
9.18 Ownership of CCG, Guarantors and Pledged Entities.
(a) Holding Trust shall hold at all times, beneficially and of record, (i) 100% of the EIT Common Shares and voting control of EIT, on a fully diluted basis, assuming the conversion of all convertible securities, the granting of all authorized options and equity awards and the exercise of all options, warrants, subscription rights, preemptive rights and other similar rights, (ii) 100% of the Capital Stock of SPV I, and (iii) 100% of the Capital Stock of SPV II.
(b) Holding Trust and EIT shall not issue any additional Capital Stock or any rights or instruments convertible into Capital Stock.
(c) CHC shall hold at all times, beneficially and of record, (i) all of the Capital Stock of CCG and (ii) 100% of the Common Shares of Beneficial Interest of Holding Trust and Holding Trust II (as defined in the Governing Documents of Holding Trust and Holding Trust II, respectively).
(d) CCG shall hold at all times, beneficially and of record, (i) all of the Common Units of CCC (as defined in the Governing Documents of CCC), (ii) 1% of the Capital Stock of CAHA, (iii) all of the Capital Stock of CMC, CMP, CM Investor LLC and Guaranteed Holdings, and (iv) until the conditions set forth in Section 9.21 have been satisfied all of the Capital Stock of Centerline Finance Corporation, Centerline Credit Management LLC and Centerline A/C Investors LLC.
(e) CCC shall hold at all times, beneficially and of record, 99% of the Capital Stock of CAHA.
(f) CCG shall maintain at all times direct ownership of at least 90% of the voting and common equity interests in the Capital Stock of CFin Holdings.
(g) CFin Holdings shall maintain at all times direct ownership of 100% of the voting and common equity interests in the Capital Stock of CFin.
(h) CAHA shall hold at all times, beneficially and of record not less than (i) 49% of the Capital Stock of Centerline Investor LP, (ii) 49% of the Capital Stock of CCL Dispositions II LLC, (iii) 49% of the Capital Stock of CCL Acquisitions II LLC, (iv) 100% of the Capital Stock of Centerline LIHTC Sub; and (v) 100% of the Capital Stock of Centerline Manager LLC.

(i) Centerline GP Holdings LLC shall hold at all times, beneficially and of record, (i) all of the Capital Stock of Centerline Investor LP not held by CAHA, and (ii) 100% of the Capital Stock of Centerline Investor LP II.
(j) Holding Trust II shall hold at all times, beneficially and of record, all of the Capital Stock of EIT II.
(k) Until the conditions set forth in Section 9.21 have been satisfied, (i) Centerline A/C Investors LLC shall hold at all times, beneficially and of record, 100% of the Capital Stock of Centerline Investors I LLC, (ii) Centerline Investors I LLC shall hold at all times, beneficially and of record, 100% of the Capital Stock of Centerline REIT Inc., and (iii) Centerline REIT Inc. shall hold at all times, beneficially and of record, 100% of the Capital Stock of ARCap 2004 RR3 Resecuritization Inc. and ARCap 2005 RR5 Resecuritization Inc.
9.19 LIHTC Investments. The Borrowers and Guarantors shall cause all LIHTC Investments that are made from funds provided by CHC or its Subsidiaries to be made by Centerline LIHTC Sub, or, in the event of a Valid Business Impediment, Centerline Investor LP or Centerline Investor LP II. Each LIHTC Investment shall satisfy all of the investment criteria set forth on Schedule 9.19.
9.20 New Subsidiaries. Contemporaneously with or prior to the formation or acquisition of a Subsidiary, the Borrowers and Guarantors shall (a) cause each Subsidiary of the Borrowers or the Guarantors formed or acquired after the date hereof to grant an all asset Lien to the Administrative Agent, for the benefit of the Lenders, (which Lien shall have first priority status except as provided in Section 10.1.11 below), (b) cause each such Subsidiary to execute and deliver an unlimited guaranty of the Obligations, and (c) cause all Capital Stock in such new Subsidiary owned by such Borrower or any of its Subsidiaries to be pledged to the Administrative Agent, in each case by executing and delivering, or causing to be executed and delivered, a security agreement, guaranty and pledge agreement in form and substance reasonably satisfactory to the Administrative Agent. Each such new Subsidiary shall thereafter be a Guarantor (or in the event such Subsidiary cannot become a Guarantor because of a Valid Business Impediment, a Pledged Entity) hereunder. Notwithstanding the foregoing provisions of this Section 9.20, no such grant of an all asset Lien or Lien on a specific asset, execution of a guaranty or pledge of Capital Stock shall be required if, and solely to the extent that, a Valid Business Impediment is applicable to such grant, guaranty or pledge. Notwithstanding the foregoing, the Administrative Agent shall not take a security interest in those assets as to which the Administrative Agent shall determine, in its reasonable discretion, that the cost of obtaining such Lien (including any mortgage, stamp, intangibles or other similar tax, title insurance or similar items) is excessive in relation to the benefit to the Creditor Parties of the security afforded thereby.
9.21 Dissolving Subsidiaries. As soon as reasonably practicable after the Closing Date, the Borrowers agree to, and will, (a) cause all of the Dissolving Subsidiaries to Distribute all of their respective assets to a Borrower or a Guarantor, (b) dissolve or cause to be dissolved all of the Dissolving Subsidiaries, and (c) deliver to the Administrative Agent evidence of such Distributions and dissolutions in form and substance reasonably satisfactory to the Administrative Agent.

10. NEGATIVE COVENANTS; FINANCIAL COVENANTS
For so long as this Credit Agreement is in effect, and until such time as all of the Obligations have been indefeasibly fully paid and performed, unless the Creditor Parties shall otherwise consent to the extent and in the manner set forth in Section 23, the Borrowers and the Guarantors shall comply, jointly and severally, with the following covenants:
10.1 Liens. The Borrowers and Guarantors shall not create, incur, suffer or assume, and they shall not permit or suffer any Pledged Entity creating, incurring, suffering or assuming, any Lien upon or with respect to any of such Person’s assets, including, without limitation, any Capital Stock, except such Persons may create, incur or assume the following Liens (collectively, “Permitted Liens”):
10.1.1 Affordable Housing Syndications.
(a) Liens on Capital Stock owned by Centerline LIHTC Sub, Centerline Investor LP, Centerline Investor LP II or Centerline SLP LLC, granted by such Person in connection with a LIHTC Investment to secure capital contribution obligations in the ordinary course of CHC’s Subsidiaries’ multi-family affordable housing business;
(b) Liens arising in the ordinary course of CHC’s Subsidiaries’ multi-family affordable housing business on general partner or managing member interests in Centerline-Sponsored Funds, consisting of the right to remove such general partners or managing members in order to secure obligations of such general partners or managing members to (i) the respective Centerline-Sponsored Funds, (ii) investors in such Centerline-Sponsored Funds, or (iii) Natixis or Merrill with respect to certain Guaranteed Funds;
10.1.2 Governmental Charges. Liens or charges for current Taxes which are not delinquent or remain payable without penalty, or the validity of which is being contested in good faith and by appropriate proceedings upon stay of execution of the enforcement thereof; provided that the obligor with respect thereto shall have set aside on its books and shall maintain adequate reserves for their payments in conformity with GAAP;
10.1.3 Liens Contemplated Hereby. Liens in favor of the Administrative Agent, on behalf of the Lenders, pursuant to and as contemplated by the terms hereof and by the terms of the other Loan Documents;
10.1.4 Mortgage Warehouse Lines. Liens pursuant to any mortgage warehouse line of credit constituting Permitted Indebtedness pursuant to Section 10.3.1(h) (provided that (i) no Lien in connection with any mortgage warehouse line of credit gives rise to any interest in any collateral other than any mortgages financed with the proceeds of such line of credit (and with respect to which the Administrative Agent and the Lenders hereby disclaim any Lien), and (ii) underlying mortgage loans made under such warehouse lines shall be entered into pursuant to unconditional purchase commitments (subject to program deliverable and other requirements arising in the ordinary course of business consistent with past practices) from Fannie Mae, Freddie Mac or FHA, or other investors acceptable to the mortgage warehouse lender, on terms and conditions consistent with the mortgage warehouse line of credit utilized by CMC on the date hereof);

10.1.5 Bond Warehouse Lines. Liens pursuant to any bond warehouse line of credit constituting Permitted Indebtedness pursuant to Section 10.3.1(i) (provided that (i) no Lien in connection with any bond warehouse line of credit gives rise to any interest in any collateral other than any bonds financed with the proceeds of such line of credit (and with respect to which the Administrative Agent and the Lenders hereby disclaim any Lien), provided that bonds acquired under such warehouse lines shall be entered into pursuant to purchase commitments (subject to deliverable and other requirements arising in the ordinary course of business consistent with market practices) from investors acceptable to the bond warehouse lender, on terms and conditions consistent with market practices);
10.1.6 Existing Liens. Liens existing on the date hereof and listed on Schedule 8.3 and any renewal, replacement, modification or extension thereof; provided that (i) the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by indebtedness permitted by Section 10.3, and (B) proceeds and products thereof, and (ii) the modification, replacement, renewal, extension or refinancing of the obligations secured or benefited by such Liens (if such obligations constitute Indebtedness) is in connection with a Permitted Refinancing;
10.1.7 Mechanics Liens, etc. Landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, suppliers’, brokers’ or other like statutory Liens arising in the ordinary course of business which are not overdue for a period of more than thirty (30) days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;
10.1.8 Pledges & Deposits. Liens (including pledges and deposits) incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation and other similar obligations incurred in the ordinary course of business, other than any Lien imposed by ERISA;
10.1.9 Bids. Liens (including pledges and deposits) incurred to secure the performance of bids, trade contracts, governmental contracts, tenders, and leases (other than Indebtedness), statutory obligations, surety, appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
10.1.10 Easements. Easements, rights-of-way, restrictions, reservations, covenants, conditions, encroachments, other minor defects or irregularities of title, and other similar encumbrances affecting real property (including encumbrances consisting of zoning restrictions, easements, licenses and restrictions on the use of real property or minor imperfections in title thereto) which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;
10.1.11 Judgments. Liens securing judgments for the payment of money not constituting an Event of Default under Section 11.1.7;

10.1.12 Purchase Money. Liens securing Indebtedness that constitutes Permitted Indebtedness pursuant to Section 10.3.1(b); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, and (ii) the Indebtedness secured thereby does not (at the time such Indebtedness is incurred) exceed the cost of the property being acquired on the date of acquisition (unless such Indebtedness does not provide the creditor with recourse to the Borrowers or their respective Subsidiaries on account of any deficiency);
10.1.13 Precautionary UCC Financing Statements. The interest of a lessor under Liens arising from precautionary UCC financing statement filings regarding leases (other than Indebtedness) entered into by such Persons in the ordinary course of business;
10.1.14 Bankers’ Liens. Liens (a) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on the items in the course of collection and (b) that are contractual or statutory set-off rights arising in the ordinary course of business with financial institutions or bankers’ Liens on deposits of cash in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such deposit accounts in the ordinary course of business;
10.1.15 Licenses. Any interest or title of a licensor, lessor or sublessor under any license or lease agreement pertaining to real property pursuant to which rights are granted to such Persons;
10.1.16 Public Utilities. Deposits or pledges in favor of public or private utility companies arising in the ordinary course of business and not out of any extraordinary transaction;
10.1.17 Bond Transaction. Liens of Freddie Mac in connection with the Bond Transaction;
10.1.18 New Subsidiaries/Asset Acquisitions. Liens (a) on any asset or property of a Person at the time such Person becomes a Subsidiary of any Borrower in accordance with the terms of Section 9.20 or any Guarantor is merged into or consolidated with or into any Borrower or any Guarantor in accordance with the terms of Section 10.5.1 and any modifications, replacements, renewals or extensions thereof in connection with a Permitted Refinancing of the related Indebtedness, and (b) existing on any asset prior to the acquisition thereof by any Borrower or any Guarantor in accordance with the terms of Section 10.6.3 and any modifications, replacements, renewals or extensions thereof in connection with a Permitted Refinancing of the related Indebtedness, and in the case of each of clause (a) and (b) above, not created in contemplation of such event;
10.1.19 Investment and Dispositions; Cash Earned Money Deposits. Liens (i)(a) on advances of cash or Cash Equivalents in favor of the seller of any property to be acquired in an investment permitted pursuant to Section 10.6.3 to be applied against the purchase price for such investment and (b) consisting of an agreement to dispose of any property in a disposition permitted under Section 10.5.3, in each case under this clause (i), solely to the extent such investment or disposition, as the case may be, would have been permitted on the date of the creation of such Lien and (ii) cash earnest money deposits made by CHC or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted under this Credit Agreement;
10.1.20 Debt Liens. Liens on the property of any Borrower, Guarantor or Pledged Entity securing secured Indebtedness constituting Permitted Indebtedness pursuant to clauses (g) and (q) of Section 10.3.1;
10.1.21 Insurance Premium Financing Liens: Liens on insurance proceeds under insurance policies for which the premiums have been financed as contemplated by Section 10.3.1(c); and
10.1.22 Receivables Assignment and Assumption Agreement Liens. Liens in favor of (a) CFin Holdings pursuant to the Natixis Receivables Assignment and Assumption Agreement and (b) Guaranteed Holdings pursuant to the Merrill Receivables Assignment and Assumption Agreement, but solely to the extent that such Liens arise for precautionary purposes in case the transfers and assignments described in the Natixis Receivables Assignment and Assumption Agreement and the Merrill Receivables Assignment and Assumption Agreement are deemed not to be true sales.
10.2 Negative Pledge and Double Negative Pledge.
10.2.1 Negative Pledge. The Borrowers shall not grant, create, or suffer to be granted or created, any Lien (other than any Liens in favor of the Administrative Agent) on the Capital Stock directly or indirectly held by it of (a) CMC and CMP, (b) from and after such time as the Natixis Agreements have been executed and delivered, and to the extent required therein, Guaranteed Manager, or (c) from and after such time as the Merrill Agreements have been executed and delivered, and to the extent required therein, Guaranteed Manager II.
10.2.2 Double Negative Pledge. Other than pursuant to the terms of this Credit Agreement, in no event shall the Borrowers agree with, or become obligated to, or permit or suffer any of their Subsidiaries agreeing or becoming obligated to, any other Person (other than Fannie Mae and Freddie Mac with respect to CMC and CMP) to refrain from granting or creating a Lien on the Capital Stock of CMC, CMP, Guaranteed Manager or Guaranteed Manager II; provided, however, that neither the Natixis Agreements nor the Merrill Agreements shall prohibit any granting of a Lien on the Capital Stock of CMC or CMP to the Administrative Agent for the benefit of the Lenders.
10.3 Indebtedness. The Borrowers and Guarantors shall not incur, assume or become obligated with respect to, or permit or suffer any Pledged Entity incurring, assuming or becoming obligated with respect to, directly or indirectly, any Indebtedness (on a consolidated and individual basis) except such Persons may incur, assume or become obligated with respect to the following Indebtedness (collectively, “Permitted Indebtedness”):
10.3.1 Types of Permitted Indebtedness and Persons to whom they Apply. Set forth below is a list of each type of Permitted Indebtedness with a description of which entities may incur, without duplication, the particular type of Permitted Indebtedness:

(a) The Borrowers, Guarantors and Pledged Entities may have outstanding Indebtedness existing on the date of this Credit Agreement, listed and described, but only to the extent so listed and described and only with respect to the Person disclosed to be liable with respect to each such specific Indebtedness on Schedule 10.3.1 and any Permitted Refinancing thereof;
(b) Each of the Borrowers, the Guarantors and the Pledged Entities may incur Indebtedness for borrowed money on a recourse or non-recourse basis if and to the extent that such Indebtedness is either (i) unsecured, (ii) non-recourse Indebtedness or Indebtedness secured only by other Permitted Liens (with respect to Indebtedness owed to unrelated third parties), or (iii) Subordinated Debt; provided that after giving pro forma effect to the incurrence of any such Indebtedness described in clauses (i) and (iii) above the Pro Forma Leverage Test shall be satisfied. Indebtedness shall be considered to be on a non-recourse basis where the creditor has recourse against the debtor only to the extent and with respect to specific assets financed by such Indebtedness, and on account of fraud and other enumerated bad acts;
(c) Each of the Borrowers, the Guarantors and the Pledged Entities may incur Indebtedness for the financing of insurance premiums where (i) the sole collateral for such financing is a security interest in the proceeds of such insurance, and (ii) such insurance is required to be in place pursuant to the terms of Section 9.7;
(d) Subject to satisfaction of the Pro Forma Leverage Test with respect to Indebtedness owed to Affiliates which are not a Loan Party, the Borrowers, the Guarantors and the Pledged Entities may incur Indebtedness consisting of obligations owed by a Borrower, Guarantor or a Pledged Entity to any of their respective Affiliates; provided, however, that if any such Affiliate is not a Borrower or a Guarantor, such Indebtedness must be subordinated to the Obligations in accordance with the Intercompany Subordination Agreement upon terms and conditions satisfactory to the Administrative Agent (provided further, however, that any such Indebtedness, regardless of when it is incurred, need not be subject to the Intercompany Subordination Agreement if it arises out of tax credit transactions between or among one or more members of The Related Companies Group, on the one hand, and the Centerline Group, on the other hand, entered into in the ordinary course of business upon terms and conditions no less advantageous to the Centerline Group than would be available on an arm’s length basis with a Person who is not an Affiliate);
(e) The Borrowers, the Guarantors and the Pledged Entities may incur Indebtedness for Taxes to the extent that payment thereof shall at the time not be required to be made in accordance with Section 9.8;
(f) Each of the Borrowers and the Guarantors shall be jointly and severally liable for and may incur the Obligations;
(g) Each of the Borrowers, the Guarantors and the Pledged Entities may incur Indebtedness consisting of cash management charges, or arising out of ACH services, and other Indebtedness in respect of overdraft protection and similar arrangements, in each case, incurred in the ordinary course of business consistent with such entity’s past practices;

(h) Each of CMC and CMP may incur Indebtedness in respect of mortgage warehouse lines of credit; provided that underlying mortgage loans made under such warehouse lines shall be entered into pursuant to unconditional purchase commitments from Fannie Mae, Freddie Mac or FHA, or other investors acceptable to the mortgage warehouse lender, on terms and conditions consistent with the mortgage warehouse line of credit utilized by CMC on the date hereof;
(i) Subject to satisfaction of the Pro Forma Leverage Test, the Pledged Entities may incur Indebtedness in respect of bond warehouse lines of credit; provided that underlying bonds warehoused thereon shall be issued pursuant to purchase commitments from investors acceptable to the Administrative Agent in its reasonable discretion; provided that any investor with prior commitments from Holding Trust shall be deemed to be reasonably acceptable to the Administrative Agent;
(j) Subject to satisfaction of the Pro Forma Leverage Test, each new direct or indirect Subsidiary becoming a Guarantor or Pledged Entity after the date hereof may be liable for any Indebtedness that exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary;
(k) Each of the Borrowers, the Guarantors and the Pledged Entities may incur Indebtedness which may be deemed to exist pursuant to any guaranties of commercial office space leases incurred by a different Borrower, Guarantor or Pledged Entity in the ordinary course of business consistent with past practices for such Person undertaking such Indebtedness;
(l) Each of the Borrowers may incur Indebtedness consisting of unsecured promissory notes issued to current or former directors, consultants, managers, officer and employees or their spouses or estates of any of its Subsidiaries to purchase or redeem Capital Stock of CHC (other than any more than a de minimus amount of such Indebtedness on account of SCU’s), issued to such director, consultants, manager, officer or employee in the ordinary course of business consistent with past practices for such Person undertaking such Indebtedness;
(m) Each of CHC, CCG, CAHA, CFin Holdings, Guaranteed Holdings, CMC, CMP and Centerline Finance Corporation may incur Indebtedness in respect of workers’ compensation claims;
(n) Each of the Borrowers, Guarantors and Pledged Entities may incur unsecured Indebtedness consisting of incentive, non-compete, consulting, deferred compensation, employment, or other similar arrangements or co-investment programs for employees, entered in the ordinary course of business consistent with market standards;
(o) Each of Holding Trust, SPV I, SPV II and CHC, may incur Indebtedness in connection with the Bond Transaction; provided, however, such Indebtedness shall be Permitted Indebtedness solely if and to the extent that such Indebtedness results from circumstances or events beyond the control of either Borrower or any of their Subsidiaries (except, with respect to this proviso, SPV I may incur Indebtedness arising under the Bond Transaction in the event CMC elects to foreclose in its capacity as special servicer under the Bond Transaction);

(p) Each of the Borrowers, Guarantors and Pledged Entities may incur Contingent Liabilities solely to the extent that such Contingent Liabilities are incurred in the ordinary course of business consistent with past practices and market practices and arising solely out of (i) risk-sharing arrangements with Fannie Mae and Freddie Mac with respect to mortgage loan originations on multifamily properties and (ii) Contingent Liabilities where the primary obligor is a different Borrower, Guarantor or Pledged Entity and where such primary obligations constitute Permitted Indebtedness;
(q) Each of the Borrowers, Guarantors and Pledged Entities may incur Indebtedness pursuant to Derivative Agreements entered into (i) by the Borrowers in connection with the Obligations, or (ii) by the Borrowers, Guarantors and Pledged Entities, as the case may be, with respect to their own Indebtedness for borrowed money permitted by Section 10.3.1(b), in the ordinary course of business and not for speculation;
(r) CHC and CCC may incur Indebtedness on account of accrued Distributions that are not paid pursuant to Section 10.7 to the extent such accruals constitute Indebtedness;
(s) CHC and CCG may incur Indebtedness on account of the CHC/CCG Guaranty;
(t) CHC may incur Indebtedness on account of guarantee and indemnification obligations arising under the Reaffirmation of Guarantee;
10.3.2 CHC. CHC may incur, without duplication:
(a) Indebtedness to Fannie Mae, Freddie Mac, GNMA, FHA or other parties with whom CHC or its Subsidiaries originate, sell, repurchase or service mortgage loans, to the extent directly relating to or arising out of such origination, sale, repurchase, or servicing in the ordinary course of business;
(b) Indebtedness secured by real property acquired upon foreclosure of mortgages, to the extent directly related to such real property, not in excess of the fair market value thereof, and reasonably expected by CHC to be recovered from the sale or other disposition of the subject real property;
10.4 EIT. Notwithstanding any other provision of this Credit Agreement or any other Loan Document, EIT will incur no Indebtedness of any kind other than accrued and unpaid obligations to holders of the EIT Preferred Shares existing on the Closing Date to the extent permitted under Section 9.17. Prior to the completion of the EIT II Transfer, EIT shall own no assets other than (a) the EIT Notes; and (b) those certain Freddie Mac Enhanced A Certificates issued to EIT in connection with the Bond Transaction; and EIT shall have outstanding no Indebtedness other than liabilities to the holders of the EIT Preferred Shares which liabilities are effectively economically defeased by such Freddie Mac Enhanced A Certificates.
10.5 Merger; Ownership Interests; Sale of Assets; Liquidations. The Borrowers and Guarantors shall not, and shall not permit or suffer any of the Pledged Entities to, with respect to each such Person:

10.5.1 Mergers, Consolidations and Asset Sales. Merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of the assets (whether now owned or hereafter acquired) of such Person; provided, however that (i) as long as there is no Default for which notice, if required, has been given is then outstanding, (ii) where at least one of the parties to the merger or consolidation is a Loan Party, the surviving Person in any such merger or consolidation is the Equal or Higher Order Loan Party and (iii) such merger or consolidation could not reasonably be expected to cause a Material Adverse Effect:
(a) the Borrowers, the Guarantors and the Pledged Entities may cause other Persons (other than an Excluded Entity) to merge into or consolidate with a Borrower, a Guarantor or a Pledged Entity (including in connection with an investment permitted pursuant to Section 10.6.2 or an acquisition permitted pursuant to Section 10.6.3); provided, that after giving pro forma effect to such transaction, the Pro Forma Leverage Test is satisfied;
(b) any Subsidiary of CHC (other than an Excluded Entity) may merge with any other Person (other than an Excluded Entity) in order to effect an investment permitted pursuant to Section 10.6.2 or an acquisition permitted pursuant to Section 10.6.3, provided that after giving pro forma effect to such transaction, the Pro Forma Leverage Test is satisfied; and
(c) any Borrower, Guarantor or Pledged Entity may be merged or consolidated with or into any other Borrower, Guarantor or Pledged Entity.
10.5.2 Dissolve, liquidate, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of the assets (whether now owned or hereafter acquired) of such Person; provided, however that any Guarantor or Pledged Entity may be dissolved or liquidated so long as (a) such Person has first distributed all of its assets to an Equal or Higher Order Loan Party, (b) at the time of such dissolution or liquidation, such Person has no material assets or liabilities,and (c) such dissolution or liquidation could not reasonably be expected to cause a Material Adverse Effect.
10.5.3 Other Asset Transfers. Effect any sale, disposition, contribution or other transfer of their respective tangible or intangible assets constituting all or a material asset of a Line of Business, other than (a) sales, dispositions, contributions or other transfers of any such assets to any Equal or Higher Order Loan Party; (b) sales of used, obsolete or worn out equipment or other property not used in the business of CHC and its Subsidiaries, (c) dispositions of equipment to the extent that (i) such equipment is exchanged for credit against the purchase price of similar replacement equipment or (ii) the proceeds of such disposition are promptly applied to the purchase price of such replacement equipment; (d) dispositions of accounts receivables in connection with the collection or compromise thereof; (e) any disposition of any inventory or other property or asset by the Borrowers and Guarantors in the ordinary course of business, consistent with past practices, including, without limitation, any sales of (i) a LIHTC Investment to a Centerline-Sponsored Fund, (ii) servicing rights on FHA mortgage loans in connection with the origination of such loans, and (iii) mortgage loans to pre-committed buyers; (f) dispositions of leases, subleases, licenses or sublicenses of real property in the ordinary course of business and which do not materially interfere with the business of the

Borrowers and the Guarantors; (g) transfers of property subject to Casualty Events upon receipt of the net cash proceeds of such Casualty Events; and (h) immaterial dispositions of investments in joint ventures relating to multi-family affordable housing developments, to the extent required by or made pursuant to buy/sell arrangements between the joint venture parties set forth in, joint venture arrangements and similar binding arrangement in effect on the Closing Date. For the avoidance of doubt, by way of example only, and not in limitation of the foregoing, any sale, disposition, contribution or other transfer of CMC’s Fannie Mae Delegated Underwriting and Servicing license or any similar license or governmental or quasi-governmental agency servicing rights shall be deemed to constitute a transfer of a material asset of a Line of Business.
10.5.4 Centerline Manager Transfer. Notwithstanding any other provision of this Credit Agreement, Centerline Manager LLC may consummate the Centerline Manager Transfer.
10.6 Loans, Guarantees, Investments and Acquisitions.
10.6.1 Limitations on Loans. The Borrowers and Guarantors will not make, and will not permit or suffer any of the Pledged Entities making, any loans, advances or extensions of credit to any Person (other than a Borrower, a Guarantor, or a Pledged Entity), except:
(a) loans made by CAHA to a Person developing a LIHTC Property in connection with a LIHTC Investment which is permitted to be made in accordance with the terms of Section 3.1(b) where such loan is consistent with CAHA’s past practices of making so-called “pre-development loans” and the proceeds of any such loans is drawn from funds available to be drawn as Revolving Loans;
(b) Supplemental Loans in aggregate principal amounts not to exceed $2,000,000 per Fiscal Year in each of 2010, 2011 and 2012, to support LIHTC Properties  included in the Guaranteed Funds listed in Schedule A-1 to the Omnibus Release and Termination Agreement;
(c) Supplemental Loans in aggregate principal amounts not to exceed $2,000,000 for the Fiscal Year ending December 31, 2010 and $1,000,000 for the Fiscal Year ending December 31, 2011 to support LIHTC Properties included in the Guaranteed Funds listed in Schedule A-2 to the Omnibus Release and Termination Agreement that are not CFin Enhanced Projects;
(d) Supplemental Loans to support LIHTC Properties that are financed by the B Bonds;
(e) Supplemental Loans to non Guaranteed Funds (other than Supplemental Loans made pursuant to clauses (b) through (d) above) in aggregate principal amounts not to exceed $2,500,000 per Fiscal Year during each Fiscal Year prior to the Revolver Maturity Date; and
(f) advances to employees to cover reasonable business expenses in the ordinary course of business.

10.6.2 Limitations on Investments. The Borrowers and Guarantors will not make, and will not permit or suffer any of the Pledged Entities making, any investment in any business, other than investments in the businesses engaged in by the Borrowers and Guarantors consisting of the following (collectively, the “Lines of Business”):
(a) Substantially as engaged in on the Closing Date: (i) the syndication of LIHTC Investments, (ii) the provision of asset management services, (iii) the origination, selling and servicing of mortgage loans pursuant to governmental or quasi-governmental agency programs, and (iv) the ownership, management, stabilization and maintenance of the B Bonds and cash flows derived therefrom,
(b) investments by any Borrower, Guarantor and Pledged Entity in any other Borrower, Guarantor and Pledged Entity;
(c) the acquisition and securitization of tax-exempt bonds issued to fund construction of affordable housing in the United States;
(d) investments (including debt obligations and Capital Stock) converted in connection with (x) the bankruptcy or reorganization of any Person and in settlement of obligations of, or disputes with, any Person arising in the ordinary course of business and upon foreclosure with respect to any secured investment or other transfer of title with respect to any secured investment and (y) the non-cash proceeds of any disposition permitted by Section 10.5; and
(e) any businesses reasonably complementary to any of the businesses described in clause (a) of this Section;
10.6.3 Limitations on Acquisitions. The Borrowers and Guarantors will not make, and will not permit or suffer any of the Pledged Entities making, any acquisition of the Capital Stock or all, substantially all or a material portion of the assets of any Person unless (a) such acquisition is in furtherance of the Lines of Business, and (b) at the time of any such acquisition (i) there is no Default outstanding for which notice, if required, has been given, and (ii) the Pro Forma Leverage Test is satisfied.
10.7 Distributions. The Borrowers, the Guarantors and the Pledged Entities shall not make any Distributions to any Persons other than (a) Tax Distributions (provided, however, that no such Tax Distributions shall be made at such time as there is outstanding a Distribution Default), (b) to a Person that is a Borrower or a Guarantor; (c) to a Person that is a Pledged Entity provided that such Pledged Entity, within one Business Day, makes a further Distribution of such amounts to a Person that is a Borrower or a Guarantor; and (d) to the holders of the EIT Preferred Shares or the holders of any securities into which the EIT Preferred Shares are converted if and to the extent that such Distributions are made solely out of funds received from Freddie Mac as contemplated by the Bond Transaction.
10.8 Affiliate Payments. No Borrower, Guarantor or Pledged Entity will make any payments to any Affiliate that is not a Borrower or Guarantor on account of any Indebtedness owed by such Person to such Affiliate, other than: (a) reimbursements for the payment of Taxes during such time as there is outstanding no Distribution Default; (b) payments in order to cover operating expenses and current liabilities for services rendered, (c) the payment of customary fees and reimbursement of reasonable out-of-pocket costs of, and customary indemnities provided to or on behalf of, directors, officers and employees of any Borrower and any Guarantor in the ordinary course of business as determined in good faith by the board of directors or senior management of the Person making such payment, (d) payments required to be made under the Management Agreement, the Advisory Agreement and the Servicing Agreements, and (e) payments to the Related Companies Group on account of obligations incurred in the ordinary course of business in connection with transactions in which a member of the Related Companies Group purchases a LIHTC Property or an equity interest in a LIHTC Property from a Centerline-Sponsored Fund or an Affiliate of the Borrowers; provided that any of the foregoing payments are upon terms and conditions no more favorable to such Affiliate, and no less favorable to the Borrowers and the Guarantors, than would be available in an arm’s-length transaction between independent parties. Notwithstanding the foregoing, nothing in this Section shall prohibit any member or members of The Related Companies Group from continuing to perform its obligations with respect to any LIHTC Property which it owns prior to the date hereof.
10.9 Purchase of Margin Stock. Except with the prior written consent of the Administrative Agent, the Borrowers and the Guarantors shall not utilize and shall not permit or suffer any other Person utilizing, any part of the proceeds of the Loans to purchase or carry any margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying any such margin stock.
10.10 Transactions with Affiliates. The Borrowers and the Guarantors shall not enter, and shall not permit or suffer the Pledged Entities entering, into any purchase, sale, lease or other transaction with an Affiliate (other than the Borrowers, the Guarantors or the Pledged Entities), except (a) (i) in the ordinary course of business, (ii) as expressly permitted by Sections 10.1, 10.3, 10.4, 10.5 and 10.7, or (iii) with the prior written consent of the Administrative Agent, on terms with respect to this clause (a) that are no less favorable to the Borrower, Guarantor or Pledged Entity, as the case may be, than those that might be obtained at the time in a comparable arm’s-length transaction with any Person who is not an Affiliate, and (b) those transactions set forth in the Management Agreement, the Advisory Agreement and the Servicing Agreements.
10.11 Amendment to Governing Documents. Except with the prior written consent of the Administrative Agent, the Borrowers, Guarantors and Pledged Entities shall not amend or agree with any Person to vary the terms of any of their respective Governing Documents; provided, however, that any such Person may enter into such amendments or agreements if such change or amendment does not or will not adversely affect (a) the liability, risk or rights of any Creditor Party under any of the Loan Documents or in connection with any of the transactions contemplated hereby or thereby, or (b) the status of such Person as an entity that would not be substantively consolidated with any other of the Borrowers, the Guarantors or the Pledged Entities in the event any of them is the debtor in any bankruptcy proceeding.
10.12 Business Lines. The Borrowers and the Guarantors shall not engage, and shall not permit or suffer any Pledged Entity engaging, in any business lines, other than their respective Lines of Business.

10.13 Consolidated EBITDA to Fixed Charge Ratio. CHC shall maintain at the end of each Fiscal Quarter a ratio of Consolidated EBITDA to Fixed Charges equal to or greater than the ratios set forth on Exhibit 1.1A.
10.14 Total Debt/Consolidated EBITDA Ratio. CHC shall maintain at the end of each Fiscal Quarter a Total Debt/Consolidated EBITDA Ratio equal to or less than the ratios set forth on Exhbit 1.1A.
10.15 Stock Buy-Backs. No Borrower, Guarantor, or Pledged Entity shall purchase or otherwise acquire for any consideration (other than such purchaser’s common stock) its Capital Stock during the term of this Credit Agreement.
10.16 Amendment to Certain Agreements.
10.16.1 Neither the Borrower, nor any Guarantor or Pledged Entity, shall permit or consent to any amendment to, or waiver of any material provision of, the Management Agreement, the Servicing Agreements or the Non-Compete Agreement without the prior written consent of the Administrative Agent. In furtherance, and not in limitation, of the foregoing, neither CHC nor any of its Subsidiaries that are parties to the Non-Compete Agreement shall, by amendment, waiver, consent or failure to enforce, permit Newco to engage in, nor shall CHC or any such Subsidiary suffer Newco engaging in, any activity that violates the terms of the Non-Compete Agreement.
10.16.2 Neither the Borrower, nor any Guarantor or Pledged Entity shall permit or consent to any amendment to, or waiver of any provision of any of the Merrill Agreements or the Natixis Agreements requiring any release by the Administrative Agent of any of the Collateral that is not required to be released pursuant to the Merrill Agreements and the Natixis Agreements in force and effect as of the date hereof without the prior written consent of the Administrative Agent.
10.17 Excluded Entities. Notwithstanding any other provision of this Credit Agreement or any other of the Loan Documents, the Borrowers and the Guarantors shall not permit or suffer any of the Excluded Entities (a) engaging in any business, financial or other activities of any kind, (b) incurring any Indebtedness, (c) selling or purchasing any assets or making any investments, (d) merging into or with either Borrower, any Guarantor, any Pledged Entity or any other Person, or (e) permitting or suffering either Borrower, any Guarantor, any Pledged Entity or any other Person merging into such Excluded Entity; except that:
10.17.1 Centerline Guarantor LLC. Centerline Guarantor LLC shall continue to engage in the business of holding as payee a $20,000,000 promissory note from CHC and providing guaranties of (a) obligations normally guaranteed by local developers of LIHTC Properties in the ordinary course of business consistent with past practices and (b) obligations owing to Freddie Mac pursuant to the limited support guaranty delivered pursuant to the Bond Transaction;
10.17.2 Guaranteed Manager and Guaranteed Manager II. Guaranteed Manager shall continue to engage in the business of holding the managing member interests of the general partners of all of the Guaranteed Funds or tax credit investments in which the

Guaranteed Funds have invested and, from and after such time as called for under the Natixis Agreements and the Merrill Agreements, Guaranteed Manager shall engage in such business solely with respect to the Guaranteed Funds addressed in the Natixis Agreements. At such time as called for under the Natixis Agreements and the Merrill Agreements, Guaranteed Manager II shall engage in such business solely with respect to the Guaranteed Funds addressed in the Merrill Agreements.
10.17.3 CFin and CFin Holdings. CFin and CFin Holdings shall engage solely in such business activities as are contemplated by, and necessary and appropriate for the performance by such Persons of their obligations under, the Natixis Agreements, including, without limitation, incurring such Indebtedness as is contemplated by the Natixis Agreements;
10.17.4 Guaranteed Holdings. Guaranteed Holdings shall engage solely in such business activities as are contemplated by, and necessary and appropriate for the performance by such Person of its obligations under, the Merrill Agreements, including, without limitation, incurring such Indebtedness, if any, as is contemplated by the Merrill Agreements.
10.17.5 EIT. During such time as EIT shall be an Excluded Entity, EIT shall have no assets other than those certain Freddie Mac Enhanced A Certificates issued to EIT in connection with the Bond Transaction; and EIT shall have outstanding no Indebtedness other than the liabilities to the holders of the EIT Preferred Shares which liabilities are effectively economically defeased by such Freddie Mac Enhanced A Certificates.
11. DEFAULT
11.1 Events of Default. Each of the following events or circumstances, unless cured within any applicable grace period set forth or referred to below in this Section, shall constitute an “Event of Default”:
11.1.1 Failure to Pay.
(a) The Borrowers shall fail to pay any principal on any outstanding portion of the Loans as and when the same shall become due and payable; or
(b) The Borrowers shall fail to pay any interest or any other Obligation under any outstanding portion of the Loans within five (5) days of when the same is due and payable;
11.1.2 Failure to Perform. Either Borrower or any Guarantor shall: (a) fail to comply with any of its Negative Covenants and Financial Covenants; (b) fail to comply, within thirty (30) days after such Person receives notice of such failure from the Administrative Agent or from any Lender, with any of its other agreements and covenants contained herein which are not otherwise referenced herein (such thirty day period to be extended at the discretion of the Administrative Agent (but not by more than forty-five (45) days) if such failure can be cured, the Borrowers and Guarantors have promptly commenced and are diligently pursuing a cure and the Administrative Agent determines that such extension is reasonably necessary in order to effect such a cure); or (c) fail to comply with any of its other agreements, covenants, liabilities and obligations contained in any of the other Loan Documents beyond any applicable notice and grace periods;
11.1.3 Breach of Representation or Warranty. Any representation or warranty of either Borrower or any Guarantor in this Credit Agreement or any of the other Loan Documents shall have been false or misleading in any material respect upon the date when made or deemed to have been made or repeated;
11.1.4 Failure to Pay Other Indebtedness or Perform Contractual Obligations. Either Borrower, any Guarantor or any Pledged Entity shall be in default or breach (a) of any recourse or non-recourse obligations aggregating $10,000,000 or more, and the effect thereof is (i) to cause an acceleration, mandatory redemption or other required repurchase of such obligations, or (ii) to permit the holder(s) of such obligations to accelerate the maturity of any such obligations or require a redemption or other repurchase of such obligations; or any such obligations shall be otherwise declared to be due and payable (by acceleration or otherwise) or required to be prepaid, redeemed or otherwise repurchased (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof; or (b) of, in any material respect, any obligations under the Management Agreement, the Servicing Agreements or the Non-Compete Agreement;
11.1.5 Insolvency. Either Borrower, any Guarantor or any Pledged Entity shall make an assignment for the benefit of creditors, or admit in writing its inability to pay or generally fail to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver of any such Person or of any substantial part of any such Person’s assets or shall commence any case or other proceeding relating to any such Person under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or shall take any action to authorize or in furtherance of any of the foregoing, or if any such petition or application shall be filed or any such case or other proceeding shall be commenced against any such Person and any such Person shall indicate its approval thereof, consent thereto or acquiescence therein;
11.1.6 Involuntary Proceedings. (i) The filing of any case or other proceeding against either Borrower, any Guarantor or any Pledged Entity under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect and such case or proceeding is not controverted within twenty (20) days and dismissed within sixty (60) days of its commencement; (ii) a decree or order is entered appointing a trustee, custodian, liquidator or receiver for any such Person, or adjudicating any such Person bankrupt or insolvent, or approving a petition in any such case or other proceeding; or (iii) a decree or order for relief is entered in respect of any such Person, in an involuntary case under federal bankruptcy laws as now or hereafter constituted;
11.1.7 Judgments. There shall remain in force, undischarged, unsatisfied, unstayed or unvacated, or not bonded pending appeal, for more than ninety (90) days, whether or not consecutive, any final judgment against either Borrower, any Guarantor or any Pledged Entity that, with other outstanding final judgments undischarged against such Person, exceeds in the aggregate $1,000,000.00;

11.1.8 Cancellation of Loan Documents. If any of the Loan Documents shall be canceled, terminated, revoked or rescinded or any action at law, suit or in equity or other legal proceeding to cancel, revoke or rescind any of the Loan Documents shall be commenced by or on behalf of either Borrower, any Guarantor or any Pledged Entity, or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination that, or issue a judgment, order, decree or ruling to the effect that, any one or more of the Loan Documents is illegal, invalid or unenforceable in accordance with the terms thereof;
11.1.9 ERISA. There occurs one or more ERISA Events that individually or in the aggregate results in or otherwise is associated with liability of any Borrower, Guarantor, Pledged Entity or ERISA Affiliate in excess of $1,000,000 annually; provided, however, that it shall be an Event of Default if there exists, as of any valuation date for a Guaranteed Pension Plan, or in the aggregate for all Guaranteed Pension Plans (excluding Guaranteed Pension Plans with assets in excess of benefit liabilities) an excess of the actuarial present value (determined on the basis of reasonable assumptions employed by the independent actuary for such plan) of benefit liabilities (as defined in Section 4001(a)(16) of ERISA) over the fair market value of the assets of such plan, only if such excess individually or in the aggregate for all Guaranteed Pension Plans (excluding in such computation any Guaranteed Pension Plans with assets greater than benefit liabilities) exceeds $1,000,000 annually;
11.1.10 Indictment. Either Borrower, any Guarantor or any Pledged Entity shall be indicted for a federal crime, a punishment for which could include the forfeiture of any assets of such Person; or
11.1.11 Change in Control. There shall occur a Change in Control.
11.2 Remedies Upon Event of Default. During the continuance of an Event of Default:
11.2.1 Accelerate Debt. The Administrative Agent may, and with the direction of the Required Lenders shall, declare the Obligations evidenced by this Credit Agreement and the other Loan Documents immediately due and payable and such date shall constitute the Revolver Maturity Date and the Term Loan Maturity Date (provided that in the case of the occurrence of an event set forth in Sections 11.1.5 and 11.1.6, such acceleration shall be automatic); and
11.2.2 Pursue Remedies. The Administrative Agent may, and with the direction of the Required Lenders shall, pursue any and all remedies provided for hereunder, or under any one or more of the other Loan Documents. Except as expressly contemplated or permitted by the terms of this Credit Agreement, each Lender may exercise setoff rights as contemplated by, and pursuant to, Section 12 solely with the consent of the Administrative Agent, but not otherwise. Further, no Lender in its capacity as such, may proceed to protect and enforce its rights by suit in equity, action at law or other proceeding, whether for the specific performance of any covenant or agreement contained in this Credit Agreement or the other Loan Documents or any instrument pursuant to which the Obligations to such Lender are evidenced, or otherwise proceed to enforce the payment thereof or exercise any other legal or equitable right of such Lender, all such rights being delegated to the Administrative Agent in accordance with the terms of this Credit Agreement.

11.2.3 Power of Attorney. For the purpose of exercising the rights granted by this Section, as well as any and all other rights and remedies of the Administrative Agent or the Lenders, each of the Borrowers and each Guarantor hereby irrevocably constitutes and appoints the Administrative Agent (or any agent designated by the Administrative Agent) its true and lawful attorney-in-fact, with full power of substitution, which appointment is coupled with an intent, exercisable upon and during the continuance of any Event of Default, to execute, acknowledge and deliver any instruments and to and perform any acts in the name and on behalf of the Borrowers or any Guarantor.
11.3 Written Waivers. If a Default is waived by the Administrative Agent and/or any other Creditor Party, in accordance with the applicable provisions of Section 23, in their sole discretion, pursuant to a specific written instrument executed by an authorized officer of such Persons, respectively, the Default so waived shall be deemed to have never occurred.
11.4 Allocation of Proceeds. If an Event of Default shall have occurred and be continuing and the Maturity Dates have been accelerated, all payments received by the Administrative Agent under any of the Loan Documents, in respect of any principal of or interest on the Obligations or any other amounts payable by the Borrowers hereunder or thereunder, shall be applied in the following order and priority:
(a) amounts due to the Administrative Agent, in its capacity as such, in respect of fees and expenses due under Section 14, or otherwise due under this Credit Agreement and the other Loan Documents;
(b) any amounts due the other Creditor Parties pursuant to the terms of this Credit Agreement and the other Loan Documents other than principal of or interest on any portion of the Loans;
(c) payments of interest on any outstanding portion of the Loans to be applied pro rata to each Lender and proportionately to the aggregate unpaid and accrued interest on the Revolving Loans and the Term Loan respectively;
(d) payments of principal of the Revolving Loans and Term Loans, payments of Reimbursement Obligations, and payments under any Derivative Agreement relating to any portion of the Loans between a Borrower or Guarantor and any Lender or Lender’s Affiliate, to be applied pro rata to each Lender and Lender’s Affiliate proportionately to the aggregate of such unpaid principal, Reimbursement Obligations and amounts due under such Derivative Agreements, respectively, at the time of allocation;
(e) payments of all other Obligations pro rata to each Creditor Party; and
(f) any amount remaining after application as provided above, and after all of the Obligations have been indefeasibly paid in full, shall be paid to either Borrower or whomever else may be legally entitled thereto.
11.5 Performance by the Administrative Agent. If either Borrower or any of the Guarantors shall fail to perform any covenant, duty or agreement contained in any of the Loan

Documents, the Administrative Agent may perform or attempt to perform such covenant, duty or agreement on behalf of such Person after the expiration of any cure or grace periods set forth herein if and to the extent the Administrative Agent considers in its discretion that such performance is necessary or advisable in order to protect or preserve the Collateral or in order to protect against a potential Material Adverse Effect. In such event, such Person shall, at the request of the Administrative Agent, promptly pay any amount expended by the Administrative Agent in such performance or attempted performance to the Administrative Agent, together with interest thereon at the applicable Default Rate from the date of such expenditure until paid. Notwithstanding the foregoing, the Administrative Agent shall not have any liability or responsibility whatsoever for the performance of any obligation of such Person under this Credit Agreement or any other Loan Document in the absence of its gross negligence or willful misconduct. All amounts expended by the Administrative Agent pursuant to this Section shall constitute Obligations secured by the Collateral.
11.6 Rights Cumulative. The rights and remedies of the Administrative Agent and the other Creditor Parties under this Credit Agreement and each of the other Loan Documents shall be cumulative and not exclusive of any rights or remedies which any of them may otherwise have under Applicable Law. In exercising their respective rights and remedies the Administrative Agent and the other Creditor Parties may be selective and no failure or delay by any such Person in exercising any right shall operate as a waiver thereof, nor shall any single or partial exercise of any power or right preclude its other or further exercise or the exercise of any other power or right.
12. SETOFF.
Regardless of the adequacy of any Collateral, if any Event of Default shall have occurred and be continuing, any deposits or other sums credited by or due from the Administrative Agent or any other Creditor Party to either Borrower or any of the Guarantors and any securities or other property of either Borrower or any of the Guarantors in the possession of the Administrative Agent or such other Creditor Party or any of their respective Affiliates may, at any time, solely with the consent of the Administrative Agent, without demand or notice (any such notice being expressly waived by the Borrowers and the Guarantors), in whole or in part, be applied to or set off by the Administrative Agent or such other Creditor Party against the payment of Obligations, now existing or hereafter arising, of the Borrowers or any of the Guarantors to the Administrative Agent or such other Creditor Party regardless of the adequacy of any other collateral securing any outstanding portion of the Loans. The Administrative Agent and each of the other Creditor Parties agree with and among each other that (i) if an amount to be set off is to be applied to Indebtedness of the Borrowers or any of the Guarantors to the Administrative Agent or such other Creditor Party, such amount shall be applied ratably first to Obligations owed to the Creditor Party exercising such right of set off and pro rata to any other similarly situated Creditor Parties, and then to the Obligations owed all other Creditor Parties, including, without limitation, Reimbursement Obligations owed to the Issuing Bank or all Lenders, and (ii) if the Administrative Agent or such other Creditor Party shall receive from either Borrower or any Guarantor or any other source, whether by voluntary payment, exercise of the right of setoff, counterclaim, cross action, enforcement of the claim evidenced by this Credit Agreement in the name of, or constituting Reimbursement Obligations owed to, the Administrative Agent or such other Creditor Party by proceedings against a Borrower or a Guarantor at law or in equity or by proof thereof in bankruptcy, reorganization, liquidation, receivership or similar proceedings, or otherwise, and shall retain and apply to the payment of the Obligations owed to the Administrative Agent or such other Creditor Party any amount in excess of its ratable portion of the payments received by all of the Creditor Parties with respect to the debt evidenced hereby corresponding to all of the Creditor Parties, such Creditor Party will make such disposition and arrangements with the other Creditor Parties with respect to such excess, either by way of distribution, pro tanto assignment of claims, subrogation or otherwise as shall result in each Creditor Party receiving in respect of the debt evidenced hereby in its name or Reimbursement Obligations owed it, its proportionate payment as contemplated by this Credit Agreement; provided that if all or any part of such excess payment is thereafter recovered from such Creditor Party, such disposition and arrangements shall be rescinded and the amount restored to the extent of such recovery, but without interest. ANY AND ALL RIGHTS TO REQUIRE THE ADMINISTRATIVE AGENT TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO THE ADMINISTRATIVE AGENT OR ANY OTHER CREDITOR PARTY EXERCISING ANY RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF EITHER BORROWER OR ANY GUARANTOR ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.
13. THE ADMINISTRATIVE AGENT.
13.1 Authorization.
13.1.1 Authorization to Act. The Administrative Agent is authorized to take such action on behalf of each of the Creditor Parties and to exercise all such powers as are hereunder and under any of the other Loan Documents and any related documents delegated to the Administrative Agent, together with such powers as are reasonably incident thereto, including the authority, without the necessity of any notice to or further consent of the Creditor Parties, from time to time to take any action with respect to any Collateral or the Loan Documents which may be necessary to perfect, maintain perfected or insure the priority of the security interest in and liens upon the Collateral granted pursuant to the Loan Documents, and no duties or responsibilities not expressly assumed herein or therein shall be implied to have been assumed by the Administrative Agent.
13.1.2 Independent Contractor. The relationship between the Administrative Agent and each of the Creditor Parties is that of an independent contractor. The use of the term “Administrative Agent” is for convenience only and is used to describe, as a form of convention, the independent contractual relationship between the Administrative Agent and each of the Creditor Parties. Nothing contained in this Credit Agreement nor the other Loan Documents shall be construed to create an agency, trust or other fiduciary relationship between the Administrative Agent and any of the Creditor Parties.
13.1.3 Representative. As an independent contractor empowered by the Creditor Parties to exercise certain rights and perform certain duties and responsibilities hereunder and under the other Loan Documents, the Administrative Agent is nevertheless a “representative” of the Creditor Parties, as that term is defined in Article 1 of the Uniform Commercial Code, for purposes of actions for the benefit of the Creditor Parties and the

Administrative Agent with respect to all collateral security and guaranties contemplated by the Loan Documents. Such actions include the designation of the Administrative Agent as “secured party,” “pledgee” or the like on all financing statements and other documents and instruments, whether recorded or otherwise, relating to the attachment, perfection, priority or enforcement of any security interests, pledges, mortgages or deeds of trust in collateral security intended to secure the payment or performance of any of the Obligations, all for the benefit of the Creditor Parties and the Administrative Agent.
13.1.4 Regarding Collateral. The Administrative Agent is authorized and directed by the Creditor Parties to consent to any sale or other disposition of Collateral permitted to be sold or disposed of hereunder, and to release its liens on such Collateral, and the Administrative Agent is authorized to rely on a certification from the Borrowers that such sale or disposition is permitted hereunder.
13.2 Employees, Advisors and the Administrative Agent. The Administrative Agent may exercise its powers and execute its duties by or through employees or agents and shall be entitled to take, and to rely on, advice of counsel selected by it in the absence of gross negligence or willful misconduct, concerning all matters pertaining to its rights and duties under this Credit Agreement and the other Loan Documents. The Administrative Agent may utilize the services of such Persons as the Administrative Agent in its sole discretion may reasonably determine, and all reasonable fees and expenses of any such Persons shall be paid by the Borrowers pursuant to Section 14.
13.3 No Liability. Neither the Administrative Agent (in its capacity as Administrative Agent) nor any of its Related Parties nor any other Person assisting them in their duties nor any agent or employee thereof, shall be liable to any Creditor Party for any waiver, consent or approval given or any action taken, or omitted to be taken, in good faith by it or them hereunder or under any of the other Loan Documents, or in connection herewith or therewith, or be responsible for the consequences of any oversight or error of judgment whatsoever, except that the Administrative Agent or such other Person, as the case may be, may be liable for losses due to its willful misconduct or gross negligence. Each of the Issuing Bank and the Administrative Agent shall be fully justified in failing or refusing to take any action under this Credit Agreement unless it shall first have received such advice or concurrence of the Required Lenders as they reasonably deem appropriate or it shall first be indemnified to its reasonable satisfaction by the other Creditor Parties against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Issuing Bank and the Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Credit Agreement in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Creditor Parties and all future holders of a Commitment or of a Letter of Credit Participation.
13.4 No Representations.
13.4.1 General. The Administrative Agent shall not be responsible for the execution or validity or enforceability of this Credit Agreement, the Letters of Credit, any Notes, any of the other Loan Documents or any instrument at any time constituting, or intended to constitute, collateral security for any of the Obligations, or for the value of any such collateral security or for the validity, enforceability, or collectibility of any such amounts owing with respect to any of the Loan Documents, or for any recitals or statements, warranties or representations made herein or in any of the other Loan Documents or in any certificate or instrument hereafter furnished to it by or on behalf of the Borrowers, the Guarantors or any of their respective Subsidiaries, or be bound to ascertain or inquire as to the performance or observance of any of the terms, conditions, covenants or agreements herein or in any instrument at any time constituting, or intended to constitute, collateral security for any of the Loan Documents or to inspect any of the properties, books or records of the Borrowers, the Guarantors or any of their respective Subsidiaries. The Administrative Agent shall not be bound to ascertain whether any notice, consent, waiver or request delivered to it by the Borrowers or any Guarantor shall have been duly authorized or is true, accurate and complete so long as the Administrative Agent believes in good faith that any such notice, consent, waiver or request is genuine and has been signed, sent or made by the proper person. The Administrative Agent has not made nor does it now make any representations or warranties, express or implied, nor does it assume any liability to the Creditor Parties, with respect to the creditworthiness or financial conditions of the Borrowers, any Guarantor or any of their Subsidiaries. Each Creditor Party acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Creditor Party, and based upon such information and documents as it has deemed appropriate, made its own credit analysis and decision to enter into this Credit Agreement, the other Loan Documents and the transactions contemplated hereby.
13.4.2 Closing Documentation, Etc. For purposes of determining compliance with the conditions set forth in Section 7, each Creditor Party that has executed this Credit Agreement shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document and matter either sent, or made available, by the Administrative Agent to such Creditor Party for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to such Creditor Party.
13.5 Payments.
13.5.1 Payments to Administrative Agent. A payment by the Borrowers to the Administrative Agent hereunder or under any of the other Loan Documents for the account of any Creditor Party shall constitute a payment to such Creditor Party. The Administrative Agent agrees promptly to distribute to each Creditor Party such Creditor Party’s pro rata share of payments received by the Administrative Agent for the account of such Creditor Party except as otherwise expressly provided herein or in any of the other Loan Documents.
13.5.2 Distribution by Administrative Agent. If in the opinion of the Administrative Agent the distribution of any amount received by it in such capacity hereunder or under any of the other Loan Documents might expose it to any liability, it may refrain from making distribution until its right to make distribution shall have been adjudicated by a court of competent jurisdiction. If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Administrative Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to the Administrative Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.

13.5.3 Delinquent Lenders. Notwithstanding anything to the contrary contained in this Credit Agreement or any of the other Loan Documents, any Lender that fails (i) to make available to the Administrative Agent its pro rata share of any Revolving Loan or to pay any Letter of Credit Participation in accordance with the terms of this Credit Agreement or (ii) to comply with the provisions of Section 12 with respect to making dispositions and arrangements with the other Lenders, where such Lender’s share of any payment received, whether by setoff or otherwise, is in excess of its pro rata share of such payments due and payable to all of the Lenders, in each case as, when and to the full extent required by the provisions of this Credit Agreement, shall be deemed delinquent and shall be deemed a Delinquent Lender (a “Delinquent Lender”) until such time as such delinquency is satisfied. A Delinquent Lender shall be deemed to have assigned any and all payments due to it from the Borrowers, whether on account of any outstanding portion of the Loans, Unpaid Reimbursement Obligations, interest, fees or otherwise, to the remaining applicable non-delinquent Lenders for application to, and reduction of, their respective pro rata shares of all outstanding Loans and Unpaid Reimbursement Obligations. The Delinquent Lender hereby authorizes the Administrative Agent to distribute such payments to the applicable non-delinquent Lenders in proportion to their respective pro rata shares of all applicable outstanding Loans and Unpaid Reimbursement Obligations. A Delinquent Lender shall be deemed to have satisfied in full a delinquency when and if, as a result of application of the assigned payments to all applicable outstanding Loans and Unpaid Reimbursement Obligations of the non-delinquent Lenders, the Lenders’ respective pro rata shares of all outstanding Loans and Unpaid Reimbursement Obligations have returned to the respective Revolving Loan Commitment Percentages or Term Loan Commitment Percentages, as the case may be, of all the Lenders without giving effect to the nonpayment causing such delinquency.
13.5.4 Indemnity. The Lenders ratably agree hereby to indemnify and hold harmless the Administrative Agent and the Revolving Credit Lenders ratably agree hereby to indemnify and hold harmless the Issuing Bank, from and against any and all claims, actions and suits (whether groundless or otherwise), losses, damages, costs, expenses (including any expenses for which the Administrative Agent and/or the Issuing Bank have not been reimbursed by the Borrowers as required by Section 14 and indemnifications pursuant to Section 15), and liabilities of every nature and character arising out of or related to this Credit Agreement or any of the other Loan Documents or the transactions contemplated or evidenced hereby or thereby, or the Administrative Agent’s or the Issuing Bank’s actions taken hereunder or thereunder, except to the extent that any of the same shall be paid by or on behalf of the Borrowers or caused by the Administrative Agent’s or the Issuing Bank’s willful misconduct or gross negligence.
13.6 Administrative Agent as Lender and Issuing Bank. In its individual capacity, Bank of America shall have the same obligations and the same rights, powers and privileges in respect to its Commitment and the Loans made by it and as the purchaser of any Letter of Credit Participation as it would have were it not also the Administrative Agent or Issuing Bank.
13.7 Resignation. The Administrative Agent may resign at any time by giving sixty (60) days prior written notice thereof to the Creditor Parties and the Borrowers. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent. Unless an Event of Default shall have occurred and be continuing, such successor Administrative Agent shall be acceptable to the Borrowers; provided that the Borrowers shall not unreasonably withhold, condition or delay any such acceptance. If no successor Administrative Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Creditor Parties, appoint a successor Administrative Agent, which shall be a financial institution having a rating of not less than A by S&P or its equivalent by another nationally recognized rating agency. Unless an Event of Default shall have occurred and be continuing, such successor Administrative Agent shall be acceptable to the Borrowers; provided that the Borrowers shall not unreasonably withhold, condition or delay any such acceptance. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent’s resignation, the provisions of this Credit Agreement and the other Loan Documents shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent. Any resignation by Bank of America, as Administrative Agent pursuant to this Section shall also constitute its resignation as Issuing Bank. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank, and (b) the retiring Issuing Bank shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents, (c) the successor Issuing Bank shall issue letters of credit pursuant to the terms of this Credit Agreement and in substitution for Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to the Letters of Credit then outstanding or the obligation to issue New Letters of Credit.
13.8 Notification of Defaults. Each Creditor Party hereby agrees that, upon learning of the existence of a Default, it shall promptly notify the Administrative Agent thereof, whereupon the Administrative Agent will notify the other Creditor Parties of such Default. The Administrative Agent hereby agrees that upon receipt of any notice under this Section it shall promptly notify the other Creditor Parties of the existence of such Default.
13.9 Duties in the Case of Enforcement. In case one or more Events of Default have occurred and shall be continuing, and whether or not acceleration of the Obligations and the Maturity Dates shall have occurred, the Administrative Agent may if it so elects and, shall if (a) so requested by the Required Lenders and (b) the Lenders have provided to the Administrative Agent such additional indemnities and assurances against expenses and liabilities as the Administrative Agent may reasonably request, proceed to enforce the provisions of the Loan Documents authorizing the sale or other disposition of all or any part of the Collateral and exercise all or any such other legal and equitable and other rights or remedies as it may have in respect of such Collateral. The Required Lenders may direct the Administrative Agent in writing as to the method and the extent of any such sale or other disposition, the Lenders hereby agreeing to indemnify and hold the Administrative Agent harmless from all liabilities incurred in respect of all actions taken or omitted in accordance with such directions (other than with respect to such liabilities arising out of the Administrative Agent’s, but not the Required Lenders’, gross negligence or willful misconduct); provided that the Administrative Agent need not comply with any such direction to the extent that the Administrative Agent reasonably believes the Administrative Agent’s compliance with such direction to be unlawful or commercially unreasonable in any applicable jurisdiction.
13.10 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial, administrative or like proceeding or any assignment for the benefit of creditors relative to either Borrower, any Guarantor or any of the Pledged Entities, the Administrative Agent (irrespective of whether the principal of any outstanding portion of the Loans or Reimbursement Obligation shall then be due and payable as herein expressed or by declaration, by operation of the terms of Section 11.2.1, or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding, under any such assignment or otherwise:
(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of any portion of the Loans or Reimbursement Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Creditor Parties and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Creditor Parties and the Administrative Agent under Sections 5.6, 6.1, and 14) allowed in such proceeding or under any such assignment;
(b) at the direction of the Required Lenders to credit bid; and
(c) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same in accordance with the terms of this Credit Agreement.
Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding or under any such assignment is hereby authorized by each Creditor Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Creditor Parties, nevertheless to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 5.6, 6.1, and 14).
Nothing contained herein shall authorize the Administrative Agent to consent to or accept or adopt on behalf of any Creditor Party any plan of reorganization, arrangement, adjustment or composition affecting the Obligations owed to such Creditor Party or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding or under any such assignment.
14. EXPENSES.
The Borrowers agree to pay (i) the Administrative Agent (and, during the existence of an Event of Default, the Lenders) for the reasonable costs of producing and reproducing this Credit

Agreement, the other Loan Documents and the other agreements and instruments mentioned herein, including, without limitation, in connection with the consummation of the transactions contemplated by the Island Recapitalization, (ii) without duplication of any amounts paid by the Borrowers pursuant to Section 6.2, any Taxes (including any interest and penalties in respect thereto) payable by any of the Creditor Parties (other than Excluded Taxes) on or with respect to the transactions contemplated by this Credit Agreement (the Borrowers hereby agreeing to indemnify the Creditor Parties with respect thereto), (iii) the reasonable fees, expenses and disbursements of the Administrative Agent’s (and, during the existence of an Event of Default, the Lenders’) counsel or any local counsel to the Administrative Agent incurred in connection with the preparation, negotiation, execution, delivery, administration or interpretation of the Loan Documents and other instruments mentioned herein, each closing hereunder, amendments, modifications, restatements, approvals, consents or waivers hereto or hereunder, and proposed amendments, modifications, restatements, approvals, consents or waivers hereto or hereunder, (iv) the reasonable fees, expenses and disbursements of the Administrative Agent incurred by the Administrative Agent in connection with the preparation and syndication of the Loan Documents and other instruments mentioned herein, including, without limitation, collateral examination, reasonable legal fees, appraisal expenses and environmental audits, (v) the reasonable fees, expenses and disbursements of the Administrative Agent incurred by the Administrative Agent in connection with the administration or interpretation of the Loan Documents and other instruments mentioned herein, including, without limitation, collateral examination and appraisal expenses, (vi) all reasonable fees, expenses and disbursements (including without limitation reasonable attorneys’ fees and costs and reasonable consulting, accounting, appraisal, investment banking and similar professional fees and charges) incurred by any of the Creditor Parties in connection with (A) the enforcement of or preservation of rights under any of the Loan Documents against any of the Guarantors, the Borrowers or any of their respective Subsidiaries or the administration thereof during the continuance of an Event of Default, and (B) any litigation, proceeding or dispute whether arising hereunder or otherwise, in any way related to any Creditor Party’s relationship with any of the Borrowers, the Guarantors, or any of their respective Subsidiaries, unless such Creditor Party is conclusively determined by a final order of a court of competent jurisdiction to have breached its obligations hereunder, (vii) any reasonable and customary fees, costs, expenses and bank charges, including bank charges for returned checks, incurred by any of the Creditor Parties or any of their Affiliates in establishing, maintaining or handling of any accounts for the collection, application or disposition of any of the Collateral, and (viii) all reasonable fees, expenses and disbursements of the Administrative Agent (and, during the existence of an Event of Default, the Lenders) incurred in connection with UCC searches, and UCC filings. The Borrowers and the Guarantors authorize the Administrative Agent (or, with the consent of the Administrative Agent, any other Creditor Party to debit any account maintained by either Borrower or a Guarantor, with the Administrative Agent or such Creditor Party or with any of their Affiliates, in payment of amounts due hereunder. The covenants of this Section shall survive payment or satisfaction of all other Obligations.
15. INDEMNIFICATION.
The Borrowers and the Guarantors agree jointly and severally to indemnify and hold harmless the Creditor Parties together with each of their Affiliates and their Related Parties, from and against any and all claims, actions and suits whether groundless or otherwise, and from and against any and all liabilities, losses, damages and expenses of every nature and character arising out of this Credit Agreement or any of the other Loan Documents or the transactions contemplated hereby, including, without limitation, (i) any actual or proposed use by the Borrowers or any of their Subsidiaries of the proceeds of any portion of the Loans or Letters of Credit, (ii) the reversal or withdrawal of any provisional credits granted by any Creditor Party, or any of their Affiliates upon the transfer of funds from bank agency or lock box accounts or in connection with the provisional honoring of checks or other items, (iii) the Borrowers, the Guarantors or any of their respective Subsidiaries entering into or performing this Credit Agreement or any of the other Loan Documents, (iv) any actual or alleged infringement of any patent, copyright, trademark, service mark or similar right of the Borrowers, the Guarantors or any of their respective Subsidiaries, or (v) with respect to the Borrowers, the Guarantors and their respective Subsidiaries and their respective properties and assets, the violation of any environmental law, the presence, disposal, escape, seepage, leakage, spillage, discharge, emission, release or threatened release of any hazardous substances or any action, suit, proceeding or investigation brought or threatened with respect to any hazardous substances (including, but not limited to, claims with respect to wrongful death, personal injury or damage to property), in each case including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent (and, to the extent that the interests of a Lender materially differ from those of the Administrative Agent in connection with such case, or during the existence of an Event of Default, the reasonable fees and disbursements of counsel to such Lender) incurred in connection with any such event, circumstances, investigation, litigation or other proceeding, provided, however, that the Borrowers and Guarantors shall not be liable to the Creditor Parties, any of their Affiliates or any of their Related Parties for any of the foregoing to the extent that they arise from such Person’s gross negligence or willful misconduct as determined by final order of a court of competent jurisdiction. In litigation, or the preparation therefor, the Administrative Agent (and, during the existence of an Event of Default, the Lenders) shall be entitled to select its own (or their own respective) counsel and, in addition to the foregoing indemnity, the Borrowers and Guarantors agree to pay promptly the reasonable fees and expenses of such counsel. If and to the extent that the obligations of either Borrower or any Guarantor under this Section are unenforceable for any reason, the Borrowers and Guarantors hereby jointly and severally agree to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable law. The covenants contained in this Section shall survive payment or satisfaction in full of all other Obligations. Each of the Creditors Parties agree to promptly notify the Borrowers of any such claim, action, suit, liability, loss, damage or expense after becoming aware of the same; provided that the failure to provide such notice shall not affect the Borrowers’ and Guarantors’ obligations under this Section.
16. SURVIVAL OF COVENANTS, JOINT AND SEVERAL OBLIGATIONS, ETC.
16.1 Survival. All covenants, agreements, representations and warranties made herein, in any of the other Loan Documents or in any documents or other papers delivered by or on behalf of the Borrowers, the Guarantors or any of their respective Subsidiaries pursuant hereto shall be deemed to have been relied upon by the Creditor Parties, notwithstanding any investigation heretofore or hereafter made by any of them, and shall survive the making of any portion of the Loans and the issuance, extension or renewal of any Letters of Credit, as herein contemplated, and shall continue in full force and effect so long as any Letter of Credit or any

Obligation due under this Credit Agreement or any of the other Loan Documents remains outstanding or any obligation to make any Loans or any obligation to extend or renew any Existing Letter of Credit or issue any New Letter of Credit, and for such further time as may be otherwise expressly specified in this Credit Agreement.
16.2 Joint and Several Obligations. All of the Obligations shall be the individual, as well as the joint and several, obligation, responsibility, commitment and liability of each of the Borrowers and the Guarantors. Regardless of the payment in full of the Obligations and termination of all Commitments of the Lenders if, after the payment in full of the Obligations, any portion of such payments to the Administrative Agent or any other Creditor Party is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then the Obligations and all liens, rights and remedies therefor or relating thereto shall be reinstated to the extent of such invalidation, declaration, set aside or repayment, and the Borrowers and the Guarantors shall continue to be jointly and severally liable for such reinstated Obligations as if such Obligations had not been paid.
16.3 Maximum Amount. Anything contained in this Credit Agreement or the other Loan Documents to the contrary notwithstanding, the amount of the Obligations payable by each Borrower under this Credit Agreement or the other Loan Documents shall be the aggregate amount of the Obligations unless a court of competent jurisdiction adjudicates such Borrower’s Obligations under this Credit Agreement and the other Loan Documents (or the amount thereof) to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers), in which case the amount of the Obligations payable by such Borrower hereunder or thereunder shall be limited to the maximum amount that could be incurred by such Borrower without rendering such Borrower’s obligations under this Credit Agreement and the other Loan Documents invalid or unenforceable under such applicable law.
17. ASSIGNMENT AND PARTICIPATION.
17.1 General Conditions. The provisions of this Credit Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither Borrower nor any of the Guarantors may assign or otherwise transfer any of their respective rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (a) to an Eligible Assignee in accordance with the provisions of Section 17.2, (b) by way of participation in accordance with the provisions of Section 17.4 or (c) by way of pledge or assignment of a security interest subject to the restrictions of Section 17.6 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Credit Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 17.4 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Credit Agreement or any of the other Loan Documents.

17.2 Assignments. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Credit Agreement (including all or a portion of its Revolving Loan Commitment or Term Loan Commitment, and the Loans at the time owing to it); provided that:
17.2.1 Minimum Assignments. Subject to the terms of Section 17.2.5, any assignment of any Revolving Loan Commitment shall be for the entire amount of such assignor’s Revolving Loan Commitment or for a minimum amount of such Revolving Loan Commitment equal to $5,000,000 plus a whole multiple of $1,000,000 in excess thereof; and any assignment of any Term Loans shall be for the entire amount of such assignor’s Term Loans or for a minimum amount of such Term Loans equal to $5,000,000; provided, however, that the foregoing minimum amounts shall not apply to any assignment to another Lender or to a Lender’s Affiliate or Approved Fund (provided further, however, that the aggregate Commitments held by any particular Lender and its Affiliates and its Approved Funds shall satisfy the foregoing minimum amounts).
17.2.2 Deliverables. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance substantially in the form and content of Exhibit 17.2.2 (an “Assignment and Acceptance”), together with a processing and recordation fee of $3,500, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in such substance and form, and providing such information, as the Administrative Agent may require from time to time, provided, however, that only one such processing and recordation fee will be charged in connection with the simultaneous assignment by a single Lender to more than one of its Approved Funds.
17.2.3 Joinder. Subject to acceptance and registration thereof by the Administrative Agent pursuant to Section 17.3, from and after the effective date specified in each Assignment and Acceptance, the Eligible Assignee thereunder shall be a party to this Credit Agreement and, to the extent of the interest assigned by such Assignment and Acceptance have the rights and obligations of a Lender under this Credit Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations as such under this Credit Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Person’s rights and obligations under this Credit Agreement, such Person shall cease to be a party hereto) but shall continue to be entitled to the benefits of (i) Sections 6.2, 6.6, 6.7, 6.8 and 6.11 with respect to facts and circumstances occurring prior to the effective date of such assignment and (ii) Section 15 notwithstanding such assignment. Any assignment or transfer by a Lender of rights or obligations under this Credit Agreement that does not comply with this paragraph shall be treated for purposes of this Credit Agreement as a sale by such Person of a participation in such rights and obligations in accordance with Section 17.4.
17.2.4 No Incremental Cost to Borrowers. The Borrowers shall bear no incremental cost or expense arising out of or relating to any assignment contemplated by this Section 17.

17.2.5 Pro Rata Assignments. Any assignment hereunder by any Lender shall consist of a proportional assignment of such Lender’s Revolving Loan Commitment and Term Loan Commitment, unless an Event of Default has occurred and is then continuing.
17.2.6 Required Consents. Assignments hereunder by any Lender shall require the following consents:
(a) the consent of the Borrowers (such consents not to be unreasonably withheld, conditioned or delayed; provided that the Creditor Parties acknowledge and agree that it shall not be unreasonable for the Borrowers to withhold their approval of any competitor of any Borrower) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment, or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; and
(b) the consent of the Administrative Agent and the Issuing Bank (such consents not to be unreasonably withheld, conditioned or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund.
17.2.7 No Assignment to Natural Persons. No such assignment shall be made to a natural person.
17.2.8 No Assignment to Borrowers. No such assignment shall be made to either Borrower or to any of their Subsidiaries or Affiliates.
17.3 Register; Accounts. The Administrative Agent will maintain at the Administrative Agent’s Office a copy of each Assignment and Acceptance delivered to it, and Schedule 2 as a register for the recordation of the names and addresses of the Lenders and the Issuing Bank, and the Commitments and Commitment Percentages of each Lender. The Administrative Agent will also maintain accounts reflecting principal amounts of the Revolving Loans and Term Loan owing to each Lender pursuant to the terms hereof from time to time, payments made on such Loans and other appropriate debits and credits (the “Revolving Loan Account” and the “Term Loan Account,” respectively and, collectively with Schedule 2, the “Register”). The Administrative Agent may unilaterally, from time to time, revise the Register so as to update the information set forth thereon (including, without limitation, as a result of any reductions of Commitments pursuant to Section 2.4, as well as arising out of the execution and delivery of any Assignment and Acceptance); and the entries in the Register shall be conclusive absent manifest error. The Borrowers, the Guarantors, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded as a Lender in the Register  pursuant to the terms hereof as a Lender hereunder for all purposes of this Credit Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
17.4 Participations. Any Lender may at any time, without the consent of, or notice to, either Borrower, any Guarantor, or any of the other Creditor Parties, sell participations to any Person (other than the Borrowers or any of the Borrowers’ Affiliates or Subsidiaries, or a natural person) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Credit Agreement (including all or a portion of its Commitments and/or the Loans owing to it); provided that (a) such Lender’s obligations under this Credit Agreement shall remain unchanged, (b) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (c) no Participant shall have any right to direct the vote of such Lender with respect to any matter requiring the vote or approval of the Required Lenders, and (d) the Borrowers, the Guarantors and the other Creditor Parties shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Credit Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Credit Agreement and to approve any amendment, modification or waiver of any provision of this Credit Agreement in accordance with the terms of this Credit Agreement; provided that such agreement or instrument may provide that, solely as between such Lender and the Participant, such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that would reduce the principal of or the interest rate on any portion of the Loans, extend the term or increase the amount of the Commitment of such Lender as it relates to such Participant, reduce the amount of the Unused Facility Fee or Letter of Credit Fees to which such Participant is entitled or extend any regularly scheduled payment date for principal or interest. Subject to Section 17.5, the Borrowers and the Guarantors agree that each Participant shall be entitled to the benefits of Sections 6.2, 6.6, 6.7, 6.8 and 6.11 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 17.2. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12 as though it were a Lender, provided such Participant agrees to be subject to Section 12 as though it were a Lender.
17.5 Payments to Participants. A Participant shall not be entitled to receive any greater payment under Sections 6.2, 6.6, 6.7, 6.8 and 6.11 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant.
17.6 Miscellaneous Assignment Provisions. A Lender may at any time grant a security interest in all or any portion of its rights under this Credit Agreement to secure obligations of such Lender, including without limitation (a) any pledge or assignment to secure obligations to any of the twelve Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. §341 and (b) with respect to any Lender that is a Fund, to any lender or any trustee for, or any other representative of, holders of obligations owed or securities issued by such Fund as security for such obligations or securities or any institutional custodian for such Fund or for such lender; provided that no such grant shall release such Lender from any of its obligations hereunder, provide any voting rights hereunder to the secured party thereof, substitute any such secured party for such Lender as a party hereto or affect any rights or obligations of either Borrower, any Guarantor, the Administrative Agent or the Issuing Bank hereunder.
17.7 Recordation in Register. Upon its receipt of an Assignment and Acceptance executed by the parties to such assignment, together with a copy of any Note subject to such assignment, the Administrative Agent will (a) record the information contained therein in the Register, and (b) give prompt notice thereof to the Borrowers and the other Creditor Parties by issuance of an updated Schedule 2.

18. NOTICES, ETC.
Except as otherwise expressly provided in this Credit Agreement, all notices and other communications made or required to be given pursuant to this Credit Agreement shall be in writing and shall be (i) delivered in hand, (ii) mailed by United States registered or certified first class mail, postage prepaid, (iii) sent by overnight courier, or (iv) sent by facsimile or email, addressed as follows:
(a) if to the Borrower, any Guarantor or any Pledged Entity, to the address and with the copy described on Schedule 3;
(b) if to the Administrative Agent, to the address and with the copy described on Schedule 3; and
(c) if to the Issuing Bank or a Lender, at the Issuing Bank’s or such Lender’s address for its Domestic Lending Office set forth on Schedule 2 hereto;
or, in each case, to such other address for notice as such party shall have last furnished in writing to the Person giving the notice.
Any such notice or demand shall be deemed to have been duly given or made and to have become effective (i) if delivered by hand, overnight courier, email or facsimile, at the time of the receipt thereof or the sending of such email or facsimile, and (ii) if sent by registered or certified first-class mail, postage prepaid, on the third Business Day following the mailing thereof.
19. GOVERNING LAW; JURISDICTION; VENUE.
THIS CREDIT AGREEMENT AND, EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED THEREIN, EACH OF THE OTHER LOAN DOCUMENTS ARE CONTRACTS UNDER THE LAWS OF THE STATE OF NEW YORK AND SHALL FOR ALL PURPOSES BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF SAID STATE OF NEW YORK (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW BUT INCLUDING AND GIVING EFFECT TO SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW). EACH OF THE PARTIES HERETO AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS CREDIT AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE COMMONWEALTH OF MASSACHUSETTS, THE STATE OF NEW YORK, OR ANY FEDERAL COURT SITTING THEREIN, AND CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURTS AND SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON SUCH PARTY BY MAIL AT THE ADDRESS SPECIFIED IN SECTION 18. EACH PARTY HERETO HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT.

20. HEADINGS.
The captions in this Credit Agreement are for convenience of reference only and shall not define or limit the provisions hereof.
21. COUNTERPARTS.
This Credit Agreement and any amendment, modification or restatement hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when executed and delivered shall be an original, and all of which together shall constitute one instrument. In proving this Credit Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought. Delivery by facsimile, email or by other electronic method of transmission by any of the parties hereto of an executed counterpart hereof or of any amendment, waiver or restatement hereto shall be as effective as an original executed counterpart hereof or of such amendment, waiver or restatement and shall be considered a representation that an original executed counterpart hereof or such amendment, waiver or restatement as the case may be, will be delivered.
22. ENTIRE AGREEMENT, ETC.
22.1 Entire Agreement. The Loan Documents are intended by the parties as the final, complete and exclusive statement of the transactions evidenced by the Loan Documents. All prior or contemporaneous promises, agreements and understandings, whether oral or written, are deemed to be superseded by the Loan Documents, and no party is relying on any promise, agreement or understanding not set forth in the Loan Documents.
22.2 Additional Guarantors and Pledged Entities. The Administrative Agent and CHC may from time to time, without any action of any other Lender, Borrower or Guarantor, revise Schedule 1 so as to reflect the addition or removal of Persons from the definition of Guarantors and Pledged Entities. Such revised Schedule 1 provided by the Administrative Agent and CHC from time to time shall be conclusively presumed to be true, accurate correct, and binding upon all of the parties hereto, in the absence of manifest error.
23. CONSENTS, AMENDMENTS, WAIVERS, ETC.
23.1 General Rule. Any consent or approval required or permitted by this Credit Agreement to be given by all of the Lenders may be given, and any term of this Credit Agreement, the other Loan Documents or any other instrument related hereto or mentioned herein may be amended, and the performance or observance by either Borrower, any of the Guarantors or any of their respective Subsidiaries of any terms of this Credit Agreement, the other Loan Documents or such other instrument or the continuance of any Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Required Lenders. Notwithstanding the foregoing, no consent, approval, amendment, modification or waiver shall:
23.1.1 Affected Lenders. Without the written consent of each Borrower, each Guarantor and each Lender directly affected thereby:

(a) reduce or forgive the principal amount of any portion of the Loans or Reimbursement Obligations, or reduce the rate of interest on any portion of the Loans or the amount of the Unused Facility Fee or Letter of Credit Fees (other than interest accruing pursuant to Section 6.12 following the effective date of any waiver by the Required Lenders of the Event of Default relating thereto);
(b) increase the amount of the Total Commitment or any Lender’s Revolving Loan Commitment or Term Loan Commitment (except upon an assignment in accordance with the terms of Section 17) or extend the expiration date of the Total Commitment or any Lender’s Revolving Loan Commitment or Term Loan Commitment;
(c) postpone or extend either the Revolver Maturity Date or the Term Loan Maturity Date or any other regularly scheduled dates for payments of principal of, or interest on, any portion of the Loans or Reimbursement Obligations or any fees or other amounts payable to such Lender or waive any Event of Default relating thereto (it being understood that (i) a waiver of the application of the Default Rate, (ii) any vote to accelerate or to rescind any acceleration made pursuant to Section 11.2.1 of amounts owing with respect to any portion of the Loans and other Obligations and (iii) any modifications of the provisions relating to amounts or timing of prepayments of portion of the Loans and other Obligations shall require only the approval of the Required Lenders);
(d) release the Borrowers from any Obligations consisting of principal, interest, fees, reimbursement obligations, expenses, or indemnities, release all or substantially all of the Collateral or release all or substantially all of the Guarantors from their guaranty obligations under the Guaranties (excluding, if either Borrower, any Guarantor or any of their Subsidiaries becomes a debtor under the Bankruptcy Code, the release of “cash collateral,” as defined in Section 363(a) of the Bankruptcy Code pursuant to a cash collateral stipulation with the debtor approved by the Required Lenders); provided, however, that the release or sale of Collateral in connection with (i) an exercise of remedies or (ii) credit bidding of the Obligations shall require only the consent of the Required Lenders; and
(e) amend any provision of this Credit Agreement calling for the pro rata application of funds to any Creditor Parties;
For the avoidance of doubt, sales or other dispositions of Collateral that are not prohibited, or are expressly permitted, pursuant to the terms of Section 10.5 shall not require consent from the Administrative Agent or from any Lender, and the Administrative Agent shall be permitted to, and shall upon any such permitted sale or other disposition, release its lien on such Collateral in order to permit the applicable Borrower or Guarantor to effect such sale or other disposition. Additionally, notwithstanding the foregoing provisions of this Section 23.1.1, the sale of all or a material asset of a Line of Business (but less than all or substantially all of the Collateral) shall not require the consent of more than the Required Lenders.
23.1.2 All Lenders. Without the written consent of all of the Lenders, (a) amend or waive Section 23.1 (other than Sections 23.1.3 and 23.1.4), 23.2 or 23.3 or the definition of Required Lenders, (b) permit an assignment of any rights hereunder by either Borrower, (c) amend or waive Section 11.4;

23.1.3 Administrative Agent and Issuing Bank. Without the written consent of the Administrative Agent, and, to the extent affected thereby, the Issuing Bank, amend or waive Section 5 or Section 13, the amount or time of payment of any Letter of Credit Fees payable for the Administrative Agent’s or the Issuing Bank’s account or any other provision applicable to the Administrative Agent or the Issuing Bank; or
23.1.4 Upon Change in Administrative Agent or Issuing Bank. In the event of any change in the Person acting as the Administrative Agent or the Issuing Bank hereunder, without the written consent of the Person formerly acting as such, amend or waive any provision of this Credit Agreement accruing to the benefit of such Person in respect of all actions taken or omitted to be taken by either of them prior to such change.
23.2 Waivers. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon. No course of dealing or delay or omission on the part of the Administrative Agent, the Issuing Bank or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. No notice to or demand upon the Borrowers or any Guarantor shall entitle such Person to other or further notice or demand in similar or other circumstances.
23.3 Reasonable Cooperation by Creditor Parties. If and to the extent that the written consent of the Required Lenders, all of the Lenders or the Issuing Bank, respectively, is required to take any of the actions contemplated by this Section, and the Administrative Agent has given such consent, none of the other Creditor Parties entitled to give or withhold their consent shall unreasonably withhold, condition or delay its decision regarding the giving of any such consent.
24. SEVERABILITY.
The provisions of this Credit Agreement are severable and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction under particular circumstances, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction and under such circumstances, and shall not in any manner affect such clause or provision in any other jurisdiction or other circumstances, or any other clause or provision of this Credit Agreement in any jurisdiction. The parties agree that they will negotiate in good faith to replace any provision hereof so held invalid or unenforceable with a valid provision which is as similar as possible to the invalid or unenforceable provision.
25. CONFIDENTIALITY.
25.1 Confidentiality. During such period as any portion of the Loans remains outstanding and is not then due and payable and any of the Commitments remain in effect, and for six months thereafter (and twelve months with respect to proprietary information of CFin disclosed hereunder), each of the Creditor Parties agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Affiliates’ respective Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), to the extent utilized for the administration of the

Obligations and the Loan Documents, including, without limitation, the assignment, participation or exercise of remedies with respect thereto, (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) to the extent required to exercise any remedies hereunder or under any other Loan Document or to take any action or proceeding relating to this Credit Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Credit Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to either Borrower or a Guarantor and their respective Obligations, (g) with the consent of CHC or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to any Creditor Party or any of their respective Affiliates on a nonconfidential basis from a source other than a Borrower (provided, however, with respect to this clause (ii), the Creditor Parties acknowledge that they are each subject to the confidentiality provisions of this Section 25 and that, accordingly, they will each view any disclosures of any Information they receive from another Creditor Party to be provided on a confidential basis under the terms of this Section 25 unless they have a reasonable basis to believe in a particular instance that such Information is being provided on a nonconfidential basis by such Creditor Party).
25.2 Definition of Information. For purposes of this Section, “Information” means all confidential information received from either Borrower or any Guarantor relating to either Borrower, any Guarantor or any Pledged Entity or any of their respective businesses, other than any such information that is available to any Creditor Party or an Affiliate of such Creditor Party on a nonconfidential basis prior to disclosure by either Borrower, any Guarantor or any Pledged Entity, or subsequently becomes available on such basis. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
25.3 Compliance Standard. Each of the Creditor Parties acknowledges that (a) the Information may include material non-public information concerning the Borrowers, the Guarantors, and their Subsidiaries, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable law, including federal and state securities laws. To the extent practicable and possible in compliance with applicable law, regulation, proceeding or court order, each of the Creditor Parties shall, prior to disclosure thereof, notify the Borrowers of any request for disclosure of any such non-public information by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of such Creditor Party by such governmental agency) or pursuant to legal process.
25.4 Intralinks and Public Lenders. The Borrowers and the Guarantors hereby acknowledge that (a) the Administrative Agent will make available to the other Creditor Parties materials and/or information provided by or on behalf of the Borrowers and the Guarantors hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrowers or their securities) (each, a “Public Lender”). The Borrowers and the Guarantors hereby agree that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrowers and the Guarantors shall be deemed to have authorized the Creditor Parties to treat such Borrower Materials as not containing any material non-public information with respect to the Borrowers and the Guarantors or their securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in this Section); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”
26. USA PATRIOT ACT.
Each Creditor Party hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of the Borrowers and other information that will allow such Creditor Party to identify the Borrowers in accordance with the Act.
27. NO ADVISORY OR FIDUCIARY RESPONSIBILITY.
In connection with all aspects of each transaction contemplated hereby, the Borrowers and the Guarantors acknowledge and agree, and acknowledge the understanding of each Person included in the Centerline Group, that: (i) the Loans provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver, restatement or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrowers, the Guarantors and their respective Affiliates, on the one hand, and the Administrative Agent, on the other hand, and the Borrowers and the Guarantors are each capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver, restatement or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the Administrative Agent is and has been acting solely as a principal and is not the agent, fiduciary, or financial advisor for the Borrowers, the Guarantors or any of their respective stockholders, creditors or employees, any other Person in the Centerline Group or any other Person; (iii) the Administrative Agent has not assumed or will not assume an agency, fiduciary, or advisory responsibility in favor of the Borrowers or any Guarantor, or any other Person in the Centerline Group, with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, restatement, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Administrative Agent has advised or is currently advising either Borrower, any Guarantor or any other Person in the Centerline Group on other matters) and the

Administrative Agent has no obligation to either Borrower, any Guarantor or any other Person in the Centerline Group with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Administrative Agent and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers, the Guarantors or other Persons in the Centerline Group, and the Administrative Agent has no obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Administrative Agent has not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver, restatement or other modification hereof or of any other Loan Document) and the Borrowers and the Guarantors have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate. Each of the Borrowers and the Guarantors hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent with respect to any breach or alleged breach of agency or fiduciary duty.
28. DESIGNATION OF PERMITTED LIENS.
The designation of a Lien as a Permitted Lien is not, and shall not be deemed to be, an acknowledgment by any Creditor Party to any Person that the Lien shall have priority over any Lien of the Administrative Agent granted in any Loan Document for the benefit of the other Creditor Parties.
29. WAIVER OF JURY TRIAL.
EACH PARTY HERETO MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM BASED HEREON ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS CREDIT AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY, INCLUDING ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS OR ACTIONS OF THE ADMINISTRATIVE AGENT OR ANY LENDER RELATING TO THE ADMINISTRATION OF THE LOANS OR ENFORCEMENT OF THE LOAN DOCUMENTS, ARISING UNDER CONTRACT, TORT, STRICT LIABILITY OR ANY OTHER LAW OR AT EQUITY, AND AGREES THAT IT WILL NOT SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. Except as prohibited by law, each party hereto hereby waives any right it may have to claim or recover in any litigation referred to in the preceding sentence any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages. Each Borrower and each Guarantor (i) certifies that no representative, agent or attorney of any Creditor Party has represented, expressly or otherwise, that such Creditor Party would not, in the event of litigation, seek to enforce the foregoing waivers and (ii) acknowledges that this waiver constitutes a material inducement for the Creditor Parties to execute this Credit Agreement and make the Loans and issue Letters of Credit.

30. RELEASE.
30.1 Waiver of Defaults under the Original Agreement. Each of the Creditor Parties hereby acknowledges and agrees that upon the effectiveness of this Credit Agreement pursuant to Section 7 hereof, any Defaults (as defined in the Original Agreement) under the Original Agreement are hereby waived; provided that such waiver shall not impair the rights and remedies of the Creditor Parties pursuant to this Agreement on account of any Default hereunder, including, without limitation, any such Default arising pursuant to the same facts and circumstances as any Default (as defined in the Original Agreement) which has been waived pursuant to this Section 30.1.
30.2 Waiver of any Claims Against Creditor Parties.
(a) The Borrowers and the Guarantors acknowledge and agree that, as of the date hereof: (i) none of the Borrowers or Guarantors have any claim or cause of action against the Administrative Agent, the Issuing Bank or the Lenders arising out of, under or in any way relating to the Original Agreement or the Loan Documents (as defined in the Original Agreement), any documents, instruments, agreements, dealings or other matters in connection with such Loan Documents, the transactions contemplated by such Loan Documents, or any actions taken or not taken by the Administrative Agent or the Lenders in connection therewith; (ii) none of the Borrowers or the Guarantors have any offset rights, counterclaims or defenses of any kind against payment and performance of the obligations under such Loan Documents; and (iii) the Administrative Agent and the Lenders have heretofore properly performed and satisfied in a timely manner all of their obligations to the Borrowers and the Guarantors under such Loan Documents.
(b) In consideration of the execution and delivery by the Administrative Agent, the Issuing Bank and the Lenders herein, the Borrowers and the Guarantors agree to eliminate any possibility that any past conditions, acts, omission, events, circumstances or matters would impair or otherwise adversely affect any of the rights, interests, contracts, collateral security or rights and remedies of the Administrative Agent, the Issuing Bank or the Lenders under the Loan Documents (for the avoidance of doubt, as defined in this Credit Agreement). Therefore, each of the Borrowers and the Guarantors, on their own behalf and on behalf of each of their respective Subsidiaries, successors and assigns, hereby waives, releases and discharges the Administrative Agent, the Issuing Bank and the Lenders, from any and all claims, demands, actions or causes of action on or before the date hereof and arising out of, under or in any way relating to such Loan Documents (including this Credit Agreement), any documents instruments, agreements, dealings or other matters connected with such Loan Documents, the transactions contemplated by such Loan Documents or any actions taken or not taken by the Administrative Agent, the Issuing Bank or the Lenders in connection therewith, including, without limitation, all matters, claims, transactions or things occurring on or prior to the date hereof. The waivers, releases and discharges in this paragraph shall be effective regardless of any other event that may occur or not occur prior to, or on or after the date hereof.

[Signatures Appear on Next Page]

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be executed by their authorized officers all as of the day and year first above written.

BORROWERS: CENTERLINE HOLDING COMPANY
By:	/s/ Marc D. Schnitzer
	Name:	Marc D. Schnitzer
	Title:	Chief Executive Officer and President

CENTERLINE CAPITAL GROUP INC.
By:	/s/ Marc D. Schnitzer
	Name:	Marc D. Schnitzer
	Title:	Chief Executive Officer

GUARANTORS: CENTERLINE INVESTOR LP LLC
By:	/s/ Marc D. Schnitzer
	Name:	Marc D. Schnitzer
	Title:	Chief Executive Officer and President

CENTERLINE INVESTOR LP II LLC
By:	/s/ Marc D. Schnitzer
	Name:	Marc D. Schnitzer
	Title:	Chief Executive Officer and President

CENTERLINE INVESTOR LP III LLC
By:	/s/ Marc D. Schnitzer
	Name:	Marc D. Schnitzer
	Title:	Chief Executive Officer and President
[Signatures Continue on Next Page]

Signature Page to Second Amended and Restated Revolving Credit and Term Loan Agreement

CENTERLINE CAPITAL COMPANY LLC
By:	/s/ Marc D. Schnitzer
	Name:	Marc D. Schnitzer
	Title:	Chief Executive Officer and President

CENTERLINE AFFORDABLE HOUSING ADVISORS LLC
By:	/s/ Marc D. Schnitzer
	Name:	Marc D. Schnitzer
	Title:	Chief Executive Officer and President

CENTERLINE HOLDING TRUST
By:	/s/ Marc D. Schnitzer
	Name:	Marc D. Schnitzer
	Title:	Chief Executive Officer and President

CENTERLINE HOLDING TRUST II
By:	/s/ Marc D. Schnitzer
	Name:	Marc D. Schnitzer
	Title:	Chief Executive Officer and President

CENTERLINE FINANCE CORPORATION
By:	/s/ Marc D. Schnitzer
	Name:	Marc D. Schnitzer
	Title:	Chief Executive Officer and President
 [Signatures Continue on Next Page]

Signature Page to Second Amended and Restated Revolving Credit and Term Loan Agreement

CENTERLINE CREDIT MANAGEMENT LLC
By:	/s/ Marc D. Schnitzer
	Name:	Marc D. Schnitzer
	Title:	Chief Executive Officer and President

CM INVESTOR LLC
By:	/s/ Marc D. Schnitzer
	Name:	Marc D. Schnitzer
	Title:	Chief Executive Officer and President

CENTERLINE MANAGER LLC
By:	/s/ Marc D. Schnitzer
	Name:	Marc D. Schnitzer
	Title:	Chief Executive Officer
[Signatures Continue on Next Page]

Signature Page to Second Amended and Restated Revolving Credit and Term Loan Agreement

ADMINISTRATIVE AGENT AND LENDERS: BANK OF AMERICA, N.A., as the Administrative Agent, as the Issuing Bank, and as a Lender
By:	/s/ John F. Simon
	Name:	John F. Simon
	Title:	SVP

CITICORP USA, INC., as a Lender
By:	/s/ Lu Shi
	Name:	Lu Shi
	Title:	Vice President

COMERICA BANK, as a Lender
By:	/s/ Sarah R. Miller
	Name:	Sarah R. Miller
	Title:	Vice President

MLBUSA COMMUNITY DEVELOPMENT CORP., as a Lender
By:	/s/ John F. Simon
	Name:	John F. Simon
	Title:	Authorized Signatory

MORGAN STANLEY BANK, as a Lender
By:	/s/ Todd Vannucci
	Name:	Todd Vannucci
	Title:	Managing Director

CIBC INC., as a Lender
By:	/s/ Charles D. Mulkeen
	Name:	Charles D. Mulkeen
	Title:	Authorized Signatory

Signature Page to Second Amended and Restated Revolving Credit and Term Loan Agreement